As Filed with the Securities and Exchange Commission on April 21, 2010.
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REVLON CONSUMER PRODUCTS CORPORATION
*And the Guarantors listed below
(Exact name of registrant as specified in its charter)

Delaware	2844	13-3662953
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
237 Park Avenue
New York, New York 10017
(212) 824-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert K. Kretzman, Esq.
Executive Vice President, Human Resources, Chief Legal Officer and General Counsel
Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
(212) 527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price(1)	Fee
9 3/4% Senior Secured Notes due 2015	$330,000,000	100%	$330,000,000	$23,529
Guarantees relating to the 9 3/4% Senior Secured Notes due 2015	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Names of Additional Registrants*	Formation	Code Number	Number

Revlon, Inc.	Delaware	2844	13-3662955
Almay, Inc.	Delaware	2844	13-3721920
Charles of the Ritz Group Ltd.	Delaware	2844	22-2813207
Charles Revson Inc.	New York	2844	13-2577534
Cosmetics & More Inc.	Delaware	2844	22-3697113
North America Revsale Inc.	New York	2844	13-1953730
PPI Two Corporation	Delaware	2844	13-3298307
Revlon Consumer Corp.	Delaware	2844	13-3745413
Revlon Development Corp.	Delaware	2844	48-1283986
Revlon Government Sales, Inc.	Delaware	2844	13-2893624
Revlon International Corporation	Delaware	2844	13-6157771
Revlon Real Estate Corporation	Delaware	2844	06-1519063
RIROS Corporation	New York	2844	13-4030700
RIROS Group Inc.	Delaware	2844	13-4034499

*	Addresses and telephone numbers of principal executive offices are the same as those of Revlon Consumer Products Corporation described above.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2010

PROSPECTUS

Revlon Consumer Products Corporation

Offer to exchange $330 million aggregate principal amount of 9 3/4% Senior Secured Notes Due 2015 (CUSIP Nos. U8000E AG4 and 761519 BA4) (which we refer to as the “old notes”) for $330 million aggregate principal amount of 9 3/4% Senior Secured Notes Due 2015 (CUSIP No. 761519 BB2) (which we refer to as the “new notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and fully and unconditionally guaranteed by the guarantors listed on page ii of this prospectus. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on     , 2010 (the 30th day following the date of this prospectus), unless we extend the exchange offer.

Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights (including interest rate increases) relating to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 210 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 21 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

Unless otherwise indicated or the context requires otherwise, the terms “Products Corporation,” the “Company,” “we,” “our,” “ours” and “us” refer to Revlon Consumer Products Corporation and its subsidiaries. However, in the descriptions of the notes and related matters, these terms refer solely to Revlon Consumer Products Corporation and not to any of its subsidiaries. Unless otherwise indicated or the context requires otherwise, the term “Revlon” refers to Revlon, Inc., our parent company.

i

GUARANTORS

Revlon, Inc.
Almay, Inc.
Charles of the Ritz Group Ltd.
Charles Revson Inc.
Cosmetics & More Inc.
North America Revsale Inc.
PPI Two Corporation
Revlon Consumer Corp.
Revlon Development Corp.
Revlon Government Sales, Inc.
Revlon International Corporation
Revlon Real Estate Corporation
RIROS Corporation
RIROS Group Inc.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows certain issuers, including Products Corporation and Revlon, to “incorporate by reference” information into a prospectus such as this one, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents set forth below that have been previously filed with the SEC, provided, however, that we are not incorporating any information “furnished” rather than filed on any Current Report on Form 8-K or Form 8-K/A:

•	The Annual Report on Form 10-K of Products Corporation for the fiscal year ended December 31, 2009 as filed with the SEC on February 25, 2010;

•	The Annual Report on Form 10-K of Revlon for the fiscal year ended December 31, 2009 as filed with the SEC on February 25, 2010;

•	The Current Reports on Form 8-K of Products Corporation filed with the SEC on March 11, 2010 and March 16, 2010;

•	The Current Reports on Form 8-K of Revlon filed with the SEC on January 8, 2010, March 11, 2010 and March 16, 2010; and

•	Any future filings Products Corporation or Revlon make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the exchange offer expires or is otherwise terminated.

WHERE YOU CAN FIND MORE INFORMATION

Products Corporation and Revlon file and furnish annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information that they file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. The SEC filings of Products Corporation and Revlon are also available to the public on the SEC’s website (www.sec.gov).

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request to:

Investor Relations
Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
(212) 527-4000

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging your old notes for new notes. You should carefully read the entire prospectus, including the risk factors, the financial data and financial statements included or incorporated by reference herein and the other documents incorporated by reference in this prospectus.

Our Company

Our vision is glamour, excitement and innovation through high-quality products at affordable prices. We manufacture, market and sell an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirants/deodorants, fragrances, skincare and other beauty care products. We are one of the world’s leading cosmetics companies in the mass retail channel (as defined herein). We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. For the year ended December 31, 2009, we generated net sales of $1,295.9 million and income from continuing operations of $58.5 million.

Our products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous and Revlon Age Defying franchises, as well as the Almay brand, including the Almay Intense i-Color and Almay Smart Shade franchises, in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum in anti-perspirants/deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare.

Our principal customers include large mass volume retailers and chain drug and food stores (collectively, the “mass retail channel”) in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. We also sell beauty products to U.S. military exchanges and commissaries and have a licensing business pursuant to which we license certain of our key brand names to third parties for complementary beauty-related products and accessories in exchange for royalties.

We were founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 75 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color, beauty tools and anti-perspirants/deodorants. We also have leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.

Our Business Strategy

Our strategic goal is to profitably grow our business. The business strategies employed by us to achieve this goal are:

1. Building our strong brands.  We continue to build our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our retail partners.

2. Developing our organizational capability.  We continue to develop our organizational capability through attracting, retaining and rewarding highly capable people and through performance management, development planning, succession planning and training.

3. Driving our company to act globally.  We continue to drive common global processes which are designed to provide the most efficient allocation of our resources.

4. Increasing our operating profit and cash flow.  We continue to focus on increasing our operating profit and cash flow.

5. Improving our capital structure.  We continue to improve our capital structure by focusing on strengthening our balance sheet and reducing debt.

Recent Debt Reduction Transactions

We reduced our long-term indebtedness by $80.7 million during 2009 and extended the maturity on a significant portion of our long-term debt primarily as a result of the following transactions:

2006 Bank Term Loan Facility.  In January 2009, we made a required quarterly amortization payment of $2.1 million under our 2006 Bank Term Loan Facility (as defined herein). In February 2009, we repaid $16.6 million in principal amount under our 2006 Bank Term Loan Facility pursuant to the requirement under the 2006 Bank Term Loan Agreement (as defined herein) to repay term loan indebtedness with 50% of our 2008 “excess cash flow” (as defined under such agreement), which repayment satisfied our required quarterly term loan amortization payments of $2.1 million per quarter that would otherwise have been due on April 15, 2009, July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, October 15, 2010 and $1.9 million of the amortization payment otherwise due on January 15, 2011. At December 31, 2009, the principal amount outstanding under our 2006 Bank Term Loan Facility was $815.0 million.

On March 11, 2010, we refinanced our 2006 Bank Term Loan Facility with our new 2010 Bank Term Loan Facility (as defined herein). See “Refinancing of our 2006 Bank Credit Facilities” below.

Extension of the maturity of the Senior Subordinated Term Loan.  In October 2009, Revlon consummated its voluntary exchange offer (the “2009 Equity Exchange Offer”) in which Revlon issued to stockholders (other than MacAndrews & Forbes Holdings Inc. and its affiliates (MacAndrews & Forbes Holdings Inc. and, together with its affiliates other than Revlon and Products Corporation, “MacAndrews & Forbes”)) 9,336,905 shares of Series A preferred stock, par value $0.01 per share (the “Preferred Stock”), in exchange for the same number of shares of Class A Common Stock tendered for exchange in the 2009 Equity Exchange Offer.

Each share of the Preferred Stock issued in the 2009 Equity Exchange Offer has a liquidation preference of $5.21 per share and is entitled to receive a 12.75% annual dividend payable quarterly in cash and is mandatorily redeemable for $5.21 in cash on October 8, 2013. Each share of Preferred Stock entitles its holder to receive cash payments of approximately $7.87 over the four-year term of the Preferred Stock, through the quarterly payment of 12.75% annual cash dividends (subject to Revlon having sufficient surplus or net profits in accordance with Delaware law available to effect such payments) and a $5.21 per share liquidation preference at maturity (assuming Revlon does not engage in one of certain specified change of control transactions), subject to Revlon having sufficient surplus in accordance with Delaware law available to effect such payments.

Upon consummation of the 2009 Equity Exchange Offer, MacAndrews & Forbes contributed to Revlon $48.6 million of the $107.0 million aggregate outstanding principal amount of the Senior Subordinated Term Loan (the “Senior Subordinated Term Loan”) made by MacAndrews & Forbes to Products Corporation (the “Contributed Loan”), representing $5.21 of outstanding principal amount for each of the 9,336,905 shares of Revlon Class A Common Stock exchanged in the 2009 Equity Exchange Offer, and Revlon issued to MacAndrews & Forbes 9,336,905 shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each $5.21 of outstanding principal amount of the Senior Subordinated Term Loan contributed to Revlon. Also upon consummation of the 2009 Equity Exchange Offer, the terms of the Senior Subordinated Term Loan Agreement dated as of January 30, 2008, between Products Corporation and MacAndrews & Forbes (the “Senior Subordinated Term Loan Agreement”), were amended:

•	to extend the maturity date on the Contributed Loan which remains owing from us to Revlon from August 2010 to October 8, 2013;

•	to change the annual interest rate on the Contributed Loan from 11% to 12.75%;

•	to extend the maturity date on the $58.4 million principal amount of the Senior Subordinated Term Loan which remains owing from us to MacAndrews & Forbes (the “Non-Contributed Loan”) from August 2010 to October 8, 2014; and

•	to change the annual interest rate on the Non-Contributed Loan from 11% to 12%.

As of March 31, 2010, MacAndrews & Forbes beneficially owned in the aggregate 37,544,640 shares of Revlon Class A Common Stock. MacAndrews & Forbes is wholly-owned by Ronald O. Perelman. Mr. Perelman, through MacAndrews & Forbes, also beneficially owns all of the outstanding 3,125,000 shares of Revlon’s Class B Common Stock. Based on such shares, as of March 31, 2010, MacAndrews & Forbes beneficially owned approximately 77% of Revlon’s Class A Common Stock, 100% of Revlon’s Class B Common Stock and approximately 78% of the combined Revlon Class A Common Stock and Class B Common Stock (representing approximately 77% of the combined voting power of Revlon’s Class A and Class B Common Stock and Revlon’s Preferred Stock), and beneficially owned approximately 67% of the combined Revlon Class A Common Stock, Class B Common Stock and Preferred Stock.

Refinancing of the 9 1/2% Senior Notes.  In November 2009, we issued and sold $330.0 million in aggregate principal amount of the old notes in a private placement which was priced at 98.9% of par.

We used the $319.8 million of net proceeds from the old notes (net of original issue discount and underwriters fees), together with $42.6 million of other cash and borrowings under the 2006 Bank Revolving Credit Facility (as defined herein), to repay or redeem all of the $340.5 million aggregate principal amount outstanding of our 9 1/2% Senior Notes due April 1, 2011 (the “9 1/2% Senior Notes”), plus an aggregate of $21.9 million for accrued interest, applicable redemption and tender premiums and fees and expenses related to refinancing the 9 1/2% Senior Notes, as well as the amendments to the 2006 Bank Credit Agreements (as defined herein) required to permit such refinancing to be conducted on a secured basis.

Prior to their complete refinancing in November 2009, we repurchased $49.5 million in aggregate principal amount of the 9 1/2% Senior Notes at an aggregate purchase price of $41.0 million, net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

As a result of these transactions, all of our outstanding 9 1/2% Senior Notes have been refinanced. In addition, as a result of these transactions and the refinancing of the 2006 Bank Credit Facilities (see “Refinancing of our 2006 Bank Credit Facilities” below), we have no significant debt maturities prior to October 2013.

Refinancing of our 2006 Bank Credit Facilities

In December 2006, we entered into a 5-year, $840.0 million term loan facility (the “2006 Bank Term Loan Facility”) pursuant to the term loan agreement, dated as of December 20, 2006, among Products Corporation, as borrower, the lenders party thereto, Citicorp USA, Inc. (“CUSA”), as administrative agent and collateral agent, Citigroup Global Markets Inc. (“CGMI”), as sole lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A. (“JPMCB”), as syndication agent (the “2006 Bank Term Loan Agreement”). In December 2006, we also entered into a $160.0 million revolving credit agreement (the “2006 Bank Revolving Credit Agreement” and, together with the 2006 Term Loan Agreement, the “2006 Bank Credit Agreements”) that amended and restated our 2004 credit agreement (with such revolving credit facility being the “2006 Bank Revolving Credit Facility” and, together with the 2006 Bank Term Loan Facility, the “2006 Bank Credit Facilities”). The 2006 Bank Credit Facilities were scheduled to mature on January 15, 2012.

As part of our strategy to continue to improve our capital structure, on March 11, 2010 we consummated our previously-announced bank refinancing by refinancing our 2006 Bank Term Loan Facility with a new 5-year, $800.0 million term loan facility (the “2010 Bank Term Loan Facility”) under a second amended and restated term loan agreement, dated as of March 11, 2010, among Products Corporation, as borrower, the lenders party thereto, CGMI, J.P. Morgan Securities Inc. (“JPM Securities”), Banc of America Securities LLC (“BAS”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as joint lead arrangers, CGMI, JPM Securities, BAS, Credit Suisse and Natixis, New York Branch (“Natixis”), as joint bookrunners, JPMCB and Bank of America, N.A. as co-syndication agents, Credit Suisse and Natixis as co-documentation agents, and CUSA, as administrative agent and collateral agent (the “2010 Bank Term Loan Agreement”).

On March 11, 2010, we also refinanced our 2006 Bank Revolving Credit Facility, which had nil outstanding borrowings at December 31, 2009, with a 4-year, $140.0 million asset-based, multi-currency revolving credit facility (the “2010 Bank Revolving Credit Facility” and, together with the 2010 Bank Term Loan Facility, the “2010 Bank Credit Facilities”) under a second amended and restated revolving credit agreement, dated as of March 11, 2010, among Products Corporation, as borrower, the lenders party thereto, CGMI and Wells Fargo Capital Finance, LLC (“WFS”), as joint lead arrangers, CGMI, WFS, BAS, JPM Securities and Credit Suisse, as joint bookrunners, and CUSA, as administrative agent and collateral agent (the “2010 Bank Revolving Credit Agreement” and, together with the 2010 Bank Term Loan Agreement, the “2010 Bank Credit Agreements”).

The 2010 Bank Term Loan Facility extended the maturity of our 2006 Bank Term Loan Facility to March 11, 2015 and the 2010 Bank Revolving Credit Facility extended the maturity of our 2006 Bank Revolving Credit Facility to March 11, 2014.

We used the approximately $786 million of proceeds from the 2010 Bank Term Loan Facility, which was drawn in full on the March 11, 2010 closing date and issued to lenders at 98.25% of par, plus approximately $31 million of available cash and approximately $20 million drawn on the 2010 Bank Revolving Credit Facility to refinance in full the approximately $815 million of outstanding indebtedness under our 2006 Bank Term Loan Facility, to pay approximately $7 million of accrued interest and to pay approximately $15 million of fees and expenses incurred in connection with consummating the refinancing, of which approximately $9 million was capitalized.

Our Strengths

Broad Beauty Care Brand Portfolio with Leading Retail Share Positions.  We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous and Revlon Age Defying franchises, as well as the Almay brand, including the Almay Intense i-Color and Almay Smart Shade franchises, in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum in anti-perspirants/deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare.

Strong and Diversified International Business.  Our products are sold worldwide, and we have leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa. In 2008 and 2009, our international operations generated net sales of $564.2 million and $548.0 million, respectively, which represented approximately 42% of both our 2008 and 2009 worldwide consolidated net sales. Based on our 2008 and 2009 net sales, Asia Pacific and Africa represented approximately 47% and 49%, respectively, of our international net sales; Europe, which was comprised of Europe, Canada and the Middle East, represented approximately 36% and 31%, respectively, of our international net sales; and Latin America, which is comprised of Mexico, Central America and South America, represented approximately 17% and 20%, respectively, of our international net sales.

Developing and Marketing Innovative Products.  We continue to build our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our retail partners. In meeting the needs of consumers seeking new, innovative products, we introduced several new products in the second half of 2009, featuring first-to-market breakthrough technologies in Revlon and Almay color cosmetics, including Revlon ColorStay Ultimate liquid lipstick, Revlon DoubleTwist mascara, Revlon ColorStay Mineral Mousse makeup and Almay Smart Shade Smart Balance makeup. For the first half of 2010, we have introduced several exciting new products in Revlon and Almay color cosmetics, Revlon Beauty Tools and Mitchum. These launches include several new technologies and on-trend shades that are a hallmark of Revlon’s color authority, including Revlon PhotoReady makeup and Revlon ColorBurst lipstick. The first-half of 2010 product offerings were available in retail stores beginning in January 2010.

Well-Developed Relationships with Retail Partners.  We have long-established and well-developed relationships with our retail partners around the world. We work closely with our retail partners to ensure that we have the appropriate product offering for our consumers. These relationships enhance our ability to successfully and profitably grow our business globally.

Strong Management Team.  We have a dedicated and experienced management team. In April 2009 we announced a planned leadership transition to ensure that we have highly capable executives to continue to strategically lead our business. We believe that under the leadership of Alan T. Ennis, our President and Chief Executive Officer; David L. Kennedy, our Vice Chairman; Chris Elshaw, our Executive Vice President and Chief Operating Officer; Robert K. Kretzman, our Executive Vice President, Human Resources, Chief Legal Officer and General Counsel; and Steven Berns, our Executive Vice President and Chief Financial Officer, we have made significant progress in the execution of our established business strategy, including the significant improvement in our operating profit margins and cash flows. In addition, we also formed an Office of the Vice Chairman, consisting of Messrs. Kennedy, Ennis and Elshaw, to oversee our strategic development.

Additional Information

Our principal executive offices are located at 237 Park Avenue, New York, New York 10017. Our telephone number at such principal location is (212) 527-4000.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On November 23, 2009, Products Corporation completed the private placement of $330,000,000 aggregate principal amount of the old notes. As part of that offering, Products Corporation entered into a registration rights agreement with the initial purchasers of the old notes, dated as of November 23, 2009, in which it agreed, among other things, to use its reasonable best efforts to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	$330 million aggregate principal amount of 9 3/4% senior secured notes due 2015.

New Notes	Up to $330 million aggregate principal amount of 9 3/4% senior secured notes due 2015, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights (including interest rate increases) relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $330 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Old notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $1,000. We will issue the new notes promptly after expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange; Period for Tendering Old Notes.”

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010 (the 30th day following the date of this prospectus), unless extended in our sole discretion. By tendering your old notes, you represent to us that:

• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•   neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in a distribution of the old notes or the new notes, as defined in the Securities Act;

•   you are not our “affiliate,” as defined in Rule 405 under the Securities Act or, if you are, you acknowledge that you must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the new notes;

• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

•   if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2010. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•   tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent;” or

•   tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain Material U.S. Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•   you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer;

• you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•   you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making activities or other trading activities.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•   may not rely on the applicable interpretations of the staff or the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991); or Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Registration Rights Agreement	When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer within 270 days of the date of issuance of the old notes (i.e. by August 20, 2010) the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Description of the New Notes — Registration Rights and Additional Interest.”

Consequences of Not Exchanging Your Old Notes

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes — Registration Rights and Additional Interest.”

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights (including interest rate increases) relating to the old notes do not apply to the new notes. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes. For a more detailed description of the new notes, see “Description of the New Notes.”

Notes Offered	Up to $330 million aggregate principal amount of 9 3/4% senior secured notes due 2015.

Maturity Date	November 15, 2015.

Interest Payment Dates	May 15 and November 15 of each year, beginning May 15, 2010.

Guarantees	The new notes will be fully and unconditionally guaranteed on a senior secured basis by Revlon, our parent company, and our current domestic subsidiaries (other than certain immaterial subsidiaries) that guarantee our old notes and our obligations under our 2010 Bank Credit Agreements and certain future domestic subsidiaries that may guarantee our obligations under our 2010 Bank Credit Agreements. See “Description of the New Notes — General — Guarantees.”

For the year ended December 31, 2009, our non-guarantor subsidiaries represented, on a consolidated basis, approximately $500.9 million, or 38.7%, of our total net sales and approximately $21.2 million, or 36.1%, of our total net income. In addition, as of December 31, 2009, our non-guarantor subsidiaries represented, on a consolidated basis, 63.4% of our total assets, or 27.2% of our total assets (excluding intercompany assets), and approximately $141.9 million, or 7.8%, of our outstanding indebtedness and other liabilities (excluding intercompany liabilities), to which the new notes and the guarantees would have been structurally subordinated. The value of these assets does not include the value of our internally developed intellectual property, including the Revlon brand.

Security	As with the old notes and the related guarantees, the new notes and the guarantees will be secured, subject to certain exceptions and permitted liens, by second-priority liens on the Term Loan Collateral (as defined herein) and by third-priority liens on the Multi-Currency Collateral (as defined herein). See “Description of the New Notes — Security for the New Notes.”

Ranking	As with the old notes, the new notes will:

• be our senior obligations;

• rank senior in right of payment to any of our future subordinated obligations;

• be pari passu in right of payment with all of our existing and future senior indebtedness;

•   be secured, together with the Multi-Currency Secured Obligations (as defined herein) (on an equal and ratable basis), by a second-priority lien on the Term Loan Collateral, subject to a first-priority lien securing the Term Loan Secured Obligations (as defined herein) and other permitted liens, and therefore will be effectively subordinated to the Term Loan Secured Obligations and any other obligations secured by first-priority permitted liens on the Term Loan

Collateral (which could include indebtedness that refinances the Multi-Currency Secured Obligations) to the extent that the value of the Term Loan Collateral does not exceed the aggregate amount of such obligations;

•   be secured by a third-priority lien on the Multi-Currency Collateral, subject to a first-priority lien securing the Multi-Currency Secured Obligations and a second-priority lien securing the Term Loan Secured Obligations and other permitted liens, and therefore will be effectively subordinated to the Multi-Currency Secured Obligations, the Term Loan Secured Obligations and any other obligations secured by first-priority or second-priority permitted liens on the Multi-Currency Collateral to the extent that the value of the Multi-Currency Collateral does not exceed the aggregate amount of such obligations;

• be fully and unconditionally guaranteed by the subsidiary guarantors on a senior secured basis;

• be fully and unconditionally guaranteed by Revlon, our parent company, on a senior basis, secured by a pledge of the Term Loan Collateral consisting of our capital stock; and

• be effectively subordinated to any indebtedness or other liabilities, including trade payables, of our non-guarantor subsidiaries.

As with the old notes and the related guarantees, each guarantee of the new notes by a guarantor will:

• be a senior obligation of each guarantor;

• rank senior in right of payment to any future subordinated obligations of such guarantor;

• be pari passu in right of payment with all existing and future senior indebtedness of such guarantor;

•   in the case of subsidiary guarantees and the guarantee of the new notes by Revlon, be secured, together with the Multi-Currency Secured Obligations (on an equal and ratable basis), by a second-priority lien on the Term Loan Collateral, subject to a first-priority lien securing the Term Loan Secured Obligations and other permitted liens, and therefore will be effectively subordinated to the Term Loan Secured Obligations and any other obligations secured by first-priority permitted liens on the Term Loan Collateral (which could include indebtedness that refinances the Multi-Currency Secured Obligations) to the extent that the value of the Term Loan Collateral does not exceed the aggregate amount of such obligations; and

•   in the case of subsidiary guarantees, be secured by a third-priority lien on the Multi-Currency Collateral of such Subsidiary Guarantor, subject to a first-priority lien securing the Multi-Currency Secured Obligations and a second-priority lien securing the Term Loan Secured Obligations and other Permitted Liens and therefore will be effectively subordinated to the Multi-Currency Secured Obligations, the Term Loan Secured Obligations and any other obligations secured by first-priority or second-priority permitted liens on the

Multi-Currency Collateral to the extent that the value of the Multi-Currency Collateral does not exceed the aggregate amount of such obligations.

Optional Redemption	On or after November 15, 2012, we will have the right to redeem all or some of the new notes at the redemption prices described in this prospectus, plus accrued and unpaid interest, if any, to the applicable date of redemption.

At any time prior to November 15, 2012, we may on any one or more occasions redeem some or all of the new notes, at a redemption price equal to 100% of the principal amount of the new notes redeemed plus the applicable premium, plus accrued and unpaid interest, if any, on the new notes redeemed, to the applicable date of redemption.

In addition, prior to November 15, 2012, we may redeem from time to time up to 35% of the aggregate principal amount of the new notes at a redemption price equal to 109.750%, plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings. See “Description of the New Notes — Optional Redemption.”

Change of Control Offer	If a change of control occurs, the holders of the new notes will have the right to require us to purchase their new notes, in whole or in part, at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest, if any. See “Description of the New Notes — Change of Control.”

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, with certain exceptions, limit:

• our ability to issue additional debt and redeemable stock;

• our ability and the ability of our subsidiaries to incur certain liens;

• the ability of our subsidiaries to issue debt and preferred stock;

• our ability and the ability of our subsidiaries to pay dividends on capital stock and our ability to redeem capital stock;

• our ability and the ability of our subsidiaries to make investments;

• the sale of our assets and subsidiary stock;

• our ability and the ability of our subsidiaries to enter into transactions with affiliates; and

• consolidations, mergers and transfers of all or substantially all of our assets.

The indenture also prohibits certain restrictions on distributions from subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of the New Notes” section of this prospectus.

Trading	The new notes generally will be freely tradable but will also be a new issue of securities for which there is currently no established trading market. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system.

Risk Factors	See Part I, Item 1A, “Risk Factors,” and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Annual Reports on Form 10-K of Products Corporation and of Revlon for the year ended December 31, 2009, each of which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

For a discussion of significant risk factors applicable to the new notes and the exchange offer, see “Risk Factors” beginning on page 21 of this prospectus. You should carefully consider the information under “Risk Factors” and all other information in this prospectus and in the documents incorporated herein by reference before tendering any old notes and participating in the exchange offer.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRODUCTS CORPORATION

The summary historical and other financial data as of December 31, 2005, 2006, 2007, 2008 and 2009 and for each of the years in the five-year period ended December 31, 2009 and the balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 are derived from Products Corporation’s consolidated financial statements, which have been audited by an independent registered public accounting firm. The summary historical and other financial data should be read in conjunction with Products Corporation’s consolidated financial statements and the related notes to those consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 2009. See “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions, except per share amounts)

Net sales	$1,303.5	$1,298.7	$1,367.1	$1,346.8	$1,295.9
Gross profit	810.5	771.0	861.4	855.9	821.2
Selling, general and administrative expenses	738.7	789.0	728.7	701.6	619.6
Restructuring costs and other, net	1.5	27.4	7.3	(8.4)	21.3
Operating income (loss)	70.3	(45.4)	125.4	162.7	180.3
Interest expense	129.5	147.7	135.6	119.7	93.0
Amortization of debt issuance costs	6.9	7.5	3.3	5.6	5.5
Loss on early extinguishment of debt, net	9.0 (f)	23.5	0.1	0.7	5.8
Foreign currency losses (gains), net	0.5	(1.5)	(6.8)	0.1	8.9
(Loss) income from continuing operations	(79.4)	(245.3)	(11.9)	21.0	58.5
Income from discontinued operations	1.6	0.8	2.9	44.8	0.3
Net (loss) income	(77.8)	(244.5)	(9.0)	65.8	58.8

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions)

Balance Sheet Data:
Total current assets	$596.7	$500.1	$496.4	$457.4	$446.3
Total non-current assets	451.7	443.9	413.3	384.9	384.2

Total assets	$1,048.4	$944.0	$909.7	$842.3	$830.5

Total current liabilities	$470.5	$377.1	$348.7	$322.9	$305.2
Total non-current liabilities	1,669.1	1,784.5	1,622.6	1,602.8	1,519.1

Total liabilities	$2,139.6	$2,161.6	$1,971.3	$1,925.7	$1,824.3

Total indebtedness	$1,418.4	$1,506.9	$1,440.6	$1,329.6	$1,248.7
Total stockholder’s deficiency	(1,091.2)	(1,217.6)	(1,061.6)	(1,083.4)	(993.8)

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)

Ratio of earnings to fixed charges	0.5	(g)	1.0	1.3	1.6

(a)	Results for 2005 include expenses of approximately $44 million in incremental returns and allowances and approximately $7 million in accelerated amortization cost of certain permanent displays related to the launch of Vital Radiance and the re-stage of the Almay brand.

(b)	Results for 2006 include charges of $9.4 million in connection with the departure of Mr. Jack Stahl, our former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), $60.4 million in connection with the discontinuance of the Vital Radiance brand and restructuring charges of approximately $27.6 million in connection with the restructurings announced in 2006 (the “2006 Programs”).

(c)	Results for 2007 include restructuring charges of approximately $4.4 million and $2.9 million in connection with the 2006 Programs and the restructurings announced in 2007 (the “2007 Programs”), respectively. The $4.4 million of restructuring charges associated with the 2006 Programs were primarily for employee severance and other employee-related termination costs principally relating to a broad organizational streamlining. The $2.9 million of restructuring charges associated with the 2007 Programs were primarily for employee severance and other employee-related termination costs relating principally to the closure of our facility in Irvington, New Jersey and other employee-related termination costs relating to personnel reductions in our information management function and our sales force in Canada.

(d)	Results for 2008 include a $5.9 million gain from the sale of a non-core trademark during the first quarter of 2008, and a net $4.3 million gain related to the sale of the Mexico facility (which is comprised of a $7.0 million gain on the sale, partially offset by related restructuring charges of $1.1 million, $1.2 million of SG&A and cost of sales and $0.4 million of taxes). In addition, results for 2008 also include various other restructuring charges of approximately $3.8 million. The results of discontinued operations for 2008 included a one-time gain from the disposition of the non-core Bozzano business and certain other non-core brands, including Juvena and Aquamarine, which were sold in the Brazilian market, of $45.2 million.

(e)	Results for 2009 include: (1) a $20.8 million charge related to the worldwide organizational restructuring announced in May 2009 (the “May 2009 Program”), which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating our office facilities in New Jersey; and (2) a $5.8 million net loss on early extinguishment of debt in 2009 primarily due to a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the refinancing of the 9 1/2% Senior Notes in November 2009, partially offset by a $7.7 million gain on repurchases of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes prior to their complete refinancing in November 2009 at an aggregate purchase price of $41.0 million, which is net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

(f)	The loss on early extinguishment of debt for 2005 includes: (i) a $5.0 million prepayment fee related to the prepayment in March 2005 of $100.0 million of indebtedness outstanding under the 2004 term loan facility of the 2004 credit agreement with a portion of the proceeds from the issuance of Products Corporation’s 9 1/2% Senior Notes (which notes were fully refinanced in November 2009); and (ii) the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes and 9% Senior Notes in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amount.

(g)	For the year ended December 31, 2006, earnings were insufficient to cover fixed charges, therefore the ratio of earnings to fixed charges is not a relevant measure for this period.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF PRODUCTS CORPORATION

The Summary Pro Forma Data gives pro forma effect as described below to the following transactions:

•	in connection with consummating the 2009 Equity Exchange Offer, the amendment of the terms of the Senior Subordinated Term Loan Agreement to extend the maturity date on the $48.6 million Contributed Loan from August 2010 to October 8, 2013, to change the annual interest rate on the Contributed Loan from 11% to 12.75%, to extend the maturity date on the $58.4 million principal amount of the Non-Contributed Loan from August 2010 to October 8, 2014 and to change the annual interest rate on the Non-Contributed Loan from 11% to 12% (such transactions are referred to as the “2009 Equity Exchange Offer Transactions”);

•	the repurchases from January through October 2009 of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes for $41.0 million of cash (prior to their complete refinancing in November 2009). As a result of these repurchases, we recorded a gain of $7.7 million, which is net of the write off of the ratable portion of unamortized debt discount and deferred financing fees (such transactions are referred to as the “2009 Repurchase Transactions”); and

•	the offering of the old notes and the related refinancing and repayment of our existing 9 1/2% Senior Notes (the “November 2009 Transactions” and, together with the 2009 Equity Exchange Offer Transactions and the 2009 Repurchase Transactions, the “2009 Financing Transactions”). As a result of the November 2009 Transactions we recorded a $13.5 million loss on the early extinguishment of debt.

The Pro Forma Statement of Operations Data for the year ended December 31, 2009 shows the pro forma effect of the 2009 Financing Transactions as if such transactions had been consummated on January 1, 2009.

The 2009 Financing Transactions have been fully reflected in the Balance Sheet at December 31, 2009 and, therefore, did not have a pro forma impact on such Balance Sheet.

The Pro Forma Statement of Operations Data for the year ended December 31, 2009 and the Balance Sheet at December 31, 2009 do not include adjustments for the pro forma effect of the refinancing of our 2006 Bank Credit Facilities, as such refinancing occurred in March 2010. See “Refinancing of our 2006 Bank Credit Facilities” beginning on page 3.

The adjustments reflected in the unaudited pro forma condensed financial statements are based upon available information and certain estimates and assumptions. Actual results may differ from the pro forma adjustments and from the estimates and assumptions used. We believe that the estimates and assumptions used provide a reasonable basis for presenting the effects of the 2009 Financing Transactions. We also believe that the pro forma adjustments give appropriate effect to these estimates and assumptions and are applied in conformity with U.S. generally accepted accounting principles.

The pro forma adjustments made in connection with the development of the pro forma information do not purport to be indicative of our results of continuing operations or our financial position that actually would have occurred had such transactions been consummated on the aforementioned dates. The pro forma financial data is not intended to indicate the results that may be expected for any future period.

The pro forma financial data should be read in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

PRO FORMA INCOME STATEMENT

	Year Ended December 31, 2009
		Adjustments Related
		to the 2009	Pro Forma 2009
		Financing	Financing
	As Reported	Transactions(a)	Transactions
	(Dollars in millions)
			(Unaudited)

Net sales	$1,295.9	$—	$1,295.9
Cost of sales	474.7	—	474.7

Gross profit	821.2	—	821.2
Selling, general and administrative	619.6	—	619.6
Restructuring costs and other, net	21.3	—	21.3

Operating (loss) income	180.3	—	180.3

Other expenses (income):
Interest expense	93.0	(1.9)	91.1
Interest income	(0.5)	—	(0.5)
Amortization of debt issuance costs	5.5	(0.3)	5.2
Loss on early extinguishment of debt, net	5.8	(5.8)	—
Foreign currency losses, net	8.9	—	8.9
Miscellaneous, net	1.0	—	1.0

Other expenses, net	113.7	(8.0)	105.7

Income before taxes	66.6	8.0	74.6
Provision from income taxes	(8.1)	(0.1)	(8.2)

Income from continuing operations	$58.5	$7.9	$66.4

Ratio of earnings to fixed charges(b)	1.6		1.7

(a)	Reflects the pro forma effect of the 2009 Financing Transactions. The adjustments primarily include:

•	the reversal of the $5.8 million net loss on early extinguishment of debt, which is comprised of a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the November 2009 Transactions, partially offset by a $7.7 million gain on repurchases resulting from the 2009 Repurchase Transactions;

•	a $1.9 million net decrease in interest expense, primarily due to a $3.0 million net decrease in interest expense related to the 2009 Repurchase Transactions and the November 2009 Transactions, partially offset by a $1.1 million net increase in interest expense related to the 2009 Equity Exchange Offer Transactions; and

•	a $0.3 million net decrease in amortization of debt issuance costs, primarily driven by a $1.0 million decrease in the amortization of debt issuance costs related to the extended term over which deferred financing costs related to the Senior Subordinated Term Loan will be amortized as a result of the 2009 Equity Exchange Offer Transactions, partially offset by $0.7 million of amortization of new debt issuance costs resulting from the issuance of the $330.0 million in aggregate principal face amount of the old notes.

(b)	Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the loss on early extinguishment of debt, net) and 33% of rental expense (considered to be representative of the interest factor). Earnings exceeded fixed charges by $66.6 million and $74.6 million as reported and on a pro forma basis, respectively, for the year ended December 31, 2009.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF REVLON

The summary historical and other financial data as of December 31, 2005, 2006, 2007, 2008, and 2009 and for each of the years in the five-year period ended December 31, 2009 and the balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 are derived from Revlon’s consolidated financial statements, which have been audited by an independent registered public accounting firm. The summary historical and other financial data should be read in conjunction with Revlon’s consolidated financial statements and the related notes to those consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K of Revlon for the year ended December 31, 2009. See “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions, except per share amounts)

Net sales	$1,303.5	$1,298.7	$1,367.1	$1,346.8	$1,295.9
Gross profit	810.5	771.0	861.4	855.9	821.2
Selling, general and administrative expenses	746.3	795.6	735.7	709.3	629.1
Restructuring costs and other, net	1.5	27.4	7.3	(8.4)	21.3
Operating income (loss)	62.7	(52.0)	118.4	155.0	170.8
Interest expense	129.5	147.7	135.6	119.7	93.0
Amortization of debt issuance costs	6.9	7.5	3.3	5.6	5.8
Loss on early extinguishment of debt, net	9.0 (f)	23.5	0.1	0.7	5.8
Foreign currency losses (gains), net	0.5	(1.5)	(6.8)	0.1	8.9
(Loss) income from continuing operations	(85.3)	(252.1)	(19.0)	13.1	48.5
Income from discontinued operations	1.6	0.8	2.9	44.8	0.3
Net (loss) income	(83.7)	(251.3)	(16.1)	57.9	48.8
Basic (loss) income per common share:
Continuing operations	(2.21)	(6.04)	(0.38)	0.26	0.94
Discontinued operations	0.04	0.02	0.06	0.87	0.01

Net (loss) income	$(2.17)	$(6.03)	$(0.32)	$1.13	$0.95

Diluted (loss) income per common share:
Continuing operations	(2.21)	(6.04)	(0.38)	0.26	0.94
Discontinued operations	0.04	0.02	0.06	0.87	0.01

Net (loss) income	$(2.17)	$(6.03)	$(0.32)	$1.13	$0.94

Weighted average number of common shares
outstanding (in millions)
Basic	38.6	41.7	50.4	51.2	51.6

Diluted	38.6	41.7	50.4	51.3	51.7

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions)

Balance Sheet Data:
Total current assets	$592.0	$488.0	$476.0	$428.5	$403.6
Total non-current assets	451.7	443.9	413.3	384.9	390.6

Total assets	$1,043.7	$931.9	$889.3	$813.4	$794.2

Total current liabilities	$470.5	$377.2	$348.7	$323.4	$309.3
Redeemable preferred stock	—	—	—	—	48.0
Total non-current liabilities	1,669.1	1,784.5	1,622.6	1,602.8	1,470.5

Total liabilities	$2,139.6	$2,161.7	$1,971.3	$1,926.2	$1,827.8

Total indebtedness	$1,418.4	$1,506.9	$1,440.6	$1,329.6	$1,248.1
Total stockholders’ deficiency	(1,095.9)	(1,229.8)	(1,082.0)	(1,112.8)	(1,033.6)

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)

Ratio of earnings to fixed charges	0.5	(g)	0.9	1.2	1.5

(a)	Results for 2005 include expenses of approximately $44 million in incremental returns and allowances and approximately $7 million in accelerated amortization cost of certain permanent displays related to the launch of Vital Radiance and the re-stage of the Almay brand.

(b)	Results for 2006 include charges of $9.4 million in connection with the departure of Mr. Jack Stahl, our former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), $60.4 million in connection with the discontinuance of the Vital Radiance brand and restructuring charges of approximately $27.6 million in connection with the 2006 Programs.

(c)	Results for 2007 include restructuring charges of approximately $4.4 million and $2.9 million in connection with 2006 Programs and 2007 Programs, respectively. The $4.4 million of restructuring charges associated with the 2006 Programs were primarily for employee severance and other employee-related termination costs principally relating to a broad organizational streamlining. The $2.9 million of restructuring charges associated with the 2007 Programs were primarily for employee severance and other employee-related termination costs relating principally to the closure of the our facility in Irvington, New Jersey and other employee-related termination costs relating to personnel reductions in the our information management function and our sales force in Canada.

(d)	Results for 2008 include a $5.9 million gain from the sale of a non-core trademark during the first quarter of 2008, and a net $4.3 million gain related to the sale of the Mexico facility (which is comprised of a $7.0 million gain on the sale, partially offset by related restructuring charges of $1.1 million, $1.2 million of SG&A and cost of sales and $0.4 million of taxes). In addition, results for 2008 also include various other restructuring charges of approximately $3.8 million. The results of discontinued operations for 2008 included a one-time gain from the disposition of the non-core Bozzano business and certain other non-core brands, including Juvena and Aquamarine, which were sold in the Brazilian market, of $45.2 million.

(e)	Results for 2009 include: (1) a $20.8 million charge related to the May 2009 Program, which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating our office facilities in New Jersey; and (2) a $5.8 million net loss on early extinguishment of debt in 2009 primarily due to a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the refinancing of the 9 1/2% Senior Notes in November 2009, partially offset by a $7.7 million gain on repurchases of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes prior to their complete refinancing in November 2009 at an aggregate purchase price of $41.0 million, which is net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

(f)	The loss on early extinguishment of debt for 2005 includes: (i) a $5.0 million prepayment fee related to the prepayment in March 2005 of $100.0 million of indebtedness outstanding under the 2004 term loan facility of the 2004 credit agreement with a portion of the proceeds from the issuance of Products Corporation’s 9 1/2% Senior Notes (which notes were fully refinanced in November 2009); and (ii) the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes and 9% Senior Notes in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amount.

(g)	For the year ended December 31, 2006, earnings were insufficient to cover fixed charges, therefore the ratio of earnings to fixed charges is not a relevant measure for this period.

RISK FACTORS

Before deciding to tender your old notes and participate in the exchange offer, you should carefully consider the risks described below and in Part I, Item 1A, “Risk Factors,” and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Annual Report on Form 10-Ks of Products Corporation and of Revlon for the year ended December 31, 2009, each of which is incorporated by reference in this prospectus, as well as all of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations and financial condition. We cannot assure you that any of the events discussed in the risk factors below and contained elsewhere in this prospectus and in the documents incorporated herein will not occur. If they do, our business, financial condition and/or results of operations could be materially adversely affected. In such case, the trading price of the new notes could decline, and you might lose all or part of your investment.

Risks Relating to the Exchange Offer and Holding the Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. In addition, if a large number of old notes are exchanged for new notes and there is only small amount of old notes outstanding, there may not be an active market in the old notes, which may adversely affect the market price and liquidity of the old notes. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain Material U.S. Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

You may not be able to resell notes you receive in the exchange offer without registering those notes or delivering a prospectus.

Based on interpretations by the staff of the SEC in no-action letters, we believe, with respect to new notes issued in the exchange offer, that:

•	holders who are not our “affiliates,” within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the new notes,

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the staff of the SEC in no-action letters, and would have to register the notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the exchange offer in order not to be deemed an underwriter.

Our substantial indebtedness could adversely affect our operations and flexibility and our ability to service our debt, including the notes.

We have a substantial amount of outstanding indebtedness. As of March 31, 2010, our total indebtedness, net of discounts, was $1,232.2 million, primarily including $800.0 million aggregate principal amount, or $786.1 million net of discounts, outstanding under our 2010 Bank Term Loan Facility, $10.5 million outstanding under our 2010 Bank Revolving Credit Facility, $330.0 million in aggregate principal face amount, or $326.5 million net of discounts, outstanding of old notes and $107.0 million aggregate principal amount outstanding under our Senior Subordinated Term Loan (which is comprised of $58.4 million of indebtedness due to MacAndrews & Forbes under the Non-Contributed Loan and $48.6 million of indebtedness due to Revlon under the Contributed Loan). Moreover, as of March 31, 2010, $905.7 million of our total indebtedness have stated maturities prior to the maturity of the notes offered hereby. Our level of indebtedness could make it more difficult for us to make interest payments on, or to purchase or redeem, the notes. While we achieved net income of $58.8 million (with $58.5 million of income from continuing operations) and $65.8 million (with $21.0 million of income from continuing operations) for the years ended December 31, 2009 and 2008, respectively, we have a history of net losses prior to 2008 and, in addition, if we are unable to achieve sustained profitability and free cash flow in future periods, it could adversely affect our operations and our ability to service our debt, including the notes.

We are subject to the risks normally associated with substantial indebtedness, including the risk that our operating revenues will be insufficient to meet required payments of principal and interest, and the risk that we will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. Our substantial indebtedness could also have the effect of:

•	limiting our ability to fund (including by obtaining additional financing) the costs and expenses of the execution of our business strategy, future working capital, capital expenditures, advertising, promotional or marketing expenses, new product development costs, purchases and reconfigurations of wall displays, acquisitions, investments, restructuring programs and other general corporate requirements;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for the execution of our business strategy and for other general corporate purposes;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	limiting our flexibility in responding to changes in our business and the industry in which we operate; and

•	making us more vulnerable in the event of adverse economic conditions or a downturn in our business.

Although agreements governing our indebtedness, including the indenture governing the notes, the 2010 Bank Credit Agreements and the Senior Subordinated Term Loan Agreement, limit our ability to borrow additional money, under certain circumstances we are allowed to borrow a significant amount of additional money, some of which, in certain circumstances and subject to certain limitations, could be secured indebtedness. In addition, under certain circumstances we are allowed to borrow a significant amount of additional money, which would either rank equally in right of payment with, or be subordinated in right of payment to, the notes and some of which, in certain circumstances and subject to certain limitations, could be secured on a priority basis ahead of or on a pari passu basis with the notes. See “Description of the New Notes— Certain Covenants.” Subject to certain limitations contained in the indenture governing the notes, our non-guarantor subsidiaries may also incur additional debt that would be structurally senior to the notes. See “— The notes are structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.” To the extent that more debt is added to our current debt levels, the risks described above may increase.

Our ability to pay the principal of the notes depends on many factors.

The Contributed Loan under the Senior Subordinated Term Loan matures in October 2013, the 2010 Bank Revolving Credit Agreement matures in March 2014, the Non-Contributed Loan under the Senior Subordinated Term Loan matures in October 2014, the 2010 Bank Term Loan Agreement matures in March 2015 and the notes mature in November 2015. We currently anticipate that, in order to pay the principal amount of the notes upon the occurrence of any event of default, or to repurchase our notes if a change of control occurs or in the event that our cash flows from operations are insufficient to allow us to pay the principal amount of the notes at maturity, we may be required to refinance our indebtedness, seek to sell assets or operations, seek to sell additional debt securities of ours or seek additional capital contributions or loans from MacAndrews & Forbes, Revlon or from our other affiliates and/or third parties. We may be unable to take any of these actions, because of a variety of commercial or market factors or constraints in our debt instruments, including, for example, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of the various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and/or related party transactions. Such actions, if ever taken, may not enable us to satisfy our cash requirements or enable us to comply with the financial covenants under the 2010 Bank Credit Agreements if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be.

None of our affiliates is required to make any capital contributions, loans or other payments to us regarding our obligations on the notes. We may not be able to pay the principal amount of the notes if we took any of the above actions because, under certain circumstances, the indenture governing the notes or any of our other debt instruments (including the 2010 Bank Credit Agreements and the Senior Subordinated Term Loan Agreement) or the debt instruments of our subsidiaries then in effect may not permit us to take such actions. See “— Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.”

Additionally, the economic conditions during the latter part of 2008 and in 2009 and the volatility in the financial markets contributed to a substantial tightening of the credit markets and a reduction in credit availability, including lending by financial institutions. Although we were able to successfully refinance our 9 1/2% Senior Notes with the issuance of the old notes in November 2009 and our 2006 Bank Credit Facilities with the 2010 Bank Credit Facilities in March 2010, the future state of the credit markets could adversely impact our ability to refinance or replace our outstanding indebtedness at or prior to their respective maturity dates, which would have a material adverse effect on our business, financial condition and/or results of operations.

A substantial portion of the indebtedness under our 2010 Bank Credit Agreements is, and certain additional future indebtedness will be, effectively senior to the notes to the extent of the value of the Collateral securing those obligations.

As of March 31, 2010, we had outstanding secured indebtedness, net of discounts, of $796.6 million, of which $800.0 million, or $786.1 million net of discounts, was outstanding under our 2010 Bank Term Loan Facility and $10.5 million of which was outstanding under our 2010 Bank Revolving Credit Facility. As at March 31, 2010, we also had $87.2 million in available borrowings under the 2010 Bank Revolving Credit Facility, based upon the last calculated borrowing base less $21.8 million of outstanding undrawn letters of credit and $10.5 million then drawn on the 2010 Bank Revolving Credit Facility.

Obligations under our 2010 Bank Term Loan Facility are secured by a first-priority lien and obligations under our 2010 Bank Revolving Credit Facility are secured by a second-priority lien on the Term Loan Collateral. The second-priority liens in the Term Loan Collateral securing the notes and the guarantees are therefore lower in priority than the liens securing our and the guarantors’ obligations under the 2010 Bank Term Loan Facility and equal in priority to the liens securing our and the guarantors’ obligations under the 2010 Bank Revolving Credit Agreement. In addition, under the indenture, we and the guarantors may, from time to time, be permitted to incur additional indebtedness, including indebtedness that refinances the 2010 Bank Revolving Credit Agreement, which may be secured by liens on the Term Loan Collateral that rank senior in priority to the liens securing the notes and the guarantees. As such, holders of the indebtedness under our 2010 Bank Term Loan Facility and any such other indebtedness will be entitled to realize proceeds from the realization of value of the Term Loan Collateral to repay such indebtedness in full before the holders of the notes and the guarantees will be entitled, together on a pari passu basis with the holders of the indebtedness under our 2010 Bank Revolving Credit Facility, to any recovery from such collateral. As a result, the notes and the guarantees are effectively junior in right of payment to indebtedness under the 2010 Bank Term Loan Facility and any such other indebtedness, to the extent that the realizable value of the Term Loan Collateral does not exceed the aggregate amount of such indebtedness.

Moreover, obligations under our 2010 Bank Term Loan Facility are secured by a second-priority lien and obligations under our 2010 Bank Revolving Credit Facility are secured by a first-priority lien on the Multi-Currency Collateral. The third-priority liens in the Multi-Currency Collateral securing the notes and the guarantees are therefore lower in priority than the liens securing our and the guarantors’ obligations under the 2010 Bank Revolving Credit Agreement and the 2010 Bank Term Loan Facility. In addition, under the indenture, we and the guarantors may, from time to time, be permitted to incur additional indebtedness, which may be secured by liens on the Multi-Currency Collateral that rank senior in priority to the liens securing the notes and the guarantees. As such, holders of the indebtedness under our 2010 Bank Term Loan Facility and 2010 Bank Revolving Credit Facility and any such other indebtedness will be entitled to realize proceeds from the realization of value of the Multi-Currency Collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such Multi-Currency Collateral. As a result, the notes are effectively junior in right of payment to indebtedness under the 2010 Bank Term Loan Facility and 2010 Bank Revolving Credit Facility and any such other indebtedness, to the extent that the realizable value of such Collateral (as defined herein) does not exceed the aggregate amount of such indebtedness. It is possible that the realizable value of the Collateral securing the notes and the guarantees may not be sufficient, in an insolvency or other similar proceeding, to satisfy the claims of all effectively senior creditors, along with those of the holders of the notes and the guarantees.

The notes are structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

We conduct a significant portion of our operations through our non-guarantor subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, our subsidiaries to pay our obligations, including principal of and interest on our indebtedness. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our non-guarantor subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of the notes offered hereby to participate in the distribution of the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding indebtedness, preferred stock, and other liabilities, including trade payables, of our non-guarantor subsidiaries. As of December 31, 2009, our non- guarantor subsidiaries had approximately $141.9 million of outstanding indebtedness and other liabilities (excluding intercompany payables and receivables and subsidiary guarantees of our 2006 Bank Credit Agreements), all of which was structurally senior to the notes.

Restrictions and covenants in our debt agreements limit our ability to take certain actions and impose consequences in the event of failure to comply.

The indenture governing the notes and the agreements governing our other outstanding indebtedness, including the 2010 Bank Credit Agreements and the Senior Subordinated Term Loan Agreement, contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability (subject in each case to limited exceptions) to, among other things:

•	borrow money;

•	use assets as security in other borrowings or transactions;

•	pay dividends on stock or purchase stock;

•	sell assets and use the proceeds from any such sales;

•	enter into certain transactions with affiliates;

•	make certain investments;

•	prepay, redeem or repurchase specified indebtedness; and

•	permit restrictions on the payment of dividends by us or our subsidiaries to us.

In addition, the 2010 Bank Credit Agreements contain financial covenants limiting our first lien senior secured debt-to-EBITDA ratio (in the case of the 2010 Bank Term Loan Agreement) and, under certain circumstances, requiring us to maintain a minimum consolidated fixed charge coverage ratio (in the case of the 2010 Bank Revolving Credit Agreement). These covenants affect our operating flexibility by, among other things, restricting our ability to incur expenses and indebtedness that could be used to fund the costs of executing our business strategy and to grow our business, as well as to fund general corporate purposes.

The breach of the 2010 Bank Credit Agreements would permit our lenders to accelerate amounts outstanding under the 2010 Bank Credit Agreements, which would in turn constitute an event of default under the Senior Subordinated Term Loan Agreement and the indenture governing the notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the Senior Subordinated Term Loan Agreement or the trustee or the holders of at least 30% of the outstanding principal amount of the notes. In addition, holders of our outstanding notes may require us to repurchase their respective notes in the event of a change of control under the notes indenture. (See “— Our ability to pay the principal of the notes depends on many factors.”).We may not have sufficient funds at the time of any such breach of any such covenant or change of control to repay in full the borrowings under the 2010 Bank Credit Agreements or the Senior Subordinated Term Loan Agreement or to repurchase or redeem our outstanding notes.

Events beyond our control could impair our operating performance, which could affect our ability to comply with the terms of our debt instruments. Such events may include decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of our products as a result of increased competitive activities by our competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; changes in retailer pricing or promotional strategies; retailer space reconfigurations or reductions in retailer display space; less than anticipated results from our existing or new products or from our advertising, promotional and/or marketing plans; or if our expenses, including, without limitation, for pension expense under our benefit plans, advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses.

Under such circumstances, we may be unable to comply with the provisions of our debt instruments, including the financial covenants in the 2010 Bank Credit Agreements. If we are unable to satisfy such covenants or other provisions at any future time, we would need to seek an amendment or waiver of such financial covenants or other provisions. The respective lenders under the 2010 Bank Credit Agreements may not consent to any amendment or waiver requests that we may make in the future, and, if they do consent, they may not do so on terms which are favorable to us and/or Revlon.

In the event that we were unable to obtain any such waiver or amendment, our inability to meet the financial covenants or other provisions of the 2010 Bank Credit Agreements would constitute an event of default under the 2010 Bank Credit Agreements, which would permit the bank lenders to accelerate the 2010 Bank Credit Agreements, which in turn would constitute an event of default under the Senior Subordinated Term Loan Agreement and the indenture governing our outstanding notes, if the amount accelerated exceeds $25.0 million and such default remains uncured for 10 days following notice from MacAndrews & Forbes with respect to the Senior Subordinated Term Loan Agreement or the trustee or the holders of at least 30% of the outstanding principal amount of the outstanding notes.

Our assets and/or cash flow and/or that of our subsidiaries may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default, and if we were required to repurchase our outstanding notes or repay the Senior Subordinated Term Loan or repay the 2010 Bank Credit Agreements upon a change of control, we may be unable to refinance or restructure the payments on such debt. Further, if we were unable to repay, refinance or restructure our indebtedness under the 2010 Bank Credit Agreements and/or our notes, the lenders and the noteholders, as applicable, subject to certain conditions and limitations as set forth in the second amended and restated intercreditor agreement, could proceed against the collateral securing that indebtedness.

Limits on our borrowing capacity under the 2010 Bank Revolving Credit Facility may affect our ability to finance our operations.

While the 2010 Bank Revolving Credit Facility currently provides for up to $140.0 million of commitments, our ability to borrow funds under this facility is limited by a borrowing base determined relative to the value, from time to time, of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S.

If the value of these eligible assets is not sufficient to support the full $140.0 million borrowing base, we will not have full access to the 2010 Bank Revolving Credit Facility, but rather could have access to a lesser amount determined by the borrowing base. As we continue to manage our working capital, this could reduce the borrowing base under the 2010 Bank Revolving Credit Facility. Further, if we borrow funds under this facility, subsequent changes in the value or eligibility of the assets within the borrowing base could cause us to be required to pay down the amounts outstanding so that there is no amount outstanding in excess of the then-existing borrowing base.

Our ability to make borrowings under the 2010 Bank Revolving Credit Facility is also conditioned upon our compliance with other covenants in the 2010 Bank Revolving Credit Agreement, including a fixed charge coverage ratio that applies when the “excess borrowing base” (representing the difference between (1) the borrowing base under the 2010 Bank Revolving Credit Facility and (2) the amounts outstanding under such facility) is less than $20.0 million. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under the 2010 Bank Revolving Credit Facility, which could have a material adverse effect on our business, financial condition and/or results of operations.

At March 31, 2010, the 2010 Bank Term Loan Facility was fully drawn, and we had a liquidity position (excluding cash in compensating balance accounts) of $120.6 million, consisting of cash and cash equivalents (net of any outstanding checks) of $33.4 million, as well as $87.2 million in available borrowings under the 2010 Bank Revolving Credit Facility, based upon the last calculated borrowing base less $21.8 million of outstanding undrawn letters of credit and $10.5 million then drawn on the 2010 Bank Revolving Credit Facility.

The 2010 Bank Revolving Credit Facility is syndicated to a group of banks and financial institutions. Each bank is responsible to lend its portion of the $140.0 million commitment if and when we seek to draw under the 2010

Bank Revolving Credit Facility. The lenders may assign their commitments to other banks and financial institutions in certain cases without prior notice to us. If a lender is unable to meet its lending commitment, then the other lenders under the 2010 Bank Revolving Credit Facility have the right, but not the obligation, to lend additional funds to make up for the defaulting lender’s commitment, if any. While we have never had any of our lenders under the 2010 Bank Revolving Credit Facility or the 2006 Bank Revolving Credit Facility fail to fulfill their lending commitment, economic conditions in late 2008 and 2009 and the volatility in the financial markets during this time period have impacted the liquidity and financial condition of certain banks and financial institutions. Based on information available to us, we have no reason to believe that any of the lenders under our 2010 Bank Revolving Credit Facility would have been unable to fulfill their commitments under the 2010 Bank Revolving Credit Facility as of March 31, 2010. However, if one or more lenders under the 2010 Bank Revolving Credit Facility were unable to fulfill their commitment to lend, such inability would impact our liquidity and, depending upon the amount involved and our liquidity requirements, could have an adverse affect on our ability to fund our operations, which could have a material adverse effect on our business, financial condition and/or results of operations.

Your right to exercise remedies with respect to the Collateral is limited by the Intercreditor Agreement and the lenders under our 2010 Bank Credit Agreements are able to control such remedies.

The rights of the holders of the notes with respect to the Collateral are limited by the Intercreditor Agreement (as defined herein). To the extent that we have outstanding obligations under our 2010 Bank Credit Agreements or other senior or pari passu obligations secured by the Collateral, any actions that may be taken in respect of any of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, are limited and controlled and directed by the lenders under the 2010 Bank Credit Agreements or the holders of such other obligations. In those circumstances, the indenture trustee, on behalf of the holders of the notes, does not have the ability to control or direct such actions, even if an event of default under the indenture has occurred or if the rights of the holders of the notes are or may be adversely affected.

The collateral agent and the lenders under our 2010 Bank Credit Agreements and the holders of such other obligations are under no obligation to take into account the interests of holders of the notes and guarantees when determining whether and how to exercise their rights with respect to the Collateral, subject to the Intercreditor Agreement, and their interests and rights may be significantly different from or adverse to yours.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and guarantees would be released automatically, without your consent or the consent of the indenture trustee.

Pursuant to the indenture, under various circumstances all or a portion of the Collateral securing the notes and guarantees would be released automatically without your consent or the consent of the indenture trustee, including:

•	in the absence of an event of default under the indenture at such time, upon the release of liens securing our 2010 Bank Credit Agreements in accordance with the terms of such agreements;

•	upon the sale, transfer or other disposition of such Collateral in a transaction not prohibited under the indenture; and

•	with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the indenture.

See “Description of the New Notes — Security for the New Notes — Release of Collateral.”

The indenture also permits us to designate one or more of our subsidiaries as non-recourse subsidiaries, subject to certain conditions, including that such subsidiary has no debt other than debt that is non-recourse to us or our subsidiaries and that such subsidiary is in the same line of business as us or in an otherwise permitted business. If we designate a subsidiary as a non-recourse subsidiary, all of the liens on any Collateral owned by such non-recourse subsidiary or any of its subsidiaries and any guarantees of the notes by such non-recourse subsidiary or any of its subsidiaries will be automatically released under the indenture. Designation of one or more of our subsidiaries as a non-recourse subsidiary will therefore reduce the aggregate value of the Collateral securing the notes. See “Description of the New Notes — Security for the New Notes — Release of Collateral.”

The imposition of certain permitted liens may cause the assets on which such liens are imposed to be excluded from the Collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the Collateral.

The indenture permits us and the guarantors to grant certain permitted liens in favor of third parties and, in certain cases, any assets subject to such liens will be automatically excluded from the Collateral securing the notes and the guarantees to the extent inclusion in such Collateral would be prohibited by the documents relating to such permitted liens. See “Description of the New Notes — Security for the New Notes — Release of Collateral.”

Other categories of excluded assets and property include, among others, certain real property interests, assets of non-recourse subsidiaries and foreign subsidiaries, certain stock of foreign subsidiaries and the proceeds from any of the foregoing. See “Description of the New Notes — Security for the New Notes — General.” Excluded property is not available as Collateral to secure our obligations and the obligations of the guarantors under the notes. As a result, with respect to the excluded property, the notes and the guarantees effectively rank equally with any of our and the guarantors’ other senior indebtedness that is not itself secured by the excluded property. In addition, some of the excluded property currently secures our 2010 Bank Credit Agreements and may secure other additional indebtedness secured by liens that are pari passu with or higher priority than liens securing the notes and the guarantees. As a result, the lenders under our 2010 Bank Credit Agreements and such other indebtedness may be able to access such excluded property to satisfy their claims prior to accessing the collateral to satisfy the claims under the notes and the guarantees.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes and the guarantees are automatically be excluded from the Collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of our stock that is owned by Revlon and the capital stock, other securities and similar items of certain of our subsidiaries. Under Rule 3-16 of Regulation S-X (as in effect from time to time), if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries are excluded from the Collateral to the extent that the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC in accordance with Rule 3-16 of Regulation S-X.

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities (and holders of the notes would not have any ability to foreclose on any assets of any foreign subsidiary), so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, all of such capital stock and other securities will continue to secure our 2010 Bank Credit Agreements and may secure other additional secured indebtedness because Rule 3-16 of Regulation S-X does not apply to loans outstanding under bank loan agreements such as our 2010 Bank Credit Agreements. As a result, the lenders under our 2010 Bank Credit Agreements and such other indebtedness may be able to access such stock to satisfy their claims. See “Description of the New Notes — Certain Definitions — Other Excluded Assets.”

The value of the Collateral securing the notes may not be sufficient to satisfy our and the guarantors’ obligations under the notes and the guarantees.

No appraisal of the value of the Collateral has been made in connection with this exchange offer, and the fair market value of the Collateral is subject to fluctuations based on factors that include general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the Collateral may not be sufficient to satisfy our and the guarantors’ obligations under the notes and the guarantees.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded property (in addition to the holders of obligations secured by higher-priority liens), encumber any of the Collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the indenture trustee or the holders of the notes to realize or foreclose on the Collateral.

Your security interests in certain items of present and future Collateral may not be perfected. Even if your security interests in certain items of Collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests are not perfected with respect to certain items of Collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the filing of mortgages, the delivery of possession of certificated securities, the filing of a notice of security interest with the U.S. Patent and Trademark Office or the U.S. Copyright Office or certain other conventional methods to perfect security interests in the U.S. Security interests in Collateral such as deposit accounts and securities accounts, which require or benefit from additional special filings or other actions or the obtaining of additional consents, may not be perfected or may not have priority with respect to the security interests of other creditors. In addition, the Collateral for the notes and the guarantees are pledged pursuant to collateral documents governed by New York law and we do not have any obligation to perfect a security interest in any Collateral under the laws of any other jurisdiction to the extent that security interests securing indebtedness under our 2010 Bank Credit Agreements are not perfected under such other laws. To the extent that your security interests in any items of Collateral are unperfected, your rights with respect to such Collateral are equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Necessary action may not be taken to properly perfect the security interest in such after-acquired Collateral. Failure to perfect security interests may invalidate such security interests, limit the assets included in the Collateral and block the exercise of remedies with respect to such assets. Moreover, the collateral agent may need to obtain the consent of a governmental agency to obtain or enforce a security interest in certain of the Collateral or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent or that any such consent will not be delayed, the event of which may adversely affect your rights as holders. Moreover, the collateral agent in exercising its rights to foreclose on certain assets may need to commence governmental proceedings in order to obtain any necessary governmental approvals. As a result, there may be prolonged delays in receiving such approval, or such approval may not be granted to the collateral agent, the result of which may adversely affect your rights as holders.

If we were to file for bankruptcy protection, the ability of holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations, and if a bankruptcy petition were filed by us or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

The ability of holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations if we were to file for bankruptcy protection. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from disposing of security repossessed from such a debtor without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent for the notes could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Moreover, if a bankruptcy petition were filed by or against us under applicable U.S. federal bankruptcy laws after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of the original issue price for the notes and that portion of the original issue discount that does not constitute “unmatured interest” for purposes of applicable U.S. federal bankruptcy laws.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that any such bankruptcy trustee, any debtor-in-possession or any competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of any such bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by any such bankruptcy court that the notes are under-collateralized, the claims in such bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under applicable U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by any such bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

U.S. federal and state fraudulent transfer laws may permit a court to void the notes, the guarantees and the liens securing the notes and the guarantees, subordinate claims in respect of the notes, the guarantees and the liens securing the notes and the guarantees, and require holders to return payments received and, if that occurs, you may not receive any payments on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the incurrence of any guarantees of the notes entered into upon issuance of the notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture governing the notes and the granting of liens to secure the notes and the guarantees. Under applicable U.S. federal bankruptcy laws and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes and any guarantee or any of the liens securing the notes could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes, incurring its guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or current or antecedent debt is secured or satisfied. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would not be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such notes or guarantee. In addition, the court may avoid and set aside the liens securing the Collateral in the case of a fraudulent transfer or conveyance or as a preference. In the event of a finding that a fraudulent transfer or conveyance or a preference occurred, you may not receive any repayment on the notes.

Although each guarantee entered into contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

We may not have the ability to purchase the notes upon a change of control.

Upon the occurrence of specified change of control events, we are required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, unless all notes have been previously called for redemption. The occurrence of a change of control could constitute an event of default under agreements governing other indebtedness, some of which rank effectively senior to the notes (including the 2010 Bank Credit Agreements), in which case our lenders may terminate their commitments under those agreements and accelerate all amounts outstanding under the relevant facilities. The holders of other debt securities that we may issue in the future, which may rank equally in right of payment with or effectively senior to the notes, may also have this right. Therefore, we may not have sufficient financial resources to purchase all of the debt securities or other indebtedness with such provisions as a result of a change of control.

You cannot be sure that an active trading market will develop for the new notes.

There is no existing trading market for the new notes. We have not applied for, nor do we intend to apply for, listing or quotation of the new notes on any exchange or any automated dealer quotation system. We cannot assure you that a trading market for the new notes will develop or exist. Therefore, we do not know how liquid the market for the new notes might be, nor can we make any assurances regarding the ability of holders of the new notes to sell their new notes or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the new notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of our management, and therefore are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

(i) our future financial performance;

(ii) the effect on sales of decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of our products as a result of increased competitive activities by our competitors, changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; retailer space reconfigurations or reductions in retailer display space; changes in retailer pricing or promotional strategies; less than anticipated results from our existing or new products or from our advertising, promotional and/or marketing plans; or if our expenses, including, without limitation, for pension expense under our benefit plans, advertising, promotions and marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses;

(iii) our belief that the continued execution of our business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands, further refining our approach to retail merchandising and/or taking further actions to optimize our manufacturing, sourcing and organizational size and structure, any of which, whose intended purpose would be to create value through profitable growth, could result in our making investments and/or recognizing charges related to executing against such opportunities;

(iv) our expectations regarding our strategic goal to profitably grow our business and as to the business strategies employed to achieve this goal, which are: (a) continuing to build our strong brands by focusing on innovative, high-quality, consumer-preferred brand offering; effective consumer brand communication; appropriate levels of advertising and promotion; and superb execution with our retail partners; (b) continuing to develop our organizational capability through attracting, retaining and rewarding highly capable people and through performance management, development planning, succession planning and training; (c) continuing to drive common global processes which are designed to provide the most efficient allocation of our resources; (d) continuing to focus on increasing our operating profit and cash flow; and (e) continuing to improve our capital structure by focusing on strengthening our balance sheet and reducing debt;

(v) our expectations regarding the implementation and success of the various actions necessary to execute such business strategies referred to in item (iv) above;

(vi) restructuring activities, restructuring costs and charges, the timing of restructuring payments and the benefits from such activities, including, without limitation, our expectation of annualized savings of approximately $30 million in 2010 and thereafter (inclusive of the approximately $15 million in 2009) from the May 2009 Program;

(vii) our expectation that operating revenues, cash on hand and funds available for borrowing under our 2010 Bank Revolving Credit Facility and other permitted lines of credit will be sufficient to enable us to cover our operating expenses for 2010, including the cash requirements referred to in item (x) below;

(viii) our global brand name recognition, product quality, marketing experience and consumer brand franchise;

(ix) our expected principal sources of funds, including operating revenues, cash on hand and funds available for borrowing under our 2010 Bank Revolving Credit Facility and other permitted lines of credit, as well as the availability of funds from refinancing our indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes, Revlon, our other affiliates and/or third parties and/or the sale of additional debt securities of us;

(x) our expected principal uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the continued execution of our business strategy, payments in connection with our purchases of permanent wall displays, capital expenditure requirements, restructuring programs, severance not otherwise included in our restructuring programs, debt service payments and costs, debt repurchases (including, without limitation, that we may also, from time to time, seek to retire or purchase our outstanding debt obligations in open market purchases, in privately negotiated transactions or otherwise and may seek to refinance some or all of our indebtedness based upon market conditions) and regularly scheduled pension and post-retirement benefit plan contributions and benefit payments, and our estimates of the amount and timing of our operating expenses, restructuring costs and payments, severance costs and payments, debt service payments (including payments required under our debt instruments), debt repurchases, cash contributions to our pension plans and our other post-retirement benefit plans and benefit payments in 2010, purchases of permanent wall displays and capital expenditures;

(xi) matters concerning our market-risk sensitive instruments, as well as our expectations as to the counterparty’s performance, including that any loss arising from the non-performance by the counterparty would not be material;

(xii) our plan to efficiently manage our cash and working capital, including, among other things, programs to reduce inventory levels over time; centralized purchasing to secure discounts and efficiencies in procurement; providing discounts to U.S. customers for more timely payment of receivables; prudent management of accounts payable; and targeted controls on general and administrative spending;

(xiii) our expectations regarding our future pension expense, cash contributions and benefit payments under our benefit plans;

(xiv) our expectation that the payment of the quarterly dividends on Revlon’s Preferred Stock will be funded by cash interest payments to be received by Revlon from Products Corporation on the Contributed Loan, subject to Revlon having sufficient surplus or net profits to effect such payments, and our expectation of Revlon paying the liquidation preference of its Preferred Stock on October 8, 2013 with the cash payment to be received by Revlon from Products Corporation in respect of the maturity of the Contributed Loan, subject to Revlon having sufficient surplus in accordance with Delaware law; and

(xv) our expectations as to the future impact of the devaluation of Venezuelan Bolivars and Venezuela being considered a highly inflationary economy in January 2010, including, without limitation, that our consolidated financial results in 2010 are expected to be adversely impacted as a result of the currency devaluation.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “assumptions,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, including this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

(i) unanticipated circumstances or results affecting our financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; changes in consumer preferences, such as reduced consumer demand for our color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to shopping channels; lower than expected retail customer acceptance or consumer acceptance of, or less than anticipated results from, our existing or new products; higher than expected pension expense and/or cash contributions under our benefit plans and/or benefit payments, advertising, promotional and/or marketing expenses or lower than expected results from our advertising, promotional and/or marketing plans; higher than expected sales returns or decreased sales of our existing or new products; actions by our customers, such as retailer inventory management and greater than anticipated retailer space reconfigurations or reductions in retail space and/or product discontinuances or a greater than expected impact from retailer pricing or promotional strategies; and changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors, including increases in share in the mass retail channel;

(ii) in addition to the items discussed in item (i) above, the effects of and changes in economic conditions (such as continued volatility in the financial markets, inflation, monetary conditions and foreign currency fluctuations, as well as in trade, monetary, fiscal and tax policies in international markets) and political conditions (such as military actions and terrorist activities);

(iii) unanticipated costs or difficulties or delays in completing projects associated with the continued execution of our business strategy or lower than expected revenues or the inability to create value through profitable growth as a result of such strategy, including lower than expected sales, or higher than expected costs, including as may arise from any additional repositioning, repackaging or reformulating of one or more brands or product lines, launching of new product lines, including difficulties or delays, or higher than expected expenses, including for sales returns, in launching our new products, acquiring businesses or brands, further refining our approach to retail merchandising, and/or difficulties, delays or increased costs in connection with taking further actions to optimize our manufacturing, sourcing, supply chain or organizational size and structure;

(iv) difficulties, delays or unanticipated costs in achieving our strategic goal to profitably grow our business and as to the business strategies employed to achieve this goal, such as (a) difficulties, delays or our inability to build our strong brands, such as due to less than effective product development, less than expected acceptance of our new or existing products by consumers and/or retail customers, less than expected acceptance of our advertising, promotional and/or marketing plans by our consumers and/or retail customers, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising, promotional and/or marketing activities for our new product launches and/or less than expected levels of execution with our retail partners or higher than expected costs and expenses; (b) difficulties, delays or the inability to develop our organizational capability; (c) difficulties, delays or unanticipated costs in connection with our plans to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our national and multi-national brands; (d) difficulties, delays or unanticipated costs in connection with our plans to improve our operating profit and cash flow, such as difficulties, delays or the inability to take actions intended to improve results in sales returns, cost of goods sold, general and administrative expenses, working capital management and/or sales growth; and/or (e) difficulties, delays or unanticipated costs in consummating, or our inability to consummate, transactions to improve our capital structure, strengthen our balance sheet and/or reduce debt, including higher than expected costs (including interest rates);

(v) difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities, such as less than anticipated cost reductions or other benefits from the May 2009 Program, the 2008 restructuring plans (the “2008 Programs”), the 2007 Programs and/or the 2006 Programs and the risk that the May 2009 Program, the 2008 Programs, the 2007 Programs and/or the 2006 Programs may not satisfy our objectives;

(vi) lower than expected operating revenues, cash on hand and/or funds available under the 2010 Bank Revolving Credit Facility and/or other permitted lines of credit or higher than anticipated operating expenses, such as referred to in item (viii) below;

(vii) the unavailability of funds under our 2010 Bank Revolving Credit Facility or other permitted lines of credit, or from refinancing indebtedness, selling assets or operations or from capital contributions or loans from MacAndrews & Forbes, Revlon, our other affiliates and/or third parties and/or the sale of additional debt securities of us;

(viii) higher than expected operating expenses, sales returns, working capital expenses, permanent wall display costs, capital expenditures, restructuring costs, severance not otherwise included in our restructuring programs, debt service payments, debt repurchases, regularly scheduled cash pension plan contributions and/or post-retirement benefit plan contributions and/or benefit payments;

(ix) interest rate or foreign exchange rate changes affecting us and our market-risk sensitive financial instruments and/or difficulties, delays or the inability of the counterparty to perform such transactions;

(x) difficulties, delays or the inability of us to efficiently manage our cash and working capital;

(xi) lower than expected returns on pension plan assets and/or lower discount rates, which could result in higher than expected cash contributions and/or pension expense;

(xii) difficulties, delays or the inability of Revlon to pay the quarterly dividends or the liquidation preference on its Preferred Stock, such as due to the unavailability of funds from Products Corporation related to its payments to Revlon under the Contributed Loan or the unavailability of sufficient surplus or net profits to make such dividend payments in accordance with Delaware law or the unavailability of sufficient surplus to make such liquidation preference payments in accordance with Delaware law; and/or

(xiii) unexpected consequences related to the future impact of the devaluation of Venezuelan Bolivars and Venezuela being considered a highly inflationary economy in January 2010, such as greater than expected reduction of our financial results and/or greater than expected foreign currency losses and ongoing charges related to the translation of our Venezuelan subsidiary’s financial statements at the new official exchange rate.

Factors other than those listed above could also cause our results to differ materially from expected results. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

You should consider the areas of risk above, as well as those set forth in other documents Products Corporation and Revlon have filed with the SEC and which are incorporated by reference in this prospectus, in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we made in the Annual Reports on Form 10-K of Products Corporation and Revlon for the fiscal year ended December 31, 2009 and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Products Corporation and Revlon, in each case filed with the SEC in 2010 (which, among other places, can be found on the SEC’s website at http://www.sec.gov). See “Where You Can Find More Information.” Other than as specified under “Incorporation of Certain Documents By Reference,” reports and other information that Products Corporation and Revlon have filed or furnished, or may in the future file, with the SEC are not incorporated by reference in, and do not constitute a part of, this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, the issuance of the new notes will not increase our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES OF PRODUCTS CORPORATION

The following table sets forth information regarding Products Corporation’s ratio of earnings to fixed charges for each of the periods shown.

For purposes of calculating these ratios: (a) earnings consist of income (loss) from continuing operations before income taxes of $(71.4) million, $(225.4) million, $(4.5) million, $36.9 million and $66.6 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and (b) fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest, which totaled $142.1 million, $161.6 million, $144.9 million, $130.3 million and $104.0 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

	Year Ended December 31,
	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	0.5	*	1.0	1.3	1.6

*	For the year ended December 31, 2006, earnings were insufficient to cover fixed charges, therefore the ratio of earnings to fixed charges is not a relevant measure for this period.

RATIO OF EARNINGS TO FIXED CHARGES OF REVLON

The following table sets forth information regarding Revlon’s ratio of earnings to fixed charges for each of the periods shown.

For purposes of calculating these ratios: (a) earnings consist of income (loss) from continuing operations before income taxes of $(77.1) million, $(232.0) million, $(11.5) million, $29.2 million and $56.8 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and (b) fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest, which totaled $142.1 million, $161.6 million, $144.9 million, $130.3 million and $104.3 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

	Year Ended December 31,
	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	0.5	*	0.9	1.2	1.5

*	For the year ended December 31, 2006, earnings were insufficient to cover fixed charges, therefore the ratio of earnings to fixed charges is not a relevant measure for this period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRODUCTS CORPORATION

The selected historical and other financial data as of December 31, 2005, 2006, 2007, 2008 and 2009 and for each of the years in the five-year period ended December 31, 2009 and the balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 are derived from Products Corporation’s consolidated financial statements, which have been audited by an independent registered public accounting firm. The selected historical and other financial data should be read in conjunction with Products Corporation’s consolidated financial statements and the related notes to those consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K of Products Corporation for the year ended December 31, 2009. See “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions, except per share amounts)

Net sales	$1,303.5	$1,298.7	$1,367.1	$1,346.8	$1,295.9
Gross profit	810.5	771.0	861.4	855.9	821.2
Selling, general and administrative expenses	738.7	789.0	728.7	701.6	619.6
Restructuring costs and other, net	1.5	27.4	7.3	(8.4)	21.3
Operating income (loss)	70.3	(45.4)	125.4	162.7	180.3
Interest expense	129.5	147.7	135.6	119.7	93.0
Amortization of debt issuance costs	6.9	7.5	3.3	5.6	5.5
Loss on early extinguishment of debt, net	9.0 (f)	23.5	0.1	0.7	5.8
Foreign currency losses (gains), net	0.5	(1.5)	(6.8)	0.1	8.9
(Loss) income from continuing operations	(79.4)	(245.3)	(11.9)	21.0	58.5
Income from discontinued operations	1.6	0.8	2.9	44.8	0.3
Net (loss) income	(77.8)	(244.5)	(9.0)	65.8	58.8

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions)

Balance Sheet Data:
Total current assets	$596.7	$500.1	$496.4	$457.4	$446.3
Total non-current assets	451.7	443.9	413.3	384.9	384.2

Total assets	$1,048.4	$944.0	$909.7	$842.3	$830.5

Total current liabilities	$470.5	$377.1	$348.7	$322.9	$305.2
Total non-current liabilities	1,669.1	1,784.5	1,622.6	1,602.8	1,519.1

Total liabilities	$2,139.6	$2,161.6	$1,971.3	$1,925.7	$1,824.3

Total indebtedness	$1,418.4	$1,506.9	$1,440.6	$1,329.6	$1,248.7
Total stockholder’s deficiency	(1,091.2)	(1,217.6)	(1,061.6)	(1,083.4)	(993.8)

(a)	Results for 2005 include expenses of approximately $44 million in incremental returns and allowances and approximately $7 million in accelerated amortization cost of certain permanent displays related to the launch of Vital Radiance and the re-stage of the Almay brand.

(b)	Results for 2006 include charges of $9.4 million in connection with the departure of Mr. Jack Stahl, our former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), $60.4 million in connection with the discontinuance of the Vital Radiance brand and restructuring charges of approximately $27.6 million in connection with the 2006 Programs.

(c)	Results for 2007 include restructuring charges of approximately $4.4 million and $2.9 million in connection with the 2006 Programs and the 2007 Programs, respectively. The $4.4 million of restructuring charges associated with the 2006 Programs were primarily for employee severance and other employee-related termination costs principally relating to a broad organizational streamlining. The $2.9 million of restructuring charges associated with the 2007 Programs were primarily for employee severance and other employee-related termination costs relating principally to the closure of our facility in Irvington, New Jersey and other employee-related termination costs relating to personnel reductions in our information management function and our sales force in Canada.

(d)	Results for 2008 include a $5.9 million gain from the sale of a non-core trademark during the first quarter of 2008, and a net $4.3 million gain related to the sale of the Mexico facility (which is comprised of a $7.0 million gain on the sale, partially offset by related restructuring charges of $1.1 million, $1.2 million of SG&A and cost of sales and $0.4 million of taxes). In addition, results for 2008 also include various other restructuring charges of approximately $3.8 million. The results of discontinued operations for 2008 included a one-time gain from the disposition of the non-core Bozzano business and certain other non-core brands, including Juvena and Aquamarine, which were sold in the Brazilian market, of $45.2 million.

(e)	Results for 2009 include: (1) a $20.8 million charge related to the May 2009 Program, which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating our office facilities in New Jersey; and (2) a $5.8 million net loss on early extinguishment of debt in 2009 primarily due to a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the refinancing of the 9 1/2% Senior Notes in November 2009, partially offset by a $7.7 million gain on repurchases of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes prior to their complete refinancing in November 2009 at an aggregate purchase price of $41.0 million, which is net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

(f)	The loss on early extinguishment of debt for 2005 includes: (i) a $5.0 million prepayment fee related to the prepayment in March 2005 of $100.0 million of indebtedness outstanding under the 2004 term loan facility of the 2004 credit agreement with a portion of the proceeds from the issuance of Products Corporation’s 9 1/2% Senior Notes (which notes were fully refinanced in November 2009); and (ii) the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes and 9% Senior Notes in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF REVLON

The selected historical and other financial data as of December 31, 2005, 2006, 2007, 2008 and 2009 and for each of the years in the five-year period ended December 31, 2009 and the balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 are derived from Revlon’s consolidated financial statements, which have been audited by an independent registered public accounting firm. The selected historical and other financial data should be read in conjunction with Revlon’s consolidated financial statements and the related notes to those consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K of Revlon for the year ended December 31, 2009. See “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions, except per share amounts)

Net sales	$1,303.5	$1,298.7	$1,367.1	$1,346.8	$1,295.9
Gross profit	810.5	771.0	861.4	855.9	821.2
Selling, general and administrative expenses	746.3	795.6	735.7	709.3	629.1
Restructuring costs and other, net	1.5	27.4	7.3	(8.4)	21.3
Operating income (loss)	62.7	(52.0)	118.4	155.0	170.8
Interest expense	129.5	147.7	135.6	119.7	93.0
Amortization of debt issuance costs	6.9	7.5	3.3	5.6	5.8
Loss on early extinguishment of debt, net	9.0 (f)	23.5	0.1	0.7	5.8
Foreign currency losses (gains), net	0.5	(1.5)	(6.8)	0.1	8.9
(Loss) income from continuing operations	(85.3)	(252.1)	(19.0)	13.1	48.5
Income from discontinued operations	1.6	0.8	2.9	44.8	0.3
Net (loss) income	(83.7)	(251.3)	(16.1)	57.9	48.8
Basic (loss) income per common share:
Continuing operations	(2.21)	(6.04)	(0.38)	0.26	0.94
Discontinued operations	0.04	0.02	0.06	0.87	0.01

Net (loss) income	$(2.17)	$(6.03)	$(0.32)	$1.13	$0.95

Diluted (loss) income per common share:
Continuing operations	(2.21)	(6.04)	(0.38)	0.26	0.94
Discontinued operations	0.04	0.02	0.06	0.87	0.01

Net (loss) income	$(2.17)	$(6.03)	$(0.32)	$1.13	$0.94

Weighted average number of common shares
outstanding (in millions)
Basic	38.6	41.7	50.4	51.2	51.6

Diluted	38.6	41.7	50.4	51.3	51.7

	Year Ended December 31,
	2005(a)	2006(b)	2007(c)	2008(d)	2009(e)
	(In millions)

Balance Sheet Data:
Total current assets	$592.0	$488.0	$476.0	$428.5	$403.6
Total non-current assets	451.7	443.9	413.3	384.9	390.6

Total assets	$1,043.7	$931.9	$889.3	$813.4	$794.2

Total current liabilities	$470.5	$377.2	$348.7	$323.4	$309.3
Redeemable preferred stock	—	—	—	—	48.0
Total non-current liabilities	1,669.1	1,784.5	1,622.6	1,602.8	1,470.5

Total liabilities	$2,139.6	$2,161.7	$1,971.3	$1,926.2	$1,827.8

Total indebtedness	$1,418.4	$1,506.9	$1,440.6	$1,329.6	$1,248.1
Total stockholders’ deficiency	(1,095.9)	(1,229.8)	(1,082.0)	(1,112.8)	(1,033.6)

(a)	Results for 2005 include expenses of approximately $44 million in incremental returns and allowances and approximately $7 million in accelerated amortization cost of certain permanent displays related to the launch of Vital Radiance and the re-stage of the Almay brand.

(b)	Results for 2006 include charges of $9.4 million in connection with the departure of Mr. Jack Stahl, our former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), $60.4 million in connection with the discontinuance of the Vital Radiance brand and restructuring charges of approximately $27.6 million in connection with the 2006 Programs.

(c)	Results for 2007 include restructuring charges of approximately $4.4 million and $2.9 million in connection with 2006 Programs and 2007 Programs, respectively. The $4.4 million of restructuring charges associated with the 2006 Programs were primarily for employee severance and other employee-related termination costs principally relating to a broad organizational streamlining. The $2.9 million of restructuring charges associated with the 2007 Programs were primarily for employee severance and other employee-related termination costs relating principally to the closure of the our facility in Irvington, New Jersey and other employee-related termination costs relating to personnel reductions in the our information management function and our sales force in Canada.

(d)	Results for 2008 include a $5.9 million gain from the sale of a non-core trademark during the first quarter of 2008, and a net $4.3 million gain related to the sale of the Mexico facility (which is comprised of a $7.0 million gain on the sale, partially offset by related restructuring charges of $1.1 million, $1.2 million of SG&A and cost of sales and $0.4 million of taxes). In addition, results for 2008 also include various other restructuring charges of approximately $3.8 million. The results of discontinued operations for 2008 included a one-time gain from the disposition of the non-core Bozzano business and certain other non-core brands, including Juvena and Aquamarine, which were sold in the Brazilian market, of $45.2 million.

(e)	Results for 2009 include: (1) a $20.8 million charge related to the May 2009 Program, which involved consolidating certain functions; reducing layers of management, where appropriate, to increase accountability and effectiveness; streamlining support functions to reflect the new organizational structure; and further consolidating our office facilities in New Jersey; and (2) a $5.8 million net loss on early extinguishment of debt in 2009 primarily due to a $13.5 million loss resulting from applicable redemption and tender premiums and the net write-off of unamortized debt discounts and deferred financing fees in connection with the refinancing of the 9 1/2% Senior Notes in November 2009, partially offset by a $7.7 million gain on repurchases of an aggregate principal amount of $49.5 million of the 9 1/2% Senior Notes prior to their complete refinancing in November 2009 at an aggregate purchase price of $41.0 million, which is net of the write-off of the ratable portion of unamortized debt discounts and deferred financing fees resulting from such repurchases.

(f)	The loss on early extinguishment of debt for 2005 includes: (i) a $5.0 million prepayment fee related to the prepayment in March 2005 of $100.0 million of indebtedness outstanding under the 2004 term loan facility of the 2004 credit agreement with a portion of the proceeds from the issuance of Products Corporation’s 9 1/2% Senior Notes (which notes were fully refinanced in November 2009); and (ii) the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes and 9% Senior Notes in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amount.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on           , 2010, the 30th day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $330.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000. No dissenter’s rights of appraisal exist with respect to the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the exchange offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in a distribution of the old notes or the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for tendering old notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

(c) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(d) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, our debt or equity securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery:
U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107-2292
Attn: Specialized Finance

For Information Call:
(800) 934-6802 or go to
www.usbank.com/corp_trust/bondholder_contact.html

By Facsimile Transmission
(for Eligible Institutions only):
(651) 495-8158

Confirm by Telephone:
(800) 934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The fees and expenses related to the issuance of the new notes will be amortized over the term of such notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

The new notes (the “New Notes”) will be issued under the Indenture dated as of November 23, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”) between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). This is the same indenture under which the old notes were issued. Unless the context otherwise requires, the old notes and the New Notes are referred to collectively as the “Notes.”

We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the New Notes. The following summary, which describes certain provisions of the Indenture and the New Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as in effect on the date of the original issue of the New Notes (the “TIA”), and all the provisions of the Indenture and the New Notes, including the definitions therein of terms not defined in this prospectus. A copy of the Indenture is included as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part. Certain terms used herein are defined below under “— Certain Definitions.”

The terms of the New Notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

•	the New Notes will have been registered under the Securities Act; and

•	the New Notes will not contain certain transfer restrictions and registration rights (including interest rate increases) that relate to the old notes.

General

Notes

The New Notes will be unsubordinated, secured obligations of the Company, and will mature on November 15, 2015. The Trustee will authenticate and deliver the New Notes for original issue in an aggregate principal amount of up to $330,000,000 and, subject to compliance with the debt incurrence covenants in the Indenture, we can issue additional Notes at later dates under the same Indenture. The New Notes will bear interest at a rate equal to 9 3/4% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2010, to the persons who are registered holders thereof at the close of business on May 1 or November 1 immediately preceding such interest payment date. Interest on the New Notes will accrue from November 23, 2009 or, if interest has already been paid, from the date it was most recently paid.

All interest on the New Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium and interest will be payable by wire transfer, subject to certain exceptions. The New Notes will be transferable and exchangeable at the office of the Trustee and will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Any old notes that remain outstanding after the consummation of the exchange offer described in this prospectus (the “Exchange Offer”), together with the New Notes and any additional Notes issued under the Indenture at a later date (the “Additional Notes”), will be treated as a single class of securities under the Indenture.

To the extent required by applicable tax regulations, Additional Notes that are issued with original issue discount may not trade fungibly with other Notes, may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, any such Additional Notes will be treated for all other purposes under the Indenture as a single class with the other Notes.

Guarantees

The New Notes will be guaranteed on a senior secured basis by the Parent Guarantor and the Subsidiaries required to guarantee the New Notes by the covenant described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.” These Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will contain certain limitations intended to mitigate the risk of that Subsidiary Guarantee constituting a fraudulent conveyance under applicable law. See “Risk

Factors — Risks Relating to the Notes — U.S. federal and state fraudulent transfer laws may permit a court to void the notes, the guarantees and the liens securing the notes and the guarantees, subordinate claims in respect of the notes, the guarantees and the liens securing the notes and the guarantees, and require holders to return payments received and, if that occurs, you may not receive any payments on the notes.”

The ability of each Subsidiary Guarantor to merge, consolidate or sell all or substantially all of its assets is limited as described under paragraph (c) of the provisions described under “— Certain Covenants — Successor Company.”

Under certain circumstances, a Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. See “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.”

Ranking, Security

The New Notes:

•	will be unsubordinated obligations of the Company;

•	will rank senior in right of payment to any future Subordinated Obligations of the Company;

•	will be pari passu in right of payment with all existing and future senior Debt of the Company;

•	will be secured, together with the Multi-Currency Secured Obligations (on an equal and ratable basis), by a second-priority Lien on the Term Loan Collateral, subject to a first-priority Lien securing the Term Loan Secured Obligations and other Permitted Liens, and therefore will be effectively subordinated to the Term Loan Secured Obligations and any other obligations secured by first-priority Permitted Liens on the Term Loan Collateral (which could include Debt that refinances the Multi-Currency Secured Obligations) to the extent that the value of the Term Loan Collateral does not exceed the aggregate amount of such obligations;

•	will be secured by a third-priority Lien on the Multi-Currency Collateral, subject to a first-priority Lien securing the Multi-Currency Secured Obligations, a second-priority Lien securing the Term Loan Secured Obligations and other Permitted Liens, and therefore will be effectively subordinated to the Multi-Currency Secured Obligations, the Term Loan Secured Obligations and any other obligations secured by first-priority or second-priority Permitted Liens on the Multi-Currency Collateral to the extent that the value of the Multi-Currency Collateral does not exceed the aggregate amount of such obligations;

•	will be fully and unconditionally guaranteed by the Subsidiary Guarantors on a senior secured basis; and

•	will be fully and unconditionally guaranteed by Revlon, Inc., the Parent Guarantor, on a senior basis, secured by a pledge of Term Loan Collateral consisting of Capital Stock of the Company.

The New Notes will be guaranteed by the Parent Guarantor and each of the Company’s Domestic Subsidiaries (other than Immaterial Subsidiaries) and certain future Domestic Subsidiaries required to guarantee the New Notes under the covenant described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees.”

Each Guarantee of the New Notes by a Guarantor:

•	will be an unsubordinated obligation of each Guarantor;

•	will rank senior in right of payment to any future Subordinated Obligations of such Guarantor;

•	will be pari passu in right of payment with all existing and future senior Debt of such Guarantor;

•	in the case of Subsidiary Guarantees and the Guarantee of the New Notes by the Parent Guarantor, will be secured, together with the Multi-Currency Secured Obligations (on an equal and ratable basis), by a second-priority Lien on the Term Loan Collateral, subject to a first-priority Lien securing the Term Loan Secured Obligations and other Permitted Liens, and therefore will be effectively subordinated to the Term Loan Secured Obligations and any other obligations secured by first-priority Permitted Liens on the Term Loan

Collateral (which could include Debt that refinances the Multi-Currency Secured Obligations) to the extent that the value of the Term Loan Collateral does not exceed the aggregate amount of such obligations; and

•	in the case of Subsidiary Guarantees, will be secured by a third-priority Lien on the Multi-Currency Collateral of such Subsidiary Guarantor, subject to a first-priority Lien securing the Multi-Currency Secured Obligations, a second-priority Lien securing the Term Loan Secured Obligations and other Permitted Liens and therefore will be effectively subordinated to the Multi-Currency Secured Obligations, the Term Loan Secured Obligations and any other obligations secured by first-priority or second-priority Permitted Liens on the Multi-Currency Collateral to the extent that the value of the Multi-Currency Collateral does not exceed the aggregate amount of such obligations.

Although the Liens securing the New Notes and the Guarantees are equal in Lien priority with the Liens securing the Multi-Currency Secured Obligations with respect to the Term Loan Collateral, they have different rights as to enforcement, procedural provisions and other similar matters than the holders of Liens securing the Multi-Currency Secured Obligations, as provided in the Intercreditor Agreement. See “— Security for the New Notes — Intercreditor Agreement.”

The New Notes will not be guaranteed by the Company’s Foreign Subsidiaries and Immaterial Subsidiaries (the “Non-Guarantor Subsidiaries”). For the year ended December 31, 2009, the Company’s Non-Guarantor Subsidiaries represented, on a consolidated basis, approximately $500.9 million, or 38.7%, of the Company’s total net sales and approximately $21.2 million, or 36.1%, of the Company’s total net income. In addition, as of December 31, 2009, the Company’s Non-Guarantor Subsidiaries represented, on a consolidated basis, 63.4% of the Company’s total assets, or 27.2% of the Company’s total assets (excluding intercompany assets), and approximately $141.9 million, or 7.8%, of the Company’s outstanding indebtedness and other liabilities (excluding intercompany liabilities), to which the New Notes and the Guarantees would have been structurally subordinated. The value of these assets does not include the value of the Company’s internally developed intellectual property, including the Revlon brand.

Security for the New Notes

General

The New Notes and the Guarantees will have the benefit of the Collateral, which will consist of (i) the Term Loan Collateral, as to which the Term Loan Secured Parties will have a first-priority security interest and the holders of the New Notes and the Multi-Currency Secured Parties will have a second-priority security interest (subject to Permitted Liens), and (ii) the Multi-Currency Collateral, as to which the Multi-Currency Secured Parties will have a first-priority security interest, the Term Loan Secured Parties will have a second-priority security interest and the holders of the New Notes will have a third-priority security interest (subject to Permitted Liens).

The Collateral will not include any Excluded Property or any Other Excluded Assets, even though the Term Loan Secured Obligations and the Multi-Currency Secured Obligations may be secured by certain of the Other Excluded Assets. Certain of the Multi-Currency Secured Obligations consist of obligations of the Company’s foreign subsidiaries which may also be secured by assets of those foreign subsidiaries that are not included in the Collateral. Subject to certain exceptions, the Lien on any item of Collateral securing the New Notes will terminate and be released automatically if the Liens on such item of Collateral securing the Multi-Currency Secured Obligations and Term Loan Secured Obligations are released.

The Liens on the Collateral will be created pursuant to agreements governed by New York law, and neither the Company nor any Guarantor will have any obligation to perfect a security interest in any assets under the laws of any other jurisdiction except to the extent that such perfection is obtained in such assets for the benefit of the Multi-Currency Secured Obligations and the Term Loan Secured Obligations. In addition, with respect to Collateral consisting of certain deposit accounts, motor vehicles and certain other assets, neither the Company nor any Guarantor will have any obligation to perfect the security interests therein except to the extent that such perfection is obtained in such assets for the benefit of the Multi-Currency Secured Obligations and the Term Loan Secured Obligations.

The Company and the Guarantors will be able to incur additional Debt which may share in the Collateral on a senior, junior or pari passu basis. The amount of such additional Debt will be limited by the covenants described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Debt.” Under certain circumstances the amount of such additional Secured Debt could be significant.

Except as provided in the Intercreditor Agreement, any actions that may be taken in respect of any of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, are limited and controlled and directed by the Controlling Agent. The Trustee will not be the Controlling Agent at any time when there are outstanding Multi-Currency Secured Obligations (whether secured on a senior or pari passu basis), Term Loan Secured Obligations or other obligations secured on a pari passu basis with the New Notes. Except as provided in the Intercreditor Agreement, holders of obligations secured on a junior basis to the New Notes will not be able to take any enforcement action with respect to the Collateral so long as any New Notes are outstanding.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain control of the Collateral securing the New Notes (other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors — Risks Relating to the Notes — If we were to file for bankruptcy protection, the ability of holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations, and if a bankruptcy petition were filed by us or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.”

As used in this “Description of the New Notes”, any references to “Liens securing the New Notes” or the like will be deemed to include the Liens securing the Guarantees as well.

Term Loan Collateral

The New Notes and the Guarantees will be secured by second-priority security interests in the Term Loan Collateral, pari passu with the Multi-Currency Secured Obligations and subject to Permitted Liens. The Term Loan Collateral generally consists of capital stock of the Company and its Subsidiaries (other than certain stock of Foreign Subsidiaries and certain other exceptions) and substantially all of the other tangible and intangible assets (including intellectual property) of the Company and the Subsidiary Guarantors, other than the Multi-Currency Collateral and the Excluded Property.

Multi-Currency Collateral

The New Notes and the Guarantees will also be secured by third-priority security interests in the Multi-Currency Collateral (subject to Permitted Liens). The Multi-Currency Collateral generally consists of substantially all inventory, accounts receivable, deposit accounts, instruments, investment property (other than the Capital Stock of the Company and its Subsidiaries), equipment, fixtures, chattel paper and certain assets related thereto, in each case held by the Company and the Subsidiary Guarantors, other than Excluded Property. The Multi-Currency Collateral will also include mortgages on the Company’s owned real property in Oxford, North Carolina and any owned real property located in the United States acquired in the future by the Company or any Subsidiary Guarantor that has a value greater than $7.5 million (collectively, the “Mortgaged Properties”).

Security Documents

The Company, the Guarantors and the Collateral Agent entered into one or more Security Documents (including by means of amendments to or amendment and restatements of existing security agreements in favor of the Collateral Agent for the benefit of the Multi-Currency Secured Parties and Term Loan Secured Parties) creating and establishing the terms of the security interests that secure the New Notes and the Guarantees. These security interests secure the payment and performance when due of all of the obligations of the Company and the Guarantors under the New Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. To the extent that the Company and the Guarantors were unable to complete on or prior to the issue date of the old notes certain filings and other similar actions required in connection with the perfection of such security interests, they completed such actions as soon as reasonably practicable after such date. Citicorp USA, Inc. has been appointed, pursuant to the Intercreditor Agreement, as the Collateral Agent for the benefit of the Multi-Currency Secured Parties, the Term Loan Secured Parties and the Noteholder Secured Parties. The Security Documents may be amended from time to time without the consent of the Trustee or the Noteholders to the extent provided in “— Amendment” below.

Intercreditor Agreement

On the issue date of the old notes, the Company, the Guarantors, the Multi-Currency Administrative Agent, the Term Loan Administrative Agent, the Collateral Agent and the Trustee entered into the Intercreditor Agreement. Although the holders of the New Notes are not party to the Intercreditor Agreement, by their acceptance of the New Notes they will agree to be bound thereby. The Intercreditor Agreement provides that, if there is no acting Trustee under the Indenture at any time, the term “Trustee” as used in the Intercreditor Agreement will mean the Required Holders.

Certain capitalized terms that are used in this “— Intercreditor Agreement” section (such as Senior Agent, Senior Claims, Senior Liens, Senior Secured Parties, Junior Agents, Junior Claims, Junior Liens and Junior Secured Parties), the definitions of which are set forth under “— Certain Definitions” below, are intended to express the fact that, in the case of Multi-Currency Collateral, the New Notes are secured by a third-priority Lien on the Multi-Currency Collateral, subject to a first-priority Lien securing the Multi-Currency Secured Obligations and a second-priority Lien securing the Term Loan Secured Obligations, and in the case of Term-Loan Collateral, the New Notes are secured pari passu with the Multi-Currency Secured Obligations by a second-priority Lien on the Term-Loan Collateral, subject to a first-priority Lien securing the Term Loan Secured Obligations. The Intercreditor Agreement may be amended from time to time without the consent of the Trustee or the Noteholders to the extent provided in “— Amendment” below. The Intercreditor Agreement was amended and restated on March 11, 2010 in conjunction with the amendment and restatement of the Credit Agreements in order to reflect expressly in the recitals and defined terms set forth therein the amendment and restatement of the Credit Agreements and as a matter of convenience and for ease of reference.

Actions of Collateral Agent; Direction by Controlling Agent.  The Intercreditor Agreement provides that, from and after the receipt of any Notice of Actionable Default and prior to the withdrawal of all pending Notices of Actionable Default, the Collateral Agent will take, or refrain from taking, any action, with respect to any Collateral (and any provision of the Intercreditor Collateral Documents related thereto), as directed in writing by the Controlling Agent in respect of such Collateral. Each Representative, in the event all of the Events of Default (as defined in the applicable Financing Document) giving rise to any Notice of Actionable Default issued by such Representative have been cured or waived or otherwise have ceased to exist pursuant to the applicable Financing Document, will withdraw such Notice of Actionable Default by written notice to the Collateral Agent. The Indenture provides that the Trustee will not deliver any Notice of Actionable Default to the Collateral Agent unless (i) an Event of Default under the Indenture has occurred and is continuing, (ii) any required notice thereof has been given and any grace periods provided for in the Indenture have expired and (iii) holders of at least 30% in principal amount of the outstanding New Notes have requested the Trustee in writing to deliver such Notice of Actionable Default.

Except as set forth in the preceding paragraph, the Collateral Agent will take, or refrain from taking, any action as directed in writing (i) by the applicable Representative as designated in the Multi-Currency Credit Agreement, the Term Loan Agreement or (to the extent permitted by the Intercreditor Agreement and the Indenture) the Indenture, as applicable, or any other Financing Document with respect to such action, (ii) collectively by the Representatives or (iii) in the absence of such events, with respect to any Collateral (and any provision of the Intercreditor Collateral Documents related thereto), by the Controlling Agent in respect of such Collateral.

In addition, under the Intercreditor Agreement, the Collateral Agent is obliged to perform only such duties as are specifically set forth in the Intercreditor Agreement or any other Intercreditor Collateral Document, and no implied covenants or obligations will be read into any Intercreditor Collateral Document against the Collateral Agent. The Collateral Agent will, upon receipt of any written direction permitted under the Intercreditor Agreement, exercise the rights and powers vested in it by any Intercreditor Collateral Document with respect to such direction, and the Collateral Agent will not be liable with respect to any action taken or omitted in accordance with such direction. If the Collateral Agent seeks directions from any Representative or the Required Secured Parties with respect to any action under any Intercreditor Collateral Document, the Collateral Agent will not be required to take, or refrain from taking, such action until it has received such direction.

Prohibition On Contesting Liens, etc.  In the Intercreditor Agreement, the Trustee, on behalf of each Noteholder Secured Party, in respect of any Collateral:

•	agreed that it will not, and will waive any right to, contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien or Pari Passu Lien on such Collateral; or demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens or Pari Passu Liens on such Collateral, except to the extent that such rights are expressly granted in the Intercreditor Agreement;

•	agreed that, prior to the payment in full of the Senior Claims in respect of such Collateral, it will not take or receive any such Collateral or any proceeds of such Collateral in connection with the exercise of any right or remedy (including setoff) with respect to such Collateral. Without limiting the generality of the foregoing, prior to the payment in full of the Senior Claims in respect of any Collateral, the sole right of the Trustee and the Noteholder Secured Parties with respect to such Collateral will be the right to receive a share of the proceeds thereof pursuant to the Intercreditor Agreement;

•	agreed that neither it nor any Noteholder Secured Party will take any action that would hinder any exercise of remedies undertaken by any Senior Secured Party in respect of such Collateral under the Intercreditor Collateral Documents, including any sale, lease, exchange, transfer or other disposition of such Collateral, whether by foreclosure or otherwise, and waive any and all rights it or any Noteholder Secured Party may have as a junior creditor or otherwise to object to the manner in which any Senior Secured Party may seek to enforce or collect the Senior Claims or the Liens granted in any of such Collateral;

•	waived any rights of subrogation it may acquire as a result of any payment under the Intercreditor Agreement until the Senior Claims in respect of such Collateral will have been paid in full. Upon payment in full of such Senior Claims, the Noteholder Secured Parties will be subrogated to the rights of the Senior Secured Parties to receive payments or distributions applicable to such Senior Claims;

•	irrevocably constituted and appointed the Senior Agent or the Controlling Agent, as the case may be, in respect of such Collateral and any officer or agent (including the Collateral Agent) of such Senior Agent or Controlling Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Trustee or such holder or in such Senior Agent’s or Controlling Agent’s own name, from time to time in such Senior Agent’s or Controlling Agent’s discretion, for the purpose of carrying out the terms of the Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Intercreditor Agreement, including any financing statements, endorsements or other instruments or transfer or release;

•	agreed that no Senior Secured Party will have any duty or liability to any Noteholder Secured Party, and will waive all claims against each Senior Secured Party arising out of any and all actions which any Senior Secured Party may take or permit or omit to take with respect to: (i) the Senior Documents, (ii) the collection of the Senior Claims, (iii) the foreclosure upon, or sale, liquidation or other disposition of, the Senior Collateral, (iv) the release of any Lien in respect of any Senior Collateral, or (v) the maintenance or preservation of the Senior Collateral, the Senior Claims or otherwise; and

•	agreed not to assert and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law in respect of such Collateral.

New Liens; Separate Liens.  The parties to the Intercreditor Agreement agreed that, prior to the payment in full of the Secured Claims, any Lien on any asset of any Loan Party securing any Secured Claim (and which asset is not also subject to a Lien securing all of the Secured Claims in accordance with the priorities set forth in the Intercreditor Agreement) will immediately be released upon demand by any Agent or assigned to the Collateral Agent on behalf of the Secured Parties, subject to the priorities set forth in the Intercreditor Agreement, and, at all times prior to such release or assignment, the Secured Party to whom such Lien was granted will be acting as a sub-agent of the Collateral Agent for the sole purpose of perfecting the Lien on such asset; provided, however, that if the Multi-Currency Credit Agreement, the Term Loan Agreement or the Indenture, as the case may be, specifically does not require the relevant Secured Claims to be secured by a Lien on such asset, then this paragraph will not apply to such asset solely in respect of such Secured Claims. The Indenture provides that this paragraph will not apply to any Other Excluded Assets or to any assets of any Subsidiary that is not required by the Indenture to be a Guarantor.

Under the Intercreditor Agreement, each Loan Party agreed not to grant, or to permit any of its Subsidiaries to grant, except as expressly permitted by the Financing Documents, any Lien on any of its respective assets securing the Senior Claims or the Junior Claims, as the case may be, to any Person other than the Collateral Agent on behalf of the Secured Parties, subject to the priorities set forth in the Intercreditor Agreement.

Under the Intercreditor Agreement, the grants of Liens pursuant to the Intercreditor Collateral Documents constitute separate and distinct grants of Liens. The Intercreditor Agreement states that, because of, among other things, their differing rights in the Collateral, the Noteholder Claims in respect of any Collateral are fundamentally different from the Senior Claims in respect of such Collateral, and the Noteholder Claims and Senior Claims in respect of any Collateral must be separately classified in any Insolvency Proceeding. If it is held that, in respect of any Collateral, the Noteholder Claims and the Senior Claims in respect of such Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Noteholder Secured Parties acknowledge and agree that all distributions will be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of any Collateral (with the effect that, to the extent that the aggregate value of the Senior Collateral is sufficient (for this purpose ignoring all claims held by the Noteholder Secured Parties), the Senior Secured Parties will be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Noteholder Secured Parties with respect to the Senior Collateral, with the Noteholder Secured Parties acknowledging and agreeing to turn over to the Senior Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Noteholder Secured Parties).

Remedies.  Under the Intercreditor Agreement, prior to the payment in full of the Senior Claims in respect of any Collateral, whether or not any Insolvency Proceeding has been commenced by or against any Loan Party, with respect to such Collateral:

(i) no Noteholder Secured Party will (or direct the Collateral Agent to) (A) exercise or seek to exercise any rights or remedies, (B) institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure, contest, protest, (C) object to any foreclosure proceeding or action brought by the Collateral Agent or any Senior Secured Party or any other exercise of any rights and remedies relating to such Collateral under the Intercreditor Collateral Documents or otherwise, or (D) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to such Collateral; and

(ii) the Senior Agent or the Controlling Agent, as the case may be, on behalf of the Senior Secured Parties, will have the exclusive right to (and the exclusive right to direct the Collateral Agent to) enforce rights, exercise remedies and make determinations regarding release, disposition (including under § 363(f) of the Bankruptcy Code) or restrictions with respect to such Collateral without any consultation with, or the consent of, any Noteholder Secured Party.

In exercising rights and remedies with respect to any Collateral, the Senior Agent or the Controlling Agent, as the case may be, on behalf of the Senior Secured Parties, in respect of such Collateral may enforce (and direct the

Collateral Agent to enforce) the provisions of the Senior Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement will include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of such Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under any Bankruptcy Law.

Notwithstanding anything to the contrary in the Intercreditor Agreement, each Noteholder Secured Party may exercise its rights and remedies as an unsecured creditor against the Loan Parties in accordance with the terms of the Indenture Documents and applicable law. In the event any Noteholder Secured Party in respect of any Collateral becomes a judgment lien creditor in respect of such Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien will be subordinated to any Lien on such Collateral securing any Senior Claim in respect of such Collateral on the same basis and to the same extent as the other Liens on such Collateral securing the Noteholder Claims are subordinated to those securing the Senior Claims under the Intercreditor Agreement. Nothing in the Intercreditor Agreement modifies any rights or remedies which any Senior Secured Party in respect of any Collateral may have with respect to such Collateral.

Insolvency Proceedings.  Under the Intercreditor Agreement, until the payment in full of all Senior Claims in respect of any Collateral, the Senior Agent will have the right, but not the obligation, to vote the claim of any Noteholder Secured Party in respect of such Collateral in any Insolvency Proceeding if such Noteholder Secured Party has not voted its claim on or prior to 10 days before the expiration of the time to vote any such claim. If the Senior Agent exercises such right to vote, no Noteholder Secured Party will be entitled to change or withdraw such vote.

In the event an Insolvency Proceeding is commenced by or against any Loan Party, in respect of any part of the Senior Collateral or proceeds thereof or any Senior Lien which may exist thereon, each of the Noteholder Secured Parties in respect of such Collateral will agree in the Intercreditor Agreement that such Person will not, until the payment in full of the Senior Claims in respect of such Collateral:

(a) seek any relief from, or modification of, the automatic stay as provided in § 362 of the Bankruptcy Code or seek or accept any form of adequate protection under either or both of § 362 and § 363 of the Bankruptcy Code with respect to the Senior Collateral, except (i) replacement Liens, which Liens at all times will (A) also secure the Senior Claims and (B) be subordinated to the Senior Liens in accordance with, and subject to, the terms of the Intercreditor Agreement, and (ii) the accrual or the current payment of interest and out-of-pocket expenses, including fees and disbursements of counsel and other professional advisors, incurred by the Trustee (which the Noteholder Secured Parties agree will constitute adequate protection of their claims and interests);

(b) oppose or object to any adequate protection sought by or granted to any Senior Secured Parties with respect to the Senior Collateral;

(c) oppose or object to the use of any Senior Collateral constituting cash collateral by any Loan Party, unless the Senior Secured Parties will have opposed or objected to such use of such cash collateral;

(d) oppose or object to any financing with respect to any Loan Party provided under any Bankruptcy Law (regardless of whether any Indebtedness thereunder is senior to the Noteholder Claims or secured by Liens on the Senior Collateral that are senior in priority to the Noteholder Liens on such Collateral), unless (i) the Senior Agent or the Senior Secured Parties will have opposed or objected to such financing or (ii) any Indebtedness thereunder is secured by any Collateral on which the Noteholder Secured Parties have a first-priority Lien under the Intercreditor Agreement and the Liens on such Collateral securing such Indebtedness would be senior in priority to such first-priority Liens of the Noteholder Secured Parties;

(e) object to (i) the amount of the Senior Claims allowed or permitted to be asserted under any Bankruptcy Law or (ii) the extent to which the Senior Claims are deemed secured claims, including under § 506(a) of the Bankruptcy Code;

(f) oppose or object to any protection provided to the Senior Secured Parties, including any form of adequate protection under § 362 or § 363 of the Bankruptcy Code and the payment of amounts equal to interest and expenses allowed under § 506(b) and (c) of the Bankruptcy Code to any Senior Secured Parties; or

(g) object to the treatment of the Senior Claims under a chapter 11 plan of reorganization under the Bankruptcy Code or similar plan or reorganization or arrangement under any other applicable Insolvency Proceeding, except on the grounds that the present value of all property received by the Senior Secured Parties exceeds the amount of the claims of the Senior Secured Parties in such Insolvency Proceeding.

Nothing contained in the Intercreditor Agreement will prohibit or in any way limit any Senior Secured Party from, with respect to the Senior Collateral, objecting in any Insolvency Proceeding (or otherwise) to any action taken by any Noteholder Secured Party, including the seeking by such Noteholder Secured Party of adequate protection with respect to such Collateral or the asserting by such Noteholder Secured Party of any of its rights and remedies under the Indenture Documents (or otherwise) with respect to such Collateral.

Proceeds of Collateral.  Under the Intercreditor Agreement, from and after the receipt by the Collateral Agent of any Notice of Actionable Default and prior to the withdrawal of all pending Notices of Actionable Default, proceeds of any Collateral received by any Secured Parties, and all payments made by any Loan Parties in respect of any Secured Claims, will be applied as follows:

(a) first, to pay interest on and then principal of any portion of the Senior Claims in respect of such Collateral that the Senior Agent may have advanced on behalf of any Senior Secured Party for which the Senior Agent has not then been reimbursed by such Senior Secured Party or the Loan Parties;

(b) second, to pay Secured Claims in respect of any expense reimbursements or indemnities then due to the Senior Agent and the Collateral Agent;

(c) third, to pay Secured Claims in respect of any expense reimbursements or indemnities then due to the other Senior Secured Parties;

(d) fourth, to pay Secured Claims in respect of any fees then due to the Senior Agent and the Collateral Agent;

(e) fifth, to pay Secured Claims in respect of any fees then due to the other Senior Secured Parties;

(f) sixth, to pay interest then due and payable in respect of all Senior Claims in respect of such Collateral;

(g) seventh, to pay or prepay principal payments for all Senior Claims (and, when applicable, to provide cash collateral for letters of credit or interest rate Hedging Obligations constituting Senior Claims) in respect of such Collateral;

(h) eighth, to pay all other Senior Claims in respect of such Collateral;

(i) ninth, to pay interest on and then principal of any portion of the Junior Claims that any Junior Agent may have advanced on behalf of any Junior Secured Party for which such Junior Agent has not then been reimbursed by such Junior Secured Party or the Loan Parties;

(j) tenth, to pay Secured Claims in respect of any expense reimbursements or indemnities then due to any Junior Agent;

(k) eleventh, to pay Secured Claims in respect of any expense reimbursements or indemnities then due to the other Junior Secured Parties;

(l) twelfth, to pay Secured Claims in respect of any fees then due to any Junior Agent;

(m) thirteenth, to pay Secured Claims in respect of any fees then due to the other Junior Secured Parties;

(n) fourteenth, to pay interest then due and payable in respect of all Junior Claims in respect of such Collateral;

(o) fifteenth, to pay or prepay principal payments for all Junior Claims (and, when applicable, to provide cash collateral for letters of credit or interest rate Hedging Obligations constituting Junior Claims) in respect of such Collateral;

(p) sixteenth, to pay all other Junior Claims in respect of such Collateral; and

(q) seventeenth, as directed by the Company (subject to applicable laws);

provided, however, that, if sufficient funds are not available to fund all payments required to be made in any of clauses first through sixteenth above, the available funds being applied to the Secured Claims specified in any such clause (unless otherwise specified in such clause) will be allocated to the payment of such Secured Claims ratably, based on the proportion of each Agent’s and each Secured Party’s interest in the aggregate outstanding Secured Claims described in such clause. The order of payment application set forth in clauses (a) through (p) above may be amended at any time and from time to time by the Required Secured Parties without any notice to or consent of or approval by any Loan Party or any other Person (including, without limitation, any holder of Designated Eligible Obligations) that is not a party to the Multi-Currency Credit Agreement, the Term Loan Agreement or the Indenture (provided that for purposes of this clause the holders of the New Notes will be deemed to be parties to the Indenture), as the case may be, subject to certain exceptions; provided, however, that (i) any such amendment adversely affecting any Agent will also require the prior written consent of such Agent, (ii) any such amendment not adversely affecting the Multi-Currency Lenders will not require the consent of any Lender (as defined in the Multi-Currency Credit Agreement), (iii) any such amendment not adversely affecting the Term Loan Lenders will not require the consent of any Lender (as defined in the Term Loan Agreement) and (iv) any such amendment not adversely affecting the holders of New Notes will not require the consent or signature of the Trustee or any holder of New Notes.

Indemnification and Expenses.  Under the Intercreditor Agreement, each Secured Party agreed to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Company), from and against such Secured Party’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of the Intercreditor Agreement or the other Intercreditor Collateral Documents or any action taken or omitted by such Agent under the Intercreditor Agreement or the other Collateral Documents; provided, however, that no Secured Party will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence or willful misconduct.

Without limiting the foregoing, each Secured Party agreed to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, the Intercreditor Agreement or the other Collateral Documents, to the extent that such Agent is not reimbursed for such expenses by the Company or another Loan Party.

Release of Collateral

The Company and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the New Notes under any one or more of the following circumstances:

•	to enable the sale, transfer or other disposition of such property or assets to the extent not prohibited under the covenant described under “— Certain Covenants — Limitation on Asset Sales”;

•	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee, the release of the property and assets of such Subsidiary Guarantor;

•	if such property or other assets is or becomes Excluded Property; or

•	as described under “— Amendment” below.

Without limiting the foregoing, the Lien on any item of Collateral securing the New Notes will terminate and be released automatically, or will be subordinated, if the Liens on such item of Collateral securing the Multi-Currency Secured Obligations and Term Loan Secured Obligations are released or subordinated, respectively (unless, at the time of such release or subordination of such Liens, an Event of Default shall have occurred and be continuing under the Indenture). Notwithstanding the existence of an Event of Default, the Liens on the Collateral securing the New Notes shall also terminate and be released automatically to the extent the Liens on the Collateral securing the Multi-Currency Secured Obligations and Term Loan Secured Obligations are released in connection with a sale, transfer or disposition of such Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such Collateral by the Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Multi-Currency Secured Obligations and Term Loan Secured Obligations). The Liens on the Collateral securing the New Notes, that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default, will be released when such Event of Default and all other Events of Default under the Indenture cease to exist.

The security interests in all Collateral securing the New Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the New Notes and all other obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “— Defeasance” or a discharge of the Indenture as described under “— Satisfaction and Discharge.”

At the request of the Company (which request shall be contained in an Officers’ Certificate) for a release of Collateral in accordance with the above provisions, the Trustee and the Collateral Agent shall promptly take all necessary actions to cause the relevant Collateral to be released.

In addition, at the request of the Company or the applicable Guarantor, as the case may be, (i) the security interests in any part of the Collateral that is subject to any Permitted Lien described in clauses (1), (2)(iii), (2)(iv), (2)(v), (2)(vii), (2)(viii), (2)(xii), (2)(xiii), (4), (13), (14), (16), (20) and (21) under “— Certain Covenants — Limitation on Liens” below shall be released or subordinated as required by law or by the holder of such Permitted Lien to the extent documents relating to such Permitted Lien would not permit such asset to be subject to the Liens created under the Security Documents; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Company or the applicable Guarantor, as the case may be, will take all necessary actions in order to secure the Collateral subject to such Permitted Lien in the same manner upon which it was secured prior to the imposition of the Permitted Lien; and (ii) the security interests in patents or trademarks that are licensed to third parties in a transaction that does not violate the Indenture shall be subordinated to such license agreement. Upon receipt of such request, the Trustee and the Collateral Agent shall promptly take all necessary actions to effect such release or subordination.

Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA.

The Company and its Subsidiaries may, among other things, without any release or consent by the Trustee or the Collateral Agent, but otherwise in compliance with the covenants of the Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (vii) making cash payments (including for the repayment of Debt or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (viii) abandoning, selling or otherwise disposing of any intellectual property which is no longer used or useful in the Company’s business. The Company must deliver to the Trustee, within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the issue date of the old notes, in the case of the first such certificate) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company’s and its Subsidiaries’ business were not prohibited by the Indenture.

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, the Company will not, and will not permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, take or knowingly omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the New Notes, except as otherwise permitted by the Indenture, the Intercreditor Agreement and the Security Documents.

After-Acquired Property

Promptly following the acquisition by the Company or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “— Security for the New Notes — General”, “— Security for the New Notes — Term Loan Collateral” and “— Multi-Currency Collateral”), the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as the Collateral Agent shall reasonably request and shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Term Loan Collateral or the Multi-Currency Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Term Loan Collateral or the Multi-Currency Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information Regarding Collateral

The Company will furnish to the Collateral Agent, with respect to the Company or any Guarantor, prompt written notice of any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation or (iii) Federal Taxpayer Identification Number. The Company will agree to give the notice of any change referred to in the preceding sentence to the Collateral Agent in a manner sufficient to permit the Collateral Agent to promptly make all filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral except to the extent that any failure to have such a perfected security interest would not cause an Event of Default under clause (viii) of the definition thereof.

Further Assurances

The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required to their knowledge under applicable law to be taken by the Company or the Guarantors to grant or perfect, or that the Collateral Agent may reasonably request in order to grant, preserve, protect and perfect, the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral except to the extent any failure to perfect such security interest would not cause an Event of Default under clause (viii) of the definition thereof and except to the extent provided under “— Security for the New Notes — General.”

Optional Redemption

Except as set forth below, the New Notes will not be redeemable at the option of the Company prior to November 15, 2012. On and after such date, the New Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Redemption Price

2012	104.875%
2013	102.438%
2014	100.000%

The Company will be entitled to redeem the New Notes at its option at any time or from time to time prior to November 15, 2012, as a whole or in part, at a redemption price per New Note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the Applicable Premium.

Prior to November 15, 2012, the Company will be entitled, from time to time, to redeem up to 35% of the aggregate principal amount of the New Notes and any Additional Notes with, and to the extent the Company actually receives, the net proceeds of one or more Equity Offerings from time to time, at 109.750% of the principal amount thereof, plus accrued interest to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the New Notes must remain outstanding after each such redemption.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at his registered address. New Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof. If money sufficient to pay the redemption price of and accrued interest on all New Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such New Notes (or such portions thereof) called for redemption.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a New Note at any redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such New Note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such New Note on November 15, 2012 (such redemption price being described in the first paragraph of this “— Optional Redemption” section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such New Note through November 15, 2012, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such New Note at such time

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to November 15, 2012; provided, however, that if the average life to November 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to November 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Sinking Fund

There will be no mandatory sinking fund payments for the New Notes.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder’s New Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(iii) a “Change of Control” shall have occurred under any instrument governing Subordinated Obligations so long as such Subordinated Obligations are outstanding;

provided that, prior to the mailing of the notice to holders of New Notes provided for in the second following paragraph below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Debt or to offer to repay in full all Bank Debt and to repay the Bank Debt of each lender who has accepted such offer or (ii) obtain the requisite consent under the Bank Debt to permit the repurchase of the New Notes as provided for below. The Company must first comply with the covenant in the preceding sentence before it will be required to purchase New Notes in connection with a Change of Control.

Notwithstanding the foregoing, a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

Within 45 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder’s New Notes at a repurchase price in cash equal to their Put Amount as of the date of repurchase plus accrued and unpaid interest to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with this provision, that a holder must follow in order to have its New Notes repurchased.

Holders electing to have a New Note repurchased will be required to surrender the New Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least 10 Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the New Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such New Note repurchased.

On the repurchase date, all New Notes repurchased by the Company shall be delivered to the Trustee for cancellation, and the Company shall pay the repurchase price plus accrued and unpaid interest to the holders entitled thereto. Upon surrender of a New Note that is repurchased under this provision in part, the Company shall execute and the Trustee shall authenticate for the holder thereof (at the Company’s expense) a new New Note having a principal amount equal to the principal amount of the New Note surrendered less the portion of the principal amount of the New Note repurchased.

The Company will not be required to make a Change of Control offer upon a Change of Control if (1) a third party makes the Change of Control offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Company and purchases all New Notes properly tendered and not withdrawn under the Change of Control offer (it being understood that such third-party may make a Change of Control offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause (1)) or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control offer.

Our ability to pay cash to holders of New Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Notes — Our ability to pay principal of the notes depends on many factors” and “— Risks Relating to the Company — Our ability to service our debt and meet our cash requirements depends on many factors, including achieving anticipated levels of revenue growth and expenses. If such revenue or expense levels prove to be other than as anticipated, we may be unable to meet our cash requirements or we may be unable to meet the requirements of financial covenants under the 2010 Bank Credit Agreements, which could have a material adverse effect on our business, financial condition and/or results of operations.”

Holders will not be entitled to require the Company to purchase their New Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, holders may not be entitled to require the Company to purchase their New Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not approve a dissident slate of directors but approves them as required by clause (ii) of the first paragraph of the definition of “Change of Control.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Credit Agreements and other existing indebtedness of the Company contain, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the New Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of New Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that we would be able to obtain financing to make such repurchases. The provisions relating to our obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Notes.

Certain Covenants

Covenant Suspension

During any period of time that:

(a) the New Notes have Investment Grade Ratings from the Rating Agencies and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will not be subject to the following provisions of the Indenture.

•	“— Limitation on Debt,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Asset Sales,”

•	“— Limitation on Restrictions on Distributions from Subsidiaries,” and

•	clause (iii) of the first paragraph of “— Successor Company”

(collectively, the “Suspended Covenants”). In the event that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the New Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “— Limitation on Restricted Payments” with respect to Restricted Payments made after the time of withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the issue date of the old notes, provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant or any other Suspended Covenants during the time that the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) were not subject to the Suspended Covenants (or after that time based solely on the events that occurred during that time).

Limitation on Debt

(a) The Company shall not, and shall not permit any Subsidiary of the Company to, Issue, directly or indirectly, any Debt; provided, however, that the Company and any Subsidiary of the Company shall be permitted to Issue Debt if, at the time of such Issuance, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available exceeds the ratio of 2.0 to 1.0; provided, further, that the amount of Debt that may be Issued pursuant to the foregoing by Subsidiaries (other than Non-Recourse Subsidiaries) that are not Subsidiary Guarantors shall not exceed $125.0 million at any one time outstanding.

(b) Notwithstanding the foregoing, the Company and its Subsidiaries may Issue the following Debt:

(1) Debt, including Refinancing Debt, Issued pursuant to the Credit Agreements or otherwise in an aggregate principal amount, measured on the date of such issuance, which, when taken together with all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (A) $1,100.0 million plus any Refinancing Costs less the sum of all principal payments with respect to such Debt (other than the Revolving Credit Facility) that are made pursuant to the proviso to clause (a) of the third paragraph of the covenant described under “— Limitation on Asset Sales” and (B) 3.5 times Pro Forma EBITDA for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available;

(2) Debt (other than Debt described in clause (1) above), including Refinancing Debt, in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Company or any of the Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $150.0 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Issued under the Credit Agreements or any Refinancing thereof or any other credit agreement, indenture or other agreement pursuant to clause (1) above;

(3) Debt of the Company Issued to and held by a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and Debt of a Subsidiary of the Company Issued to and held by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary); provided, however, that (i) any subsequent Issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Subsidiary of the Company or any subsequent transfer of such Debt (other than to the Company or a Subsidiary of the Company ((other than a Non-Recourse Subsidiary)) will be deemed, in each case, to constitute the Issuance of such Debt by the Company or of such Debt by such Subsidiary, and (ii) in the case of such Debt issued by the Company or a Subsidiary Guarantor to a Subsidiary of the Company (other than a Non-Recourse Subsidiary) that is not a Subsidiary Guarantor, such Debt is subordinated to the Subsidiary Guarantee of such Subsidiary Guarantor;

(4) the old notes (other than Additional Notes), the New Notes and Debt of the Company Issued to Refinance any Debt permitted by this clause (4); provided, however, that, in the case of a Refinancing, the proceeds of any such Refinancing Debt, net of any underwriting discounts or Permitted OID, do not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof;

(5) Subordinated Obligations not to exceed $110.0 million at any one time outstanding;

(6) Debt (other than Debt described in clause (1), (4), (5) or (18)) of the Company or any of its Subsidiaries outstanding on the issue date of the old notes and Debt Issued to Refinance any Debt permitted by this clause (6), or by paragraph (a) above;

(7) Debt (including Capital Lease Obligations) Issued to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), equipment or other fixed or capital assets used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (which Debt may be Issued at any time within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement), and Debt Issued to Refinance such Debt, in an amount, measured on the date of such Issuance which, when taken together with all other Debt Issued pursuant to this clause (7) and then outstanding, does not exceed the sum of (A) the greater of (x) 10% of Consolidated Total Assets at the time of such Issuance and (y) 10% of Consolidated Total Assets as of the issue date of the old notes, plus (B) as of December 31, 2009, $7.5 million, plus for each period of twelve consecutive months ending on any December 31 thereafter, $7.5 million, plus any Refinancing Costs; provided, however, that any such amounts which are available to be utilized during any such twelve month period and are not so utilized may be utilized during any succeeding period;

(8) Debt of a Subsidiary of the Company Issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company), and Debt Issued to Refinance such Debt; provided, however, that on the date of such acquisition and after giving Pro Forma effect thereto, the Consolidated EBITDA Coverage Ratio for the period of the most recently completed four consecutive fiscal quarters for which financial statements are available shall be equal to or greater than the Consolidated EBITDA Coverage Ratio for such period without giving Pro Forma effect to such acquisition;

(9) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed for the purposes of this covenant to constitute the Issuance of such Debt by the issuer thereof;

(10) Qualified Affiliate Debt;

(11) Debt of Foreign Subsidiaries in an aggregate principal amount at the time of Issuance which, when taken together with all other Debt issued by Foreign Subsidiaries pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $60.0 million or (y) 7.5% of Consolidated Total Assets;

(12) Debt incurred by the Company or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13) Debt arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (1) such Debt is not reflected on the balance sheet of the Company or any Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (1)), and (2) in the case of a disposition, the maximum assumable liability in respect of all such Debt (other than liability for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Subsidiaries of the Company in connection with such disposition;

(14) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Subsidiary of the Company in the ordinary course of business;

(15) Debt (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days after its incurrence, or (B) supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(16) Debt in an aggregate principal amount outstanding at any time not to exceed $200.0 million plus any Refinancing Costs; provided, however, that the aggregate principal amount of Debt Issued pursuant to this clause (16) by any Subsidiary other than a Subsidiary Guarantor and Debt Issued pursuant to this clause (16) by the Company or any Subsidiary Guarantor that is secured by a Lien permitted by clause (5)(ii) of the covenant described under “— Limitation on Liens” shall not exceed $100.0 million at any time outstanding plus any Refinancing Costs;

(17) Debt in an aggregate principal amount outstanding at any time not to exceed 100% of the net cash proceeds received by the Company after the issue date of the old notes from the issue or sale of Capital Stock of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Redeemable Stock or sales of Capital Stock to the Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to paragraph (b) of the covenant described under “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (d) of the definition thereof);

(18) Debt outstanding on the issue date of the old notes under the Existing Subordinated Loans, including Refinancing Debt in respect thereof, provided that (A) the proceeds of any such Refinancing Debt, net of any underwriting discounts or Permitted OID, do not exceed the principal amount of the Debt so Refinanced plus any Refinancing Costs thereof, (B) such Refinancing Debt shall be unsecured obligations, (C) such Refinancing Debt shall be subordinated in right of payment to the New Notes and the Guarantees to the same extent as the Debt so Refinanced was subordinated in right of payment to the New Notes and the Guarantees, unless such Refinancing is a Permitted Existing Subordinated Loans Refinancing, and (D) the Stated Maturity of each installment of principal of such Refinancing Debt shall not be, (x) in the case of a Permitted Existing Subordinated Loans Refinancing, earlier than the Stated Maturity of the New Notes and (y) in all other cases, earlier than the Stated Maturity of the Debt so Refinanced; and

(19) Guarantees by (x) any Subsidiary Guarantors of any Debt of the Company or a Subsidiary Guarantor or (y) the Company of any Debt of a Subsidiary Guarantor, in each case permitted by paragraph (a) above or clauses (b)(1) through (18) of this paragraph.

(c) To the extent the Company or any Subsidiary of the Company guarantees any Debt of the Company or of a Subsidiary of the Company, such guarantee and such Debt will be deemed to be the same indebtedness and only the amount of the Debt will be deemed to be outstanding. If the Company or a Subsidiary of the Company guarantees any Debt of a Person that, subsequent to the Issuance of such guarantee, becomes a Subsidiary, such guarantee and the Debt so guaranteed will be deemed to be the same indebtedness, which will be deemed to have been Issued when the guarantee was Issued and will be deemed to be permitted to the extent the guarantee was permitted when Issued.

(d) For purposes of determining the compliance of any Debt Issued pursuant to any of the clauses of paragraph (b) above to Refinance other Debt, to the extent that the principal amount of such Refinancing Debt, when taken together with the principal amount of any other Debt Issued pursuant to the same clause of paragraph (b) and then outstanding, exceeds the maximum principal amount of Debt permitted at such time by such clause, such Debt shall nevertheless be deemed to be Issued in compliance with such clause and this covenant if the aggregate principal amount of Debt outstanding pursuant to such clause, after giving effect to such Issuance, does not exceed the sum of the principal amount of the Debt to be Refinanced, plus any Refinancing Costs associated therewith, plus the principal amount of any other Debt Issued pursuant to such clause and then outstanding.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Issuance of Debt where the Debt Issued is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Issuance of such Debt, provided, however, that if any such Debt denominated in a different currency is subject to a Hedging Obligation with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Hedging Obligation. The principal amount of any Refinancing Debt Issued in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Debt is Issued.

(f) For purposes of determining compliance with this “— Limitation on Debt” covenant, in the event that an item of proposed Debt meets the criteria (or would meet the criteria at the time of application of this clause (f) as if such item of Debt were Issued at such time) of more than one of the categories of permitted Debt described in clauses (b)(1) through (19) above or is (or would at such time be) entitled to be Issued pursuant to the first paragraph of this covenant, the Company, in its sole discretion and at its option, will be permitted to classify or divide such item of Debt on the date of its incurrence, or later redivide, classify or reclassify (based on circumstances existing at the time of such reclassification or redivision) all or a portion of such item of Debt, in each case to any category of permitted Debt described in such clauses (b)(1) through (19) or the first paragraph of this covenant in a manner that complies with this covenant, including by allocation to more than one other type of Debt, and such item of Debt (or portion thereof, as applicable) will be treated as having been Issued pursuant to only such clause or clauses or the first paragraph of this covenant (and in the case of a subsequent division, classification or reclassification, such item of Debt shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification).

(g) Any Debt Issued under a Credit Agreement pursuant to paragraph (1) of clause (b) of this covenant shall be deemed for purposes of this covenant to have been incurred on the date such Debt was first Issued until such Debt is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Agreement that provide that such Debt is deemed to be repaid daily (or otherwise periodically), but only to the extent such Debt is promptly reborrowed.

(h) The accrual of interest, the accretion or amortization of original issue discount, the payment or accretion of interest on any Debt in the form of additional Debt with the same terms, the reclassification of Preferred Stock as Debt due to a change in accounting principles, and the payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be an Issuance of Debt. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company or any Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(i) The amount of any Debt outstanding as of any date will be:

(1) the accreted value of the Debt, in the case of any Debt Issued with original issue discount;

(2) the principal amount of the Debt, in the case of any other Debt; and

(3) in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Debt of the other Person.

Limitation on Liens

The Company shall not, and shall not permit any Subsidiary Guarantor to, create or suffer to exist any Lien upon any of its property or assets (including Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it, securing any obligation under any Debt unless contemporaneously therewith effective provision is made to secure the New Notes equally and ratably with such obligation with a Lien on the same assets securing such obligation for so long as such obligation is secured by such Lien. The preceding sentence shall not require the Company or any Subsidiary Guarantor to equally and ratably secure the New Notes if the Lien consists of the following (collectively, “Permitted Liens”):

(1) Liens existing as of the issue date of the old notes;

(2) any Lien arising by reason of (i) any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, (ii) taxes, assessments or other governmental charges or claims not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Company) have been established, (iii) security for payment of workers’ compensation or other insurance, (iv) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (v) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds entered into in the ordinary course of business, (vi) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees, suppliers or similar Persons, incurred in the ordinary course of business for sums which are not delinquent for a period of more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof, (vii) security for surety, appeal, reclamation, performance or other similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person, (viii) security for Hedging Obligations, (ix) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business, (x) Liens in favor of the Company or any Subsidiary Guarantor, (xi) Liens on inventory or equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s client or customer at which such inventory or equipment is located, (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (xiii) security for rent payments;

(3) Liens to secure the payment of all or a part of the purchase price (or financing or reimbursement thereof) of, or Capital Lease Obligations with respect to, assets (including Capital Stock) or property or business acquired, developed, constructed purchased, leased, repaired, added or improved; provided, however, that (i) the Debt secured by such Liens shall have otherwise been permitted to be Issued under the Indenture, (ii) such Liens shall not encumber any assets or property of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) other than the assets or property (including Capital Stock and any assets or property owned by the issuer of such Capital Stock) leased, in the case of a Capital Lease Obligation, or the cost of which is financed or reimbursed by such Debt, or which secure any such Debt that is assumed in connection therewith, and the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens”, and (iii) to the extent such Debt is incurred pursuant to clause (7) of paragraph (b) of “— Limitation on Debt”, such Liens shall attach to such assets or property within 365 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement;

(4) Liens (A) on the assets or property (including shares of Capital Stock) of a Subsidiary of the Company existing (or required pursuant to agreements existing) at the time such Subsidiary became a Subsidiary of the Company or (B) on property at the time the Company or a Subsidiary of the Company acquired the property (including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary of the Company), in each case not incurred or created in connection with or in anticipation of) such Subsidiary becoming a Subsidiary of the Company or such acquisition; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) other than the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens;”

(5) Liens on any assets of the Company or any Subsidiary of the Company securing obligations in respect of (i) any Debt originally Issued under clause (1) of paragraph (b) of “— Limitation on Debt”, (ii) any Debt originally Issued under the proviso to clause (16) of paragraph (b) of “— Limitation on Debt”, which Liens in the case of assets of the Company or any Guarantor (except Other Excluded Assets) shall be no higher in priority under the Intercreditor Agreement than the Liens securing the New Notes and the Guarantees, (iii) any Debt originally Issued under clause (11) of paragraph (b) of “— Limitation on Debt” and (iv) any other Debt originally Issued under paragraph (a) of “— Limitation on Debt” if at the time of Issuance of such Debt under this clause (iv) and after giving Pro Forma effect thereto the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0, so long as, in the case of clauses (i), (ii) and (iv), with respect to any Lien on any assets of the Company or any Guarantor (other than any Other Excluded Assets), the Noteholders have a lien on such assets with a relative priority in accordance with the priorities set forth in the Intercreditor Agreement as the same may be amended or supplemented as provided under “— Amendment” below;

(6) leases, licenses, subleases and sublicenses of property granted by the Company and its Subsidiaries in the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not secure any Debt;

(7) Liens securing Debt Issued to Refinance Debt which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; provided, however, that (A) such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing (or required to secure) the Debt so Refinanced, other than the proceeds and products thereof and any improvements thereto or as otherwise permitted under “— Limitation on Liens” and (B) any refinancing Lien incurred pursuant to this clause (7) in respect of a Lien incurred pursuant to clause (5)(i), (ii) or (iii) or clause (24) shall be deemed to have been incurred pursuant to such clause 5(i), (ii) or (iii) or clause (24) (as applicable) until the refinancing Lien incurred pursuant to this clause (7) (and any refinancing Lien incurred in respect thereof) is discharged;

(8) easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(9) Liens on assets of a Non-Recourse Subsidiary to secure obligations of a Non-Recourse Subsidiary;

(10) Liens on assets located outside the United States of America to secure Debt Issued by Foreign Subsidiaries permitted under “— Limitation on Debt” above;

(11) Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them;

(12) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Debt, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(13) Liens granted in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers’ acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers’ acceptances; provided that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers’ acceptances and (ii) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer;

(14) Liens on (i) the net proceeds of the Issuance of Debt to secure any redemption, repurchase or defeasance obligations in respect of such Debt or any other Debt being Refinanced with the proceeds of such Debt and (ii) any additional cash to secure such redemption, repurchase or defeasance obligations in an amount which, when added to such net proceeds, is necessary to effect such redemption, repurchase or defeasance;

(15) Liens securing Debt of a Subsidiary Guarantor owing to the Company or another Subsidiary Guarantor permitted by paragraph (b) of “— Limitation on Debt” above;

(16) deposits in the ordinary course of business to secure liability to insurance carriers;

(17) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(18) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in the ordinary course of business;

(19) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20) Liens on accounts receivable, payment intangibles and related assets incurred in connection with a Receivables Facility and limited recourse Liens on the Capital Stock of any Receivables Subsidiary;

(21) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Limitation on Debt”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(22) Liens securing secured Cash Management Obligations;

(23) Liens securing the old notes (other than Additional Notes), the New Notes and Guarantees of any of the foregoing; and

(24) Liens securing obligations which, together with all other obligations secured by Liens (excluding Liens permitted by clauses (1) through (23) above) at the time of determination do not exceed the greater of (x) $15.0 million and (y) 1.5% of Consolidated Total Assets at the time of such determination.

For purposes of determining compliance with this covenant, (A) Liens securing Debt obligations need not be incurred solely by reference to one category of Permitted Liens described in clauses (1) through (24) above (or subparts thereof) but are permitted to be incurred in part under any combination thereof, and (B) in the event that a Lien meets the criteria of one or more of the categories of Permitted Liens described in clauses (1) through (24) above (or subparts thereof), the Company shall, in its sole discretion, classify, divide or later reclassify or redivide (based on circumstances existing at the time of such reclassification or redivision) such Liens (or any portions thereof) in any manner that complies with the definition of Permitted Liens, including by allocation to more than one other clause or subpart of the definition of Permitted Liens, and such Liens (or portions thereof, as applicable) will be treated as having been incurred pursuant to only such clause, clauses or subparts (and in the case of a subsequent division, classification or reclassification, such Liens shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification). Notwithstanding the foregoing, Permitted Liens incurred pursuant to clause (5)(i), which shall include Liens outstanding thereunder on the issue date of the old notes, shall not be permitted to be reclassified or redivided after the date of the incurrence thereof.

Permitted Liens may be of any priority relative to the Liens securing the Note Obligations, except where otherwise specified.

Limitation on Restricted Payments

(a) The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary of the Company and, if a Subsidiary of the Company is not wholly owned, to its equity holders as a whole, in accordance with their holdings), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, the principal amount of any Subordinated Obligations, other than (x) Subordinated Obligations with respect to Debt permitted under clause (3) of paragraph (b) of “— Limitation on Debt” or (y) the purchase, repurchase, redemption, defeasance, other acquisition or redemption for value of the principal amount of any Subordinated Obligations (other than Non-Contributed Existing Subordinated Loans) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption or acquisition, (iv) purchase, repurchase, redeem, defease or otherwise acquire or retire for value at any time (including at scheduled maturity) the principal amount of any Non-Contributed Existing Subordinated Loan, or (v) make any Investment, other than a Permitted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Subsidiary makes such Restricted Payment and after giving effect thereto (the Fair Market Value of any such Restricted Payment, if other than in cash, shall be determined in accordance with the provisions herein):

(1) a Default shall have occurred and be continuing (after giving effect to such Restricted Payment);

(2) the Company is not able to incur $1.00 of additional Debt in accordance with the provisions of paragraph (a) of “— Limitation on Debt”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments, without duplication, after the issue date of the old notes would exceed the sum of:

(a) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from October 1, 2009, to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(b) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock or Designated Preferred Stock) subsequent to the issue date of the old notes (other than an Issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary for the benefit of their employees);

(c) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock, Exchangeable Stock or Designated Preferred Stock) to an employee stock ownership plan subsequent to the issue date of the old notes; provided, however, that if such employee stock ownership plan Issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock;

(d) the amount by which Debt of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the issue date of the old notes of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange);

(e) the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company subsequent to the issue date of the old notes as capital contributions (which shall not be deemed to include any net cash proceeds received in connection with (i) the issuance of any Qualified Affiliate Debt, and (ii) any contribution designated at the time it is made as a restricted contribution (a “Restricted Contribution”));

(f) to the extent that an Investment made by the Company or a Subsidiary subsequent to the issue date of the old notes has theretofore been included in the calculation of the amount of Restricted Payments, the aggregate cash proceeds and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of such Investments, or any repayments, repurchases or redemptions of such Investments or (B) the sale (other than to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of the Capital Stock of a Non-Recourse Subsidiary or a distribution from a Non-Recourse Subsidiary (other than in each case to the extent the Investment in such Non-Recourse Subsidiary was made by the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary) of the Capital Stock of a Non-Recourse Subsidiary or a distribution from a Non-Recourse Subsidiary (other than in each case to the extent the Investment in such Non-Recourse Subsidiary was made by the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary pursuant to clause (xi) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from a Non-Recourse Subsidiary; and

(g) in the case a Subsidiary of the Company ceases to be a Non-Recourse Subsidiary (but remains a Subsidiary) after the issue date of the old notes, the Fair Market Value of the Investment in such Non-Recourse Subsidiary, to the extent the Investment in such Non-Recourse Subsidiary was made by the Company or a Subsidiary (other than a Non-Recourse Subsidiary) pursuant to clause (xi) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment.

Notwithstanding the foregoing, the Company may take actions to make a Restricted Payment in anticipation of the occurrence of any of the events described in this paragraph (a) or paragraph (b) below; provided, however, that the making of such Restricted Payment shall be conditional upon the occurrence of such event. For the purposes of this paragraph (a) and paragraph (b) below, an Investment shall be measured as of the date it is made and without giving effect to subsequent changes in value.

(b) Paragraph (a) shall not prohibit the following:

(i) any Restricted Payment made by exchange for, or in an amount equal to the proceeds of an Issue or sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan) (“Refunding Capital Stock”) or of a cash capital contribution to the Company, in each case, occurring within 60 days of such Restricted Payment, provided, however, that (x) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b), (3)(c) and 3(e) of paragraph (a) above;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (A) Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale of, Debt Issued pursuant to clause (b)(5) of the covenant described under “— Limitation on Debt” or other Subordinated Obligations or (B) Existing Subordinated Loans by exchange for or out of the proceeds of Refinancing Debt permitted to be incurred under clause (b)(18) of the covenant described under “— Limitation on Debt”, in each case, occurring within 60 days of such purchase, redemption, defeasance or other acquisition or retirement for value; provided, however, that any such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii) dividends, distributions or the consummation of any irrevocable redemption paid within 60 days after the date of declaration of the dividend, distribution or the giving of the redemption notice, or Restricted Payments made within 60 days after the making of a binding commitment in respect thereof, if at such date of declaration or of such commitment such dividend, distribution, redemption notice or other Restricted Payment would have complied with paragraph (a); provided, however, that at the time of payment of such dividend or the making of such Restricted Payment, no Event of Default shall have occurred and be continuing after giving effect to such payment; provided, further, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(iv) so long as no Default has occurred and is continuing after giving effect to such transactions: (A) amounts paid or property transferred pursuant to the Permitted Transactions and (B) dividends or distributions, redemptions of Capital Stock and other Restricted Payments in an aggregate amount not to exceed the sum of all Restricted Contributions; provided, however, that such amounts paid, property transferred, dividends, distributions, redemptions and Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(v) Restricted Payments in an aggregate amount not to exceed $5.0 million per annum from the issue date of the old notes (net of any applicable cash exercise price actually received by the Company) made from time to time to purchase, redeem, acquire or retire for value any Capital Stock of the Company or Parent held by, or any Restricted Payments made to, any future, current or former director, officer, manager, consultant or employee of the Company or Parent or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) or their estates or the beneficiaries of their estates; provided, however, that amounts available pursuant to this clause (v) to be utilized for Restricted Payments during any such year may be carried forward and utilized in any succeeding year; provided, further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(vi) any purchase, repurchase, redemption, defeasance or other acquisition by any Non-Recourse Subsidiary of Non-Recourse Debt of such Non-Recourse Subsidiary; provided, however, that the amount of such purchase, repurchase, redemption, defeasance or other acquisition shall be excluded in the calculation of the amount of Restricted Payments;

(vii) any purchase of any other Subordinated Obligations pursuant to an option given to a holder of such Subordinated Obligations pursuant to a “Change of Control” or “— Limitation on Asset Sales” covenant which is not materially more favorable taken as a whole to the holders of such Subordinated Obligations than the provisions of the Indenture relating to a Change of Control or “— Limitation on Asset Sales”, respectively, are to holders as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officers’ Certificate; provided, however, that no such purchases shall be permitted prior to the time when the Company shall have purchased all New Notes tendered for purchase and not withdrawn by holders electing to have their New Notes purchased pursuant to the provisions of “— Change of Control” or “— Limitation on Asset Sales”; provided, further, however, that such purchases shall be excluded from the calculation of Restricted Payments;

(viii) the declaration and payment of dividends by the Company to, or the making of loans by the Company to, its Parent in amounts required for the Parent to pay:

(a) actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting company;

(b) (without duplication for amounts paid pursuant to clause (iv)(A) of this paragraph) so long as the Company is a member of a consolidated, combined, unitary or similar group with the Parent for U.S. federal, state or local income tax purposes, (1) federal, state and local income taxes incurred by such parent companies, but only to the extent such income taxes are attributable to the income of the Company and the Subsidiaries (other than Non-Recourse Subsidiaries), provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) would have been required to pay in respect of such income taxes for such fiscal year were the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) a consolidated or combined group of which the Company was the common parent, and (2) amounts required to pay federal, state and local income taxes to the extent attributable to the income of the Non-Recourse Subsidiaries, if any, but only to the extent of the amount actually received by the Company from such Non-Recourse Subsidiaries; and

(c) reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction by the Parent;

provided, however, that such amounts paid shall be excluded in the calculation of the amount of Restricted Payments;

(ix) so long as no Default shall have occurred and be continuing (after giving effect thereto), other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (ix) and then outstanding, does not exceed $20.0 million; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(x) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xi) Investments in Non-Recourse Subsidiaries, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xi) that are at the time outstanding, without giving effect to the sale of a Non-Recourse Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $20.0 million and (y) 2.0% of Consolidated Total Assets at the time of such Investment, net of the cash return received after the issue date of the old notes as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investments after the issue date of the old notes; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xii) payments of Receivables Fees other than to a Parent; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xiii) the distribution, as a dividend or otherwise (and the declaration of such dividend) of shares of Capital Stock of, or Debt owed to the Company or any Subsidiary (other than a Non-Recourse Subsidiary) by a Non-Recourse Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xiv) so long as no Default has occurred and is continuing (after giving effect thereto), additional Restricted Payments to a Parent or any Affiliate of the Company, whether in respect of management fees or otherwise, in an aggregate amount not to exceed $5.0 million in any fiscal year; provided, that the Company may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to this clause (xiv) that were not in fact paid; provided, further, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xv) so long as no Default has occurred and is continuing (after giving effect to such transaction), dividends paid on the Company’s common Capital Stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment by such Parent of the Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Company from any public offering of Capital Stock after the issue date of the old notes, other than public offerings with respect to Capital Stock of the Company or any Parent registered on Form S-4 or Form S-8 and other than any public sale constituting a Restricted Contribution; provided, however, that such dividend or other Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(xvi) any “deemed dividend” for accounting purposes resulting from, or in connection with the filing of a consolidated or combined federal income tax return by any Parent or any direct or indirect parent or Subsidiary of any Parent (and not involving any cash distribution from the Company except as permitted by a Tax Sharing Agreement); provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(xvii) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Redeemable Stock or Exchangeable Stock) issued by the Company after the issue date of the old notes; and (B) the declaration and payment of dividends to a Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Redeemable Stock or Exchangeable Stock) of such parent company issued after the issue date of the old notes; provided that the aggregate amount of dividends paid pursuant to clauses (A) and (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; provided, however, in the case of each of (A) and (B) of this clause (xvii), that for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a Pro Forma basis, the Company would have had a Consolidated EBITDA Coverage Ratio of at least 2.00 to 1.00; provided, however, that such amounts specified in (A) and (B) above shall be excluded in the calculation of the amount of Restricted Payments;

(xviii) (A) the declaration and payment of dividends to holders of any class or series of Redeemable Stock or Exchangeable Stock of the Company or any Subsidiary or Preferred Stock of any Subsidiary issued in accordance with the covenant described under “— Limitation on Debt” to the extent such dividends are included in the definition of Consolidated Interest Expense and (B) payment of any redemption price or liquidation value of any such Redeemable Stock, Exchangeable Stock or Preferred Stock when due in accordance with its terms; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(xix) any purchase, repurchase, redemption, other acquisition, payment or prepayment in respect of the Contributed Existing Subordinated Loans; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xix) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Company will be entitled to classify or re-classify such Restricted Payment (or portion thereof) based on circumstances existing on the date of such reclassification in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or paragraph (a) of this covenant.

Limitation on Restrictions on Distributions from Subsidiaries

The Company shall not, and shall not permit any Subsidiary of the Company that is not a Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company that is not a Subsidiary Guarantor to (i) pay dividends or make any other distributions on its Capital Stock to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (ii) pay any Debt owed to the Company or to a Subsidiary Guarantor or (iii) transfer any of its property or assets to the Company, except:

(1) any encumbrance or restriction in effect at or entered into on the issue date of the old notes, including pursuant to the Credit Agreements, the Indenture Documents, the Security Documents, the Intercreditor Agreement, any agreement entered into pursuant thereto, any Hedging Obligation or any other agreement;

(2) any encumbrance or restriction with respect to a Subsidiary of the Company pursuant to an agreement relating to any Debt Issued by such Subsidiary or pursuant to an agreement or instrument governing the Capital Stock of such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting an Issuance of Debt; provided, however, that any such encumbrance or restriction with respect to any Subsidiary is no less favorable to the holders of New Notes than the least favorable of the encumbrances and restrictions with respect to such Subsidiary contained in the agreements referred to in clause (1) or (2) above, as determined in good faith by an Officer of the Company, the determination of which shall be evidenced by an Officers’ Certificate;

(4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases, contracts and licenses;

(5) encumbrances or restrictions contained in (i) agreements governing Liens permitted to be incurred under the provisions of the “— Limitation on Liens” covenant above, and (ii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests that are the subject of such agreements but which may include customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) any encumbrance or restriction binding on a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has Issued Debt permitted under the covenant “— Limitation on Debt” above;

(7) any encumbrance or restriction relating to a Non-Recourse Subsidiary;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) above on the property so acquired;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the issue date of the old notes, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect such Receivables Facility;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary) is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Subsidiary or the assets or property of any other Subsidiary of the Company (other than a Non-Recourse Subsidiary);

(12) any instrument governing any Debt or Capital Stock of a Person that is a Non-Recourse Subsidiary as in effect on the date that such Person becomes a Subsidiary that is not a Non-Recourse Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Subsidiary that is not a Non-Recourse Subsidiary, or the property or assets of the Person who became a Subsidiary that is not a Non-Recourse Subsidiary; provided that, in the case of Debt, the incurrence of such Debt as a result of such Person becoming a Subsidiary that is not a Non-Recourse Subsidiary was permitted by the terms of the Indenture; and

(13) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the issue date of the old notes, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Company not materially more restrictive, taken as a whole, with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the issue date of the old notes.

Limitation on Asset Sales

The Company shall not, and shall not permit any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to consummate any Asset Sale unless:

(a) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets subject to such Asset Sale; and

(b) at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents (or the foreign equivalent of Cash Equivalents) or the assumption by the purchaser of liabilities (including in the case of the sale of the Capital Stock of a Subsidiary of the Company, liabilities of the Company or such Subsidiary) of the Company or any Subsidiary (other than a Non-Recourse Subsidiary) (other than liabilities that are by their terms subordinated to the New Notes or any guarantee related thereto) as a result of which the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) are no longer obligated with respect to such liabilities.

For purposes of the foregoing clause (b), each of the following shall be deemed to be cash:

(1) any securities, notes, other obligations or assets received by the Company or the Subsidiary of the Company (other than a Non-Recourse Subsidiary) from a transferee that are converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(2) any Designated Noncash Consideration received by the Company or the Subsidiary (other than Non-Recourse Subsidiaries) in such Asset Sale having an aggregate Fair Market Value (measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Noncash Consideration received pursuant to this clause (2) then outstanding, not to exceed the greater of (i) 5% of Consolidated Total Assets and (ii) $50.0 million; and

(3) any readily marketable securities which the Company intends, in good faith, to liquidate promptly after such Asset Sale.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Subsidiary (other than a Non-Recourse Subsidiary), to the extent the Company or such Subsidiary elects (or is required by the terms of any Debt):

(a) to prepay, repay, purchase or defease Pari Passu Debt of the Company or a Subsidiary Guarantor or any Debt of any other Subsidiary (other than a Non-Recourse Subsidiary) (excluding, in any such case, any Debt owed to the Company or a Subsidiary of the Company that is not a Non-Recourse Subsidiary); provided that (A) in connection with any such prepayment, repayment or purchase of any Debt (other than the Revolving Credit Facility) Issued pursuant to clause (1) of paragraph (b) of “— Limitation on Debt”, the Company or such Subsidiary shall be required to retire permanently such Debt in an amount equal to the principal so prepaid, repaid or purchased and (B) in the case of an Asset Sale of Collateral by the Company or a Subsidiary Guarantor, the Pari Passu Debt being prepaid, repaid or purchased shall be Debt that is secured by a Lien on Collateral; or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary (other than a Non-Recourse Subsidiary) with Net Available Cash received by the Company or Subsidiary); provided that (A) in the case of an Asset Sale of Collateral (other than Capital Stock of a Subsidiary that is not a Subsidiary Guarantor) by the Company or a Subsidiary Guarantor, any such Additional Assets (including the assets of a Person whose Capital Stock is acquired and becomes a Subsidiary of the Company) shall be held by the Company or a Subsidiary Guarantor and pledged as Collateral in accordance with the Security Documents and the Intercreditor Agreement, to the extent such Additional Assets are not Excluded Property and (B) in the case of an Asset Sale by the Company or a Subsidiary Guarantor of Capital Stock of a Subsidiary that is not a Subsidiary Guarantor, the acquired Additional Assets may be held in a Subsidiary that is not a Subsidiary Guarantor, provided that the Capital Stock of such Subsidiary, to the extent it does not constitute Excluded Property, is pledged to the extent required by the Security Documents and the Intercreditor Agreement.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that becomes reasonably necessary as contemplated above and any Net Available Cash that had been reasonably necessary in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be reasonably necessary or at the time the relevant project is so abandoned or completed, as applicable; provided, further, however, that the amount of any Net Available Cash that continues to be reasonably necessary for investment in identified Additional Assets and that is not actually so invested within twelve months from the date such Net Available Cash was determined to be reasonably necessary for investment in identified Additional Assets in respect of a project that shall have been commenced shall also constitute “Excess Proceeds.” Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Cash Equivalents (or the foreign equivalent of Cash Equivalents), applied to temporarily reduce revolving credit indebtedness or used for any other purpose permitted by the Indenture (other than to make any Restricted Payments).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to repurchase (the “Prepayment Offer”) the New Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of such Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for repurchase in accordance with the Indenture, the Company or such Subsidiary may use such remaining amount for any other purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero. The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the New Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the New Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company or a Subsidiary Guarantor outstanding on the date of the Prepayment Offer that is Pari Passu Debt and subject to terms and conditions in respect of Asset Sales that require the Company or such Subsidiary Guarantor to make an offer to repurchase such Debt out of the proceeds of the Asset Sale which shall have caused the Company to make the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

(a) The Company shall not, and shall not permit any of its Subsidiaries (other than any Non-Recourse Subsidiary) to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) the terms of such business, transaction or series of transactions are not materially less favorable when taken as a whole to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person and

(ii) to the extent that such business, transaction or series of transactions (other than Debt Issued by the Company which is permitted under “— Limitation on Debt”) is known by the Board of Directors of the Company to involve an Affiliate of the Company, other than any purchase or sale of inventory in the ordinary course of business (an “Inventory Transaction”), involving aggregate payments or other consideration in excess of $20.0 million, such transaction or series of related transactions has been approved (and the value of any noncash consideration has been determined) by all of the independent members of the Board of Directors of the Company and the Company delivers to the Trustee an Officers’ Certificate evidencing such approval (provided that if no member of the Board of Directors of the Company is independent, the Company may deliver to the Trustee a letter from a nationally recognized investment banking firm stating that the financial terms of such transaction are fair to the Company from a financial point of view or meets the requirements of clause (a)(i) of this covenant).

(b) The provisions of paragraph (a) shall not prohibit:

(i) any Restricted Payment permitted to be paid pursuant to “— Limitation on Restricted Payments” and the definition of “Permitted Investment”;

(ii) any transaction between the Company and any of its Subsidiaries;

(iii) any transaction between Subsidiaries of the Company;

(iv) any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan and the issuance or transfer of Capital Stock (other than Redeemable Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company, its Subsidiaries or any direct or indirect parent company thereof (or their estates, spouses or former spouses);

(v) any transaction with an officer, director, manager, employee or consultant of the Company, of Parent or of any Subsidiary of the Company (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant);

(vi) any business or transaction with a Qualified Joint Venture;

(vii) any transaction which is a Permitted Transaction;

(viii) any transaction pursuant to which a Parent or any Affiliate of the Company will provide the Company and its Subsidiaries at their request and at the cost to such Parent or Affiliate with certain allocated services, including services to be purchased from third party providers, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;

(ix) payments by the Company or a Subsidiary of the Company to a Parent or any Affiliate of the Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(x) any merger, consolidation or reorganization of the Company with an Affiliate of Company solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of Company or a direct or indirect parent of Company, (b) forming or collapsing a holding company structure or (c) reincorporating Company in a new jurisdiction;

(xi) transactions in which the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary), as the case may be, delivers to the Trustee a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this covenant;

(xii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Subsidiaries of the Company (other than Non-Recourse Subsidiaries), in the good faith determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii) the Transactions and the payment of all premiums, fees, expenses and other amounts related to the Transactions;

(xiv) investments by a Parent or any Affiliate of the Company in securities of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment to be held by such Parent or Affiliate constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv) sales or repurchases of accounts receivable, payment intangibles and related assets or participations therein, in connection with, or any other transactions relating to, any Receivables Facility;

(xvi) any transaction with an Affiliate in which the consideration paid by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) consists only of Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); and

(xvii) any transaction contemplated by clauses (viii) or (xiv) of paragraph (b) of the covenant entitled “— Limitation on Restricted Payments.”

Future Subsidiary Guarantors; Releases of Subsidiary Guarantees

The Company will not permit any of its Wholly-Owned Recourse Subsidiaries that is a Domestic Subsidiary (or Partially-Owned Recourse Subsidiary if such Partially-Owned Recourse Subsidiary is a Domestic Subsidiary and guarantees other capital markets debt securities of the Company or any Subsidiary Guarantor), other than a Subsidiary Guarantor or an Immaterial Subsidiary, to guarantee the payment of any Debt of the Company or any other Subsidiary Guarantor unless:

(1) such Subsidiary within 30 days (or such later date as the Trustee may agree) executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Subsidiary, except that with respect to a guarantee of Debt of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the New Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Subsidiary with respect to such Debt shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Debt is subordinated to the New Notes; and

(2) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a result of any payment by such Subsidiary under its Subsidiary Guarantee prior to payment in full of the New Notes;

provided that this covenant shall not be applicable to (x) any guarantee of any Subsidiary of the Company that existed at the time such Person became a Subsidiary of the Company and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or (y) any guarantee of any Subsidiary of the Company that was incurred at the time such Person became a Subsidiary of the Company in connection with (A) Debt (other than Debt of the Company or any Subsidiary Guarantor) that existed at such time or the proceeds of which were used to make such acquisition or (B) Debt (other than Debt of the Company or a Subsidiary Guarantor) that is permitted to be secured by clauses (3) or (4) of the definition of Permitted Liens or clause (7) of the definition of Permitted Liens (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of the Liens permitted under any of the foregoing clauses).

Any Subsidiary Guarantee of a Subsidiary Guarantor provided under the Indenture shall be released:

(1) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if all of the Capital Stock or all or substantially all of the assets of such Subsidiary is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and such sale or disposition does not violate the provisions under “— Limitation on Asset Sales;”

(2) upon request of the Company without consent unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantee is mailed to the Trustee and the holders, holders of 25% of the outstanding principal amount of New Notes deliver to the Company a written objection to such release;

(3) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if the Company designates such Subsidiary Guarantor to be a Non-Recourse Subsidiary in accordance with the applicable provisions of the Indenture;

(4) automatically and without any action required on the part of the Trustee or any holder of the New Notes, upon legal defeasance or satisfaction and discharge of the Indenture as provided under the captions “— Defeasance” and “— Satisfaction and Discharge;”

(5) automatically and without any action required on the part of the Trustee or any holder of the New Notes, upon a sale of Capital Stock which causes such Subsidiary Guarantor to cease to be a Subsidiary if such sale does not violate any of the provisions of the Indenture;

(6) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if the Company has satisfied the conditions to covenant defeasance as provided under the caption “— Defeasance”;

(7) automatically and without any action required on the part of the Trustee or any holder of the New Notes, if such Subsidiary Guarantor no longer has any obligations under any Debt that would require it to become a guarantor pursuant to this covenant;

(8) with the consent of holders of a majority in principal amount of the New Notes then outstanding (provided, that if such Subsidiary Guarantor is a Significant Subsidiary, the consent of holders of 66.67% of the aggregate principal amount of New Notes then outstanding shall be required for such release); or

(9) automatically and without any action required on the part of the Trustee or any holder of the New Notes, upon request of the Company without consent if the Fair Market Value of the assets of the related Subsidiary Guarantor, together with the Fair Market Value of the assets of other Subsidiary Guarantors whose Subsidiary Guarantee was released under this clause (9) in the same calendar year, do not exceed $10.0 million (subject to a cumulative carryover for amounts not used in any prior calendar year).

At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release and any other document or instrument necessary for such release.

Commission Reports

Whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Trustee within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed or furnished with the Commission on Forms 10-Q and 10-K if the Company were required to file or furnish such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the Registered Exchange Offer, the Company will file or furnish, as applicable, a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations (including Rules 12b-25 and 12h-5 under the Exchange Act) applicable to such reports (unless the Commission will not accept such a filing).

If, at any time after consummation of the Registered Exchange Offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing (in which case the Company shall post such reports on a publicly available portion of its website). The Company will not take any action for the purpose of causing the Commission not to accept any such filings.

In addition, the Company agreed that, for so long as any Notes remain outstanding, if at any time it is not required to file with the Commission the reports required by the preceding paragraphs, it will furnish to the holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time the New Notes are guaranteed by a direct or indirect parent of the Company, and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has filed with the Commission, the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act), the Company shall be deemed to be in compliance with the provisions of this covenant. Any information filed with, or furnished to, the Commission shall be deemed to have been made available to the Trustee in accordance with this covenant. The subsequent filing or making available of any report required by this covenant shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such report within the required time frame.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the shelf registration statement contemplated by the Registration Agreement by the filing with the Commission of the registration statement for such Registered Exchange Offer or the shelf registration statement contemplated by the Registration Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in the Indenture.

Successor Company

(a) The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the New Notes; (ii) immediately after giving Pro Forma effect to such transaction and other related transactions (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving Pro Forma effect to such transaction and other related transactions, the resulting, surviving or transferee Person would either (A) be able to incur at least $1.00 of Debt pursuant to paragraph (a) of the “— Limitation on Debt” covenant or (B) have a Consolidated EBITDA Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available that is greater than or equal to that of the Company immediately prior to giving effect to such transaction; and (iv) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that, without complying with this clause (a), (A) a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Company or another Subsidiary Guarantor, and (B) any Subsidiary that is not a Subsidiary Guarantor or a Non-Recourse Subsidiary may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Company or another Subsidiary (other than a Non-Recourse Subsidiary), and (C) any Non-Recourse Subsidiary may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any Person.

(b) The resulting, surviving or transferee Person will be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Company under the Indenture and thereafter, except in the case of a lease, the predecessor Company will be discharged from all obligations and covenants under the Indenture Documents, the Security Documents and the Intercreditor Agreement.

(c) Unless the Subsidiary Guarantee of a Subsidiary Guarantor is being released as permitted by “— Future Subsidiary Guarantors; Releases of Subsidiary Guarantees” in connection with a merger, conveyance, transfer or lease, the Company will not permit such Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (other than the Company or a Subsidiary Guarantor) unless either:

(i) (A) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) is organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes by a supplemental guarantee agreement, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (B) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of the transaction), no Default has occurred and is continuing; and (C) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental guarantee agreement (if any) comply with the Indenture; or

(ii) such transaction is an Asset Sale (and is permitted by the covenant described under the caption “— Limitation on Asset Sales”) or is a transaction that is excluded from the definition thereof.

Defaults

An “Event of Default” is defined in the Indenture as:

(i) a default in the payment of interest on the New Notes when due, continued for 30 days;

(ii) a default in the payment of principal of any New Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise;

(iii) the failure by the Company to comply for 60 days after a Default Notice is given with the other agreements applicable to it contained in the Indenture or the New Notes (other than those referred to in clauses (i) and (ii) of this paragraph) (the “Covenant Compliance Provision”);

(iv) the principal amount of Debt of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent and such default continues for 10 days after a Default Notice is given (the “Cross Acceleration Provision”);

(v) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “Bankruptcy Provisions”);

(vi) any judgment or decree that is not covered by insurance and is for the payment of money in excess of $25.0 million or its foreign currency equivalent is entered against the Company or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is unstayed or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after a Default Notice is given (the “Judgment Default Provision”);

(vii) a Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Indenture) and such default continues for 10 days after a Default Notice is given, or a Responsible Officer of a Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee (the “Guarantee Provision”);

(viii) any security interest purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million, shall cease to be, or shall be asserted by the Company or any Subsidiary Guarantor not to be, for a period of 60 days after a Default Notice is given a valid, perfected security interest in the securities, assets or properties covered thereby, except as otherwise contemplated by the Security Documents or permitted by the Indenture or the Intercreditor Agreement and except to the extent that any such loss of perfection or priority results from the failure of the Trustee or the Collateral Agent to make any filings, renewals or continuations (or other equivalent filings) which the Company has indicated in the perfection certificate or other written communications to the Trustee are required to be made or the failure of the Trustee or the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents (the “Security Provision”); or

(ix) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after a Default Notice is given with its other agreements contained in the Security Documents or Intercreditor Agreement except for a failure that would not be material to the holders of the New Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (vii) and (viii)) (the “Security Document Provision”).

However, a default under clauses (iii), (iv), (vi)(B), (vii), (viii) and (ix) will not constitute an Event of Default until the Trustee or the holders of at least 30% in principal amount of the outstanding New Notes notify the Company of the default (a “Default Notice”) and the Company does not cure such default within the time specified after receipt of such Default Notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding New Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the New Notes will by that very fact alone become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the New Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense which might be incurred in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest when due, no holder of a New Note may pursue any remedy with respect to the Indenture or the New Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 30% in principal amount of the outstanding New Notes have requested the Trustee to in writing pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense which might be incurred in compliance with such request, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a New Note or that would involve the Trustee in personal liability.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the New Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the New Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate (the “Annual Certificate”) indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment

Subject to certain exceptions, the Indenture Documents, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the holders of a majority in principal amount of the New Notes then outstanding and any past default or noncompliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture Documents, the Security Documents or the Intercreditor Agreement may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Notes. However (a) without the consent of each holder of an outstanding New Note affected, no amendment, supplement or waiver may (with respect to any New Notes held by a non-consenting holder), among other things, (i) reduce the principal amount of New Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any New Note, (iii) reduce the principal of or extend the Stated Maturity of any New Note, (iv) reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under “— Optional Redemption” above, (v) make any New Note payable in money other than that stated in the New Note, (vi) make any change to the provision which protects the right of any holder of the New Notes to receive payment of principal of and interest on such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes, or (vii) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; and (b) with certain exceptions described under “— Certain Covenants — Future Subsidiary Guarantors; Releases of Subsidiary Guarantees” without the consent of holders of at least a majority in principal amount of the New Notes then outstanding, no amendment may release any Subsidiary Guarantor from its obligation under its Subsidiary Guarantee or change any Subsidiary Guarantee in any manner that materially adversely affects the rights of any holder of New Notes under such Subsidiary Guarantee.

Without the consent of or notice to any holder of the New Notes, the Company and the Trustee may amend the Indenture Documents, and the Company and the Collateral Agent, the Trustee or Bank Agents, as applicable, may amend the Security Documents or the Intercreditor Agreement, (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor Person of the obligations of the Company under the Indenture or obligations of a Guarantor under its Guarantee if in compliance with the provisions described under “— Certain Covenants — Successor Company” above, (iii) to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add guarantees or additional obligors with respect to the New Notes (or to remove such guarantees or additional obligors, subject, in the case of the Subsidiary Guarantees, to the provisions of the preceding paragraph), (v) to add additional assets as Collateral or to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Security Documents or the Intercreditor Agreement, (vi) to add to the covenants of the Company or a Subsidiary for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Company or a Subsidiary, (vii) to provide for issuance of the New Notes under the Indenture (including to provide for treatment of the New Notes and the old notes as a single class of securities) in connection with the Registered Exchange Offer, (viii) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA or to otherwise comply with the TIA, (ix) to make any change that would provide any additional rights or benefits to the holders of the New Notes or that does not adversely affect the rights of any holder of the New Notes, (x) to conform the text of the Indenture Documents, the Security Documents or the Intercreditor Agreement to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the Indenture Documents, the Security Documents or the Intercreditor Agreement, (xi) to provide for the issuance of Additional New Notes in accordance with the limitations set forth in the Indenture as of the issue date of the old notes, (xii) to make any amendment to the provisions of the Indenture relating to the transfer and legending of New Notes provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer New Notes, (xiii) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture, or (xiv) to comply with the rules of any applicable securities depositary. Without limiting the generality of the foregoing, no signature, consent or other action of the Trustee or the holders of the New Notes will be required for any amendment, supplement or waiver to the Intercreditor Agreement or any Security Document (i) that is permitted by the preceding provisions of this paragraph (including without limitation any amendment, supplement or waiver that does not adversely affect the rights of any holder of the New Notes) or (ii) that is otherwise permitted by the Indenture without any such action.

Notwithstanding the foregoing, an amendment, supplement or waiver may not (with respect to any New Notes held by a non-consenting holder) make any change in certain specified provisions of the Intercreditor Agreement or in certain specified portions of certain Security Documents, in each case, dealing with the application of proceeds of the Collateral that would adversely affect the holders of the New Notes without the consent of holders representing at least 75% of the aggregate principal amount of New Notes affected.

The Indenture or the Intercreditor Agreement will also provide that, subject to certain exceptions, any amendment, waiver, or consent to any of the collateral documents securing the obligations under the Senior Documents, to the extent applicable to the Collateral, will also apply automatically to the comparable Security Documents with respect to the holders of the New Notes’ interest in the Collateral. In addition, the Indenture will provide that the Intercreditor Agreement and the Security Documents may be amended or supplemented from time to time at the sole request and expense of the Company, and without the consent or signature of the Trustee or any holder of New Notes to do any of the following (which shall be deemed to not adversely affect the holders of the New Notes for any purpose under the Indenture Documents, the Security Documents or the Intercreditor Agreement):

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Indenture, (B) to establish that the Liens on any Term Loan Collateral securing such Other Pari Passu Lien Obligations shall be pari passu in priority under the Intercreditor Agreement with the Liens on such Term Loan Collateral securing the Note Obligations and the Liens on such Term Loan Collateral securing the Multi-Currency Secured Obligations, and junior and subordinated to any other Liens on such Term Loan Collateral that are higher in priority than the Liens securing the Note Obligations, in each case, on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Multi-Currency Collateral securing such Other Pari Passu Lien Obligations shall be pari passu in priority under the Intercreditor Agreement with the Liens on such Multi-Currency Collateral securing the Note Obligations on the terms provided for in the Intercreditor Agreement, as in effect immediately prior to such amendment, and junior and subordinated to any other Liens on such Multi-Currency Collateral that are higher in priority than the Liens securing the Note Obligations, in each case, on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (D) to establish the relative priority (other than relative priority with respect to Liens whose priority is specified in clauses (B) and (C)) of outstanding Liens (other than Liens whose priority is specified in clauses (B) and (C)) that are subject to the Intercreditor Agreement;

(2) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Senior Lien Obligations that are incurred in compliance with the Indenture, (B) to establish that the Liens on any Term Loan Collateral securing such Other Senior Lien Obligations shall be higher in priority under the Intercreditor Agreement than the Liens on such Term Loan Collateral securing the Note Obligations, the Liens on such Term Loan Collateral securing the Other Pari Passu Lien Obligations and the Liens on such Term Loan Collateral securing the Multi-Currency Secured Obligations, in each case, on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Multi-Currency Collateral securing such Other Senior Lien Obligations shall be higher in priority under the Intercreditor Agreement than the Liens on such Multi-Currency Collateral securing the Note Obligations and the Liens on such Multi-Currency Collateral securing the Other Pari Passu Lien Obligations, in each case, on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, and (D) to establish the relative priority (other than relative priority with respect to Liens whose priority is specified in clauses (B) and (C)) of outstanding Liens (other than Liens whose priority is specified in clauses (B) and (C)) that are subject to the Intercreditor Agreement;

(3) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Junior Lien Obligations that are incurred in compliance with the Indenture, (B) to establish that the Liens on any Collateral securing such Other Junior Lien Obligations shall be lower in priority under the Intercreditor Agreement than the Liens on such Collateral securing the Note Obligations, the Other Pari Passu Lien Obligations, Term Loan Secured Obligations and the Multi-Currency Secured Obligations, and (C) to establish the relative priority of the Liens on the Collateral securing the Other Junior Lien Obligations with respect to Liens (other than those whose priority is specified in clause (B)) that are subject to the Intercreditor Agreement; and

(4) (A) to modify the definition of “Controlling Agent” to add references to any authorized agent or trustee for other parties holding Other Senior Lien Obligations, Other Pari Passu Obligations and Other Junior Lien Obligations that are permitted to be added as parties to the Intercreditor Agreement as described in paragraphs (1), (2) and (3) above and (B) to permit any such authorized agent or trustee for other parties holding such Other Senior Lien Obligations or Other Pari Passu Obligations to be the “Controlling Agent” prior to the Trustee;

provided that a single tranche of obligations that is secured by Liens on the Collateral may have a different relative priority with respect to the Liens securing the Note Obligations with regard to the Multi-Currency Collateral, on one hand, and the Term Loan Collateral, on the other hand.

Notwithstanding the foregoing, the terms and provisions of the Intercreditor Agreement applicable to the Liens securing Other Pari Passu Lien Obligations, Other Senior Lien Obligations and Other Junior Lien Obligations contained in any such amendment, modification or waiver other than relative Lien priority (including rights as to enforcement, procedural provisions and other similar provisions under the Intercreditor Agreement) may differ from those applicable to the Liens securing the New Notes, the Multi-Currency Secured Obligations and the Term Loan Secured Obligations; provided that any such terms and provisions applicable to the Liens securing Other Pari Passu Obligations and Other Senior Lien Obligations shall be deemed to not adversely affect the holders of the New Notes for any purpose under the Indenture Documents, the Security Documents or the Intercreditor Agreement to the extent that such terms and provisions are no more favorable to the holders of the obligations secured by such Liens relative to the Liens securing the Note Obligations than those terms and provisions applicable to the Multi-Currency Secured Obligations or the Term Loan Secured Obligations, as applicable (except to the extent otherwise provided above with respect to the definition of “Controlling Agent”).

Any such additional party or parties, the Multi-Currency Administrative Agent, the Term Loan Administrative Agent, the Trustee and the Collateral Agent shall be entitled to rely upon a certificate delivered by a Responsible Officer certifying that such Debt was Issued, and any such amendment, modification or waiver to the Intercreditor Agreement or Security Documents was entered into, in compliance with the Indenture. Any amendment of the Intercreditor Agreement that is proposed to be effected without the consent of the Trustee or the Collateral Agent will be submitted to such Person for its review at least five Business Days (or such shorter period as such Person may agree) prior to the proposed effectiveness of such amendment.

The consent of the holders of the New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the New Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

A consent to any amendment or waiver under the Indenture by any holder of New Notes given in connection with a tender of such holder’s New Notes will not be rendered invalid by such tender.

Transfer

The New Notes will be issued in registered form and will be transferable only upon the surrender of the New Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. See “— Book-Entry, Delivery and Form.”

Satisfaction and Discharge

The Indenture Documents and the Security Documents will be discharged and will cease to be of further effect, when:

(1) either:

(a) all New Notes that have been authenticated, except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all New Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year, and the Company or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of such holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on such New Notes not delivered to the Trustee for cancellation, including principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default with respect to such New Notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) The Company has paid or caused to be paid all sums payable by the Company under the Indenture with respect to the New Notes; and

(4) The Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such New Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

The Company at any time may terminate all of its and the Guarantors’ obligations under the New Notes, the Indenture Documents and the Security Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate certain of its obligations under the covenants described under “— Certain Covenants”, “— Defaults”, “— Change of Control” and “— Security for the New Notes” above, the operation of the Cross Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries, or the Judgment Default Provision, the Guarantee Provision, the Covenant Compliance Provision (other than with respect to compliance with clause (a)(i) under “— Certain Covenants — Successor Company”), the Security Provision and the Security Document Provision described under “— Defaults” above and clauses (a)(ii), (iii) and (iv) and (c) under “— Certain Covenants — Successor Company” (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option or covenant defeasance option, any Guarantee of a Guarantor provided under the Indenture or any other guarantee, if any, shall be released. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in the Events of Default that were subject to the covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the series of New Notes being defeased, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations (“Funds in Trust”), in amounts as will be sufficient to pay the principal of, or interest and premium on, the outstanding New Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether such New Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the old notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding New Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes being defeased will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the Funds in Trust);

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) is a party or by which Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the New Notes being defeased over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as applicable, have been satisfied.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Notes.

Governing Law

The Indenture provides that it and the New Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

The following are certain definitions used in the Indenture and applicable to the description of the Indenture and the New Notes set forth herein.

“Additional Assets” means: (a) any one or more businesses primarily engaged in a Permitted Business; provided that the investment in any such business is in the form of (x) a merger with the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary), (y) the acquisition of Capital Stock of a Person that is a Subsidiary or becomes a Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a result of the acquisition of such Capital Stock by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (z) the acquisition of all or substantially all the assets of such business, (b) properties, (c) capital expenditures or (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Permitted Business or replace the businesses, properties and assets that are the subject of an Asset Sale.

“Affiliate” of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means any property of the Company or any Subsidiary Guarantor acquired after the issue date of the old notes (other than Excluded Property) that secures the obligations under the Indenture, the New Notes, the Security Documents and Other Pari Passu Lien Obligations.

“Agent” means each of the Controlling Agent, the Multi-Currency Administrative Agent, the Term Loan Administrative Agent, the Trustee and the Collateral Agent.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary), including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Subsidiary of the Company (other than a Non-Recourse Subsidiary) (other than directors’ qualifying shares or employee stock options), or (b) any other property of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) outside of the ordinary course of business of the Company or such Subsidiary, other than, in the case of clause (a) or (b) above,

(1) (A) any disposition by the Company or a Subsidiary Guarantor to the Company or another Subsidiary Guarantor or (B) any disposition by a Subsidiary (other than a Non-Recourse Subsidiary) that is not a Subsidiary Guarantor to another Subsidiary (other than a Non-Recourse Subsidiary) or the Company;

(2) any disposition (A) that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (or is not a Restricted Payment by virtue of the definition thereof) or (B) of all or substantially all the assets of the Company or a Subsidiary Guarantor in accordance with the provisions described under “— Certain Covenants — Successor Company”;

(3) any disposition in any single transaction or any series of related transactions of Capital Stock or other property for aggregate consideration of less than $7.5 million;

(4) the disposition of cash, Cash Equivalents, the foreign equivalent of Cash Equivalents or Investment Grade Securities;

(5) any foreclosure upon any assets of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) in connection with the exercise of remedies by a secured lender pursuant to the terms of Debt otherwise permitted to be incurred under the Indenture;

(6) the sale of the Capital Stock, Debt or other securities of a Non-Recourse Subsidiary;

(7) the disposition of obsolete, worn-out or otherwise unsuitable assets, properties or plants or excess equipment in an amount not to exceed $10.0 million or of other assets no longer used or useful or necessary in the conduct of business of the Company its Subsidiaries (other than Non-Recourse Subsidiaries);

(8) sales of accounts receivable, payment intangibles and related assets or participations therein, in connection with any Receivables Facility;

(9) the unwinding of any Hedging Obligations;

(10) creation or realization of Liens that are permitted to be incurred by the Indenture;

(11) any transfer of property or assets that represents a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim;

(12) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements (provided that the proceeds of such a disposition, to the extent they would constitute Net Available Cash if such disposition were an Asset Sale, are applied in accordance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” as if such disposition were an Asset Sale);

(13) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

(14) the sale or grant of licenses or sub-licenses of intellectual property entered into in the ordinary course of business.

“Bank Agents” means the Multi-Currency Administrative Agent and the Term Loan Administrative Agent.

“Bank Debt” means any and all amounts payable by the Company or any of its Subsidiaries under or in respect of a Credit Agreement or any Refinancing thereof, or any other agreements with lenders party to the foregoing, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that nothing in this definition shall permit the Company or any of its Subsidiaries to Issue any Debt that is not permitted pursuant to “— Certain Covenants — Limitation on Debt” above.

“Bankruptcy Code” means title 11, United States Code.

“Bankruptcy Law” means the Bankruptcy Code, or any similar federal, state or foreign Requirement of Law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of the Company or any other Loan Party or any similar law relating to or affecting the enforcement of creditors’ rights generally.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof;

(2) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof;

(3) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers or any committee thereof; and

(4) with respect to any other Person, the board or committee of such Person (or such Person’s general partner, manager or equivalent) serving a similar function;

provided, that committees of any of the bodies described in clauses (1) through (4) above shall not constitute the Board of Directors for purposes of the definition of “Change of Control.”

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligations” of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized principal amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank or any other financial institution having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (d) commercial paper of a domestic issuer rated (on the date of acquisition thereof) at least “A-2” by S&P or “P-2” by Moody’s, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (on the date of acquisition thereof) at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of clause (a) of this definition, (h) shares of money market mutual or similar funds having assets in excess of $500,000,000 and having an investment policy that requires substantially all of the invested assets of such fund to be invested in assets satisfying the requirements of any clause of this definition, (i) guaranteed investment contracts of any financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (j) any other debt instruments of any Person (other than an Affiliate of the Company) which instruments are rated (on the date of acquisition thereof) at least “A”, “A2”, “A-1” or “P-1” or the equivalent by any Rating Agency and maturing one year or less from the date of acquisition thereof, (k) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (1) auction preferred shares which are senior securities of leveraged closed and municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent by any Rating Agency.

“Cash Management Obligations” means any obligations of the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in respect of any arrangement for treasury, depository, overdraft or cash management services provided to the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Multi-Currency Collateral and the Term Loan Collateral.

“Collateral Agent” means Citicorp USA, Inc. and any successors and assigns thereto permitted under the Intercreditor Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated EBITDA Coverage Ratio” means, for any period, the ratio of (i) the aggregate amount of EBITDA for such period to (ii) Consolidated Interest Expense for such period; provided, however, that (1) if the Company or any Subsidiary of the Company has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt, an issuance of equity or the receipt of a cash capital contribution which is used to reduce Debt or the receipt of a capital contribution in the form of Debt of the Company or any Subsidiary, or any of them, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a Pro Forma basis to such Debt as if such Debt had been Issued on the first day of such period and the discharge of any other Debt Refinanced or otherwise discharged with the proceeds of such new Debt, equity or capital contribution as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any

Subsidiary of the Company shall have made any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Subsidiary of the Company Refinanced or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sales for such period (or if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Debt after such sale) or (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, or shall have Issued Debt, the net proceeds of which are intended to be used to make such an Investment or acquisition and prior thereto, such proceeds are placed in escrow for such purpose, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving Pro Forma effect thereto (including the Issuance of any Debt), as if such Investment or acquisition occurred on the first day of such period. If any Debt bears a floating rate of interest and is being given Pro Forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations, disposed or discontinued operations (as determined in accordance with GAAP), reductions in force and furloughs that have been made by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) since the beginning of such period shall be given Pro Forma effect assuming that all such actions (and the change in any associated Consolidated Interest Expense and the change in EBITDA resulting therefrom) had occurred on the first day of such period; provided that no such Pro Forma adjustment shall be required (but, for the avoidance of doubt, may be made, at the Company’s option) in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $10.0 million for such period. If since the beginning of such period any Person (that subsequently became a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or was merged with or into the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, disposed or discontinued operation, reduction in force or furlough that would have required adjustment pursuant to this definition, then the Consolidated EBITDA Coverage Ratio shall be calculated giving Pro Forma effect thereto for such period as if such actions had occurred at the beginning of such period (subject to the threshold specified in the previous sentence).

“Consolidated Interest Expense” means, for any period, the sum of (a) the interest expense, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) for such period as determined in accordance with GAAP consistently applied, plus (b) Preferred Stock dividends in respect of Redeemable Stock or Exchangeable Stock of the Company or Preferred Stock of any Subsidiary of the Company (other than a Non-Recourse Subsidiary) in each case held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, plus (c) the cash contributions to an employee stock ownership plan of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) to the extent such contributions are used by an employee stock ownership plan to pay interest, minus (d) interest income of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries), and minus (e) net receipts, if any, of the Company and its consolidated Subsidiaries (other than Non-Recourse Subsidiaries) pursuant to interest rate Hedging Obligations with respect to Debt. Notwithstanding the foregoing, Consolidated Interest Expense shall not include (1) amounts expensed, written off or amortized in respect of deferred financing and debt incurrence costs or (2) amounts recorded as interest expense with respect to dividends on Designated Preferred Stock or Preferred Stock of the Company that is not Redeemable Stock or Exchangeable Stock.

“Consolidated Net Income” means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding:

(i) net after tax extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) and any restructuring charges or expenses (including any severance expenses);

(ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries attributable to minority interests in unconsolidated Persons except to the extent that, in the case of net income, cash dividends or distributions have actually been received by such Person or one of its consolidated Subsidiaries (subject, in the case of a dividend or distribution received by a Subsidiary of such Person, to the limitations contained in clause (v) below) and, in the case of net loss, such Person or any Subsidiary of such Person has actually contributed, lent or transferred cash to such unconsolidated Person;

(iii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a “pooling of interests” basis;

(iv) net gains or losses in respect of dispositions of assets of such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business;

(v) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that (A) Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof in respect of such period, to the extent not already included therein, and (B) the exclusion in this clause (v) shall not apply to the net income of a Subsidiary Guarantor except in the determination the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments”;

(vi) net income or loss of any Non-Recourse Subsidiary, except that such Person’s equity in the net income of any such Non-Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to such Person as a dividend or other distribution;

(vii) the net after-tax cumulative effect of any change in accounting principles or change in accounting rules;

(viii) net after-tax gains and losses from Hedging Obligations, Cash Management Obligations or other derivative instruments or from early extinguishment of Debt;

(ix) any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP;

(x) any net after-tax noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees, managers or consultants;

(xi) increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition that is consummated at or after the issue date of the old notes;

(xii) non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination);

(xiii) deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with Transactions, any expenses (including professional fees) to the extent not deferred and paid in connection with the Transactions or any other acquisition or disposition that is consummated after the issue date of the old notes;

(xiv) net after-tax gain or loss resulting in such period from currency transaction gains or losses related to currency remeasurements of Debt;

(xv) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, together with the tax effects of such items; and

(xvi) charges resulting from the application of ASC 805 “Business Combinations” or ASC 480 “Distinguishing Liability from Equity” together with the tax effects of such charges.

“Consolidated Net Worth” of any Person means, at any date, all amounts which would, in conformity with GAAP, be included under shareholders’ equity on a consolidated balance sheet of such Person as at such date, less (x) any amounts attributable to Redeemable Stock and (y) any amounts attributable to Exchangeable Stock.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (x) the excess of (i) Consolidated Total Debt of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) that is secured by a Lien as of the end of the most recent fiscal quarter for which financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the amount of cash and Cash Equivalents of Company and its Subsidiaries (other than Non-Recourse Subsidiaries) on such date that are free and clear of any Lien (other than non-consensual Liens and Liens described under clauses (17) through (19) of the definition of Permitted Liens) to (y) the aggregate amount of EBITDA of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for the period of the most recently ended consecutive four full fiscal quarters for which financial statements are available immediately preceding the date on which such event for which such calculation is being made, in each case of clauses (x) and (y), calculated on a Pro Forma basis, giving effect, without duplication and where applicable, to the events and transactions for which Pro Forma adjustments are to be made in the calculation of the Consolidated EBITDA Coverage Ratio.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recently consolidated balance sheet (excluding the footnotes thereto) of the Company.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the sum, without duplication, of the aggregate amount of all outstanding Debt of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) (and excluding (1) any undrawn letters of credit issued in the ordinary course of business and (2) all obligations relating to any Receivables Facility).

“Contributed Existing Subordinated Loan” means the portion of the Debt under the Existing Subordinated Loan that is as of the issue date of the old notes owed to and held by Revlon, Inc. or a Subsidiary thereof, including any Refinancing Debt Issued in respect thereof.

“Controlling Agent” means:

(a) in the case of any Multi-Currency Collateral, (i) prior to the payment in full of all Multi-Currency Claims, the Multi-Currency Administrative Agent, (ii) after the payment in full of all Multi-Currency Claims and prior to the payment in full of all Term Loan Claims, the Term Loan Administrative Agent and (iii) after the payment in full of all Multi-Currency Claims and all Term Loan Claims, the Trustee; and

(b) in the case of any Term Loan Collateral, (i) prior to the payment in full of all Term Loan Claims, the Term Loan Administrative Agent, (ii) after the payment in full of all Term Loan Claims and prior to the payment in full of all Multi-Currency Claims, the Multi-Currency Administrative Agent and (iii) after the payment in full of all Term Loan Claims and all Multi-Currency Claims, the Trustee.

“Credit Agreements” means each of (i) the Multi-Currency Credit Agreement and (ii) the Term Loan Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such Credit Agreements, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Debt incurred or available to be borrowed thereunder, extending the maturity of any Debt incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to institutional investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Credit Agreements or (2) occurs on one or more separate occasions.

“Debt” of any Person means, without duplication,

(i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business);

if and to the extent that any of the foregoing Debt under clauses (i), (ii) and (iii) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v) the amount of all obligations of such Person with respect to the redemption, repayment (including liquidation preference) or other repurchase of, in the case of a Subsidiary of the Company that is not a Non-Recourse Subsidiary, any Preferred Stock and, in the case of any the Company, any Redeemable Stock (but excluding in each case any accrued dividends);

(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which such Person, in either case, is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

Notwithstanding the foregoing, Debt will be deemed not to include contingent obligations incurred in the ordinary course of business or obligations under or in respect of Receivables Facilities.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Subsidiary” means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clauses (iv), (v) or (vi) in “— Defaults” above has occurred and is continuing.

“Designated Eligible Obligations” means, at any time, those additional obligations which the Credit Agreements permit the Company to designate to be secured by the Collateral to the extent that such obligations have been so designated (which designation shall not have been revoked by the Company on or prior to such time).

“Designated Noncash Consideration” means any non-cash consideration received by the Company or one of its Subsidiaries (other than its Non-Recourse Subsidiaries) in connection with an Asset Sale that is designated as

“Designated Noncash Consideration” pursuant to an Officers’ Certificate executed by the Chief Financial Officer of the Company or a resolution of the Board of Directors of the Company, as applicable. Such Officers’ Certificate or resolution shall state the Fair Market Value of such non-cash consideration and the basis of such valuation. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

“Designated Preferred Stock” means preferred stock of the Company or any direct or indirect parent thereof (in each case other than Redeemable Stock) that is issued for cash (other than to a Subsidiary (other than a Non-Recourse Subsidiary)) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate, as the case may be, on the issuance date thereof.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary (other than a Non-Recourse Subsidiary) of such Person other than (x) a Foreign Subsidiary or (y) any Domestic Subsidiary of a Foreign Subsidiary.

“EBITDA” means, for any period, the Consolidated Net Income of the Company for such period, plus the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) income tax expense, plus franchise or similar taxes, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) all other write offs, write downs and noncash charges (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period), (vi) restructuring charges that appear in the Company’s financial statements for such period, including any redemption premium, prepayment penalty, premium and other related fee or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) acquisitions after the issue date of the old notes or (B) the closing or consolidation of production or other operating facilities, (vii) any expenses or charges related to any equity offering, permitted acquisition or other Investment, permitted disposition, recapitalization or the incurrence of Debt permitted to be incurred under the Indenture including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the execution and delivery of the Indenture and the transactions contemplated thereby, (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) to the Parent to the extent permitted under “— Certain Covenants — Limitation on Transactions with Affiliates”, and (ix) other non-recurring one-time charges and miscellaneous expenses taken in such period to the extent that such other charges and expenses are associated with the Company’s growth plan and operating margin improvement initiatives, as determined in good faith by the Company’s principal financial officer or principal accounting officer in consultation with the Company’s certified independent auditors.

“Equity Offering” means any public or private offer and sale of Capital Stock (other than Redeemable Stock or Exchangeable Stock) other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) any such public or private sale that constitutes an Restricted Contribution; and

(3) any such issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Stock” means any Capital Stock of a Person which by its terms or by the terms of any security for which it is exchangeable at the option of the holder (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock) or otherwise is convertible or exchangeable at the option of the holder thereof for Debt, Exchangeable Stock or Redeemable Stock on or prior to the date that is one year after the Stated Maturity of the New Notes; provided, however, that only the portion of the Capital Stock which so matures or is so convertible or exchangeable prior to such date, shall be deemed to be Exchangeable Stock; provided, further, however, that any Capital Stock that would constitute Exchangeable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to exchange such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Exchangeable Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not exchange any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales” and such repurchase or redemption complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Excluded Equity” means, as more fully described in the Security Documents, any Voting Stock in excess of 66% of the total outstanding Voting Stock of any direct Subsidiary of the Company or any Guarantor if such Subsidiary is not a “United States person” under and as defined in Section 7701(a)(30) of the Code. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Excluded Property” means, as more fully described in the Security Documents, collectively,

(i) Excluded Equity;

(ii) any permit, lease, license, contract, instrument or other agreement held by the Company or any Guarantor that prohibits or requires the consent of any Person other than the Company and its Affiliates as a condition to the creation by the Company or such Guarantor of a Lien thereon, or any permit, lease, license, contract, instrument or other agreement held by the Company or such Guarantor to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law;

(iii) equipment or fixtures owned by the Company or any Guarantor that is subject to a purchase money Lien or a capital lease if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person other than the Company and its Affiliates as a condition to the creation of any other Lien on such equipment or fixtures;

(iv) an application to register a trademark under Section 1(b) of the Trademark Act, 15 U.S.C. Section 1051(b), prior to the filing of an amendment under Section 1(c) or statement of use under Section 1(d), 15 U.S.C. Sections 1051(c) or (d);

(v) any property or asset of the Company or any Guarantor situated (or deemed to be situated) in the Commonwealth of Australia; and

(vi) any Other Excluded Assets;

provided, however, “Excluded Property” shall not include any proceeds, substitutions or replacements of Excluded Property (unless such proceeds, substitutions or replacements would constitute Excluded Property).

“Existing Subordinated Loan” means the Senior Subordinated Term Loan Agreement between the Company and Affiliates of the Company, dated as of January 30, 2008 (as amended from time to time), including any Refinancing Debt Issued in respect thereof.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined in good faith by the chief executive officer, chief financial officer, chief accounting officer, controller or Board of Directors of the Company or its Subsidiary, as applicable; provided that a Fair Market Value equal to or in excess of $20.0 million shall be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors (including as to the value of all non-cash consideration); provided, however, that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party.

“Financing Documents” means, collectively, the Loan Documents (as defined in each Credit Agreement), the Indenture Documents and the Security Documents.

“Foreign Subsidiary” means any Subsidiary of the Company which (i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the issue date of the old notes; except that if the Company notifies the Trustee in writing, GAAP shall mean IFRS (except where the context requires otherwise); provided that the Company shall not be entitled to make the foregoing election on more than one occasion. In the event the Company makes such election, (i) it shall present comparative financial statements also in accordance with IFRS for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared in accordance with IFRS; (ii) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS; (iii) the reports filed under “— Certain Covenants — Commission Reports” may contain financial statements prepared in accordance with IFRS, to the extent permitted by the rules and regulations of the Commission; and (iv) any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantees” means, collectively, the Parent Guarantee and the Subsidiary Guarantees.

“Guarantors” means, collectively, the Parent Guarantor and the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

“holder” or “Securityholder” means the Person in whose name a New Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, as in effect at the time of the Company’s election to use IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary (other than a Non-Recourse Subsidiary) designated as such in writing by the Company that (i) contributed 2.5% or less of EBITDA of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Consolidated Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination.

“Indenture Documents” means the Indenture, the Notes and the Guarantees.

“Insolvency Proceeding” means, collectively, (a) any voluntary or involuntary case or proceeding under the Bankruptcy Law with respect to the Company or any other Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any other Loan Party or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except as permitted by the Credit Agreements and the Indenture), and (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company or any other Loan Party.

“Intellectual Property” means, collectively, all rights, priorities and privileges of the Company and the Subsidiary Guarantors relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including:

(a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and the right to obtain all renewals thereof (collectively “Copyrights”);

(b) any written agreement naming the Company or any Subsidiary Guarantor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright;

(c) (i) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues or extensions of the foregoing (collectively “Patents”);

(d) all agreements, whether written or oral, providing for the grant by or to the Company or any Subsidiary Guarantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent;

(e) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, other than certain excluded Trademarks, and (ii) the right to obtain all renewals thereof (collectively, “Trademarks”);

(f) any agreement, whether written or oral, providing for the grant by or to the Company or any Subsidiary Guarantor of any right to use any Trademark;

(g) trade secrets and Internet domain names; and

(h) all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor and Collateral Agency Agreement dated as of the issue date of the old notes among the Bank Agents, the Collateral Agent, the Trustee, Revlon, Inc., the Company and each other Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Intercreditor Collateral Documents” means the Intercreditor Agreement, the Security Documents (as defined in each of the Credit Agreements), the Security Documents, the Senior Documents, the Junior Documents and all other security agreements, pledge agreements, mortgages, guarantees and other documents executed and/or delivered by the Loan Parties and accepted by the Collateral Agent.

“Investment” in any Person means any loan or advance to, any net payment on a guarantee of, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person. Investments shall exclude advances to customers and suppliers in the ordinary course of business. The term “Invest” used as verb has a corresponding meaning. For purposes of the definitions of “Non-Recourse Subsidiary” and “Restricted Payment” and for purposes of “— Certain Covenants — Limitation on Restricted Payments” above, (i) “Investment” shall include a designation after the issue date of the old notes of a Subsidiary of the Company as a Non-Recourse Subsidiary, and such Investment shall be valued at an amount equal to the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated a Non-Recourse Subsidiary; and (ii) any property transferred to or from a Non-Recourse Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or an equivalent rating by any other Rating Agency, in every case with no “negative” outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Issue” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person. The term “Issuance” or “Issued” has a corresponding meaning.

“Issue Date” means the date of original Issuance of the New Notes.

“Junior Agent” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to the Multi-Currency Administrative Agent, collectively, the Term Loan Administrative Agent and the Trustee; and (ii) with respect to the Term Loan Administrative Agent, the Trustee; and

(b) in the case of any Term Loan Collateral, with respect to the Term Loan Administrative Agent, collectively, the Multi-Currency Administrative Agent and the Trustee.

“Junior Claims” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Multi-Currency Claims, all Term Loan Claims and all Noteholder Claims and (ii) with respect to all Term Loan Claims, all Noteholder Claims; and

(b) in the case of any Term Loan Collateral, with respect to all Term Loan Claims, collectively, all Multi-Currency Claims and all Noteholder Claims.

“Junior Documents” means, collectively, with respect to any Junior Claim, any provision pertaining to such Junior Claim in any Financing Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Claim.

“Junior Liens” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Liens securing the Multi-Currency Claims, all Liens securing the Term Loan Claims and the Noteholder Claims and (ii) with respect to all Liens securing the Term Loan Claims, all Liens securing the Noteholder Claims; and

(b) in the case of any Term Loan Collateral, with respect to all Liens securing the Term Loan Claims, collectively, all Liens securing the Multi-Currency Claims and all Liens securing the Noteholder Claims.

“Junior Secured Parties” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Multi-Currency Secured Parties, all Term Loan Secured Parties and all Noteholder Secured Parties and (ii) with respect to all Term Loan Secured Parties, all Noteholder Secured Parties; and

(b) in the case of any Term Loan Collateral, with respect to all Term Loan Secured Parties, collectively, all Multi-Currency Secured Parties and all Noteholder Secured Parties.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in the state where the principal office of the Trustee is located.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Loan Party” shall mean the Parent Guarantor, the Company and each Subsidiary Guarantor.

“MacAndrews & Forbes Holdings” means MacAndrews & Forbes Holdings Inc., a Delaware corporation, and its successors.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multi-Currency Administrative Agent” means (a) Citicorp USA, Inc., in its capacity as administrative agent under the Multi-Currency Credit Agreement, (b) any successors and assigns thereto or any acting administrative agent, in each case, as permitted under the Multi-Currency Credit Agreement, and (c) if there is no acting Multi-Currency Administrative Agent, the Required Lenders (as defined in the Multi-Currency Credit Agreement).

“Multi-Currency Claims” means all Multi-Currency Secured Obligations and all extensions of credit under any financing, or any arrangement for use of cash collateral, under any Bankruptcy Law extended or provided to any Loan Party by the Multi-Currency Lenders.

“Multi-Currency Collateral” means, as more fully described in the Security Documents, (a) the Mortgaged Properties, (b) the Charged Assets (as defined in the Multi-Currency Debenture referred to in the Intercreditor Agreement) and (c) the following property, now owned or hereinafter acquired by the Company or any Subsidiary Guarantor (with all capitalized terms used in this definition and not defined elsewhere in this Description of the New Notes having the meanings assigned to them in the Uniform Commercial Code):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Equipment;

(v) all Fixtures;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property (excluding any Capital Stock issued by the Company or any of its Subsidiaries and any certificates representing such Capital Stock);

(ix) all Letter-of-Credit Rights;

(x) all Vehicles;

(xi) all General Intangibles solely to the extent (A) primarily related, and integral, to the development, construction, maintenance, ownership and/or use of, or embedded in, any real property, fixtures, equipment or vehicles included in Multi-Currency Collateral, including all licenses, permits, certificates, software and computer programs necessary for the use of such property, or (B) derived or arising from, or giving rise to, any real property or any other property described in this definition, including all leases, payment intangibles, supporting obligations, all know-how, warranties, guarantees, endorsements, indemnifications and insurance policies to the extent covering such property and all other rights and claims pertaining to such property (but, in the case of this clause (B), excluding all Intellectual Property);

(xii) all documents pertaining to the other property described in this definition;

(xiii) all books and records pertaining to the other property described in this definition; and

(xiv) to the extent not otherwise included, all Proceeds of any or all of the foregoing;

provided, however, that “Multi-Currency Collateral” shall not include any Excluded Property; and provided, further, that if any Excluded Property would have otherwise constituted Multi-Currency Collateral, when such property shall cease to be Excluded Property, such property shall be deemed to constitute Multi-Currency Collateral.

“Multi-Currency Credit Agreement” means the Credit Agreement dated as of July 9, 2004 among the Company, certain local borrowing subsidiaries, Citicorp USA, Inc., as administrative agent and collateral agent, and the Lenders named therein, as amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and any other Credit Agreement, to the extent that the Company designates any of the foregoing as a “Multi-Currency Credit Agreement.”

“Multi-Currency Eligible Obligations” means each Designated Eligible Obligation designated as a “Multi-Currency Eligible Obligation” by the Company from time to time pursuant to the Intercreditor Agreement.

“Multi-Currency Lenders” means the Lenders (as defined in the Multi-Currency Credit Agreement).

“Multi-Currency Secured Obligations” means collectively, (a) the “Payment Obligations” (as defined in the Multi-Currency Credit Agreement), (b) the obligations of the Company and the Guarantors under the other “Loan Documents” (as defined in the Multi-Currency Credit Agreement), (c) the Multi-Currency Eligible Obligations and (d) any other obligations that the Company designates as “Multi-Currency Secured Obligations.”

“Multi-Currency Secured Party” means the Multi-Currency Administrative Agent and each holder of any Multi-Currency Secured Obligations.

“Net Available Cash” from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of direct costs relating to such Asset Sale, including (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from or in connection with such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (iv) payments of or reserves for unassumed liabilities (not constituting Debt) relating to the properties or assets sold, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (v) any relocation, restructuring or severance expenses incurred as a result of such Asset Sale and (vi) any deduction of appropriate amounts to be provided by the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) as a reserve in accordance with GAAP in respect of the sale price of the assets that are the subject of such sale or other disposition (including in respect of working capital adjustments or any evaluation of such assets), provided that to the extent such amounts are received in cash by the Company or a Subsidiary and are released from such reserve, such amounts shall be deemed to be Net Available Cash received in respect of an Asset Sale as of the date of such release.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

“Non-Contributed Existing Subordinated Loan” means the portion of the Debt under the Existing Subordinated Loan that as of the issue date of the old notes is owed to and held by MacAndrews & Forbes Holdings, including any Refinancing Debt Issued in respect thereof.

“Non-Convertible Capital Stock” means, with respect to any Person, any Capital Stock of such Person, other than any Redeemable Stock or Exchangeable Stock.

“Non-Recourse Debt” means Debt or that portion of Debt as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or (C) constitute the lender.

“Non-Recourse Subsidiary” means a Subsidiary of the Company (i) which has been designated as such by the Company, (ii) which has no Debt other than Non-Recourse Debt and (iii) which is in the same line of business as the Company and its Wholly Owned Recourse Subsidiaries existing on the issue date of the old notes or in a Permitted Business.

“Note Obligations” means all obligations of the Company and the Guarantors under the New Notes, the Indenture, the Guarantees and the Security Documents.

“Noteholder Claims” means all Note Obligations and all extensions of credit under any financing, or any arrangement for use of cash collateral, under any Bankruptcy Law extended or provided to any Loan Party by the holders of the New Notes.

“Noteholder Secured Parties” means the Trustee and each holder of New Notes.

“Notice of Actionable Default” means a written certification identified as a “Notice of Actionable Default,” substantially in the form attached to the Intercreditor Agreement or such other form reasonably satisfactory to the Collateral Agent, from any Bank Agent or the Trustee addressed to the Collateral Agent certifying that an Event of Default has occurred and is continuing under the applicable Financing Documents, and that any required notice thereof has been given and any grace periods provided for therein have expired.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of Vice Presidential designation), and by the Treasurer, an Assistant Treasurer, Secretary or an Assistant Secretary, of the Company and delivered to the Trustee in connection with the delivery of the Annual Certificate, unless the Indenture specifically identifies a different time of delivery. One of the Officers signing an Officers’ Certificate given pursuant to the last paragraph under “— Defaults” above shall be the principal executive, financial or accounting officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company (or to Parent or one of its Subsidiaries or the Trustee).

“Other Excluded Assets” means, as more fully described in the Security Documents (and in addition to any other Excluded Property), collectively, (i) all interests in real property other than fee interests located in the United States, (ii) any fee interest in real property if the value of such fee interest is less than $7.5 million and the Company’s fee interest, as of the issue date of the old notes, in real property located in Irvington, New Jersey;

(iii) Capital Stock or assets owned by the Parent Guarantor other than the Capital Stock of the Company and proceeds thereof; (iv) any Capital Stock and other securities of each Subsidiary of the Company to the extent that the pledge of such Capital Stock or other securities to secure the New Notes or the Guarantees would cause such Subsidiary to be required to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X; and (v) those assets that otherwise would constitute Collateral but as to which the Bank Agents shall not have required a lien or security interest.

“Other Junior Lien Obligations” means any Debt (and obligations related thereto) Issued as permitted by the Indenture that is intended to be secured by Liens required by the Indenture to rank junior in priority to the Liens securing the Note Obligations.

“Other Pari Passu Lien Obligations” means any Debt (and obligations related thereto) Issued as permitted by the Indenture that is intended to be secured by Liens that are permitted by the Indenture to rank pari passu in priority with the Liens securing the Note Obligations.

“Other Senior Lien Obligations” means any Debt (and obligations related thereto) Issued as permitted by the Indenture that is intended to be secured by Liens that are permitted by the Indenture to rank higher in priority than the Liens securing the Note Obligations.

“Parent” means Revlon, Inc., a Delaware corporation, and any other Person which acquires or owns directly or indirectly 80% or more of the voting power of the Voting Stock of the Company.

“Parent Collateral” means, as more fully described in the Security Documents, the following property, now owned or hereinafter acquired by the Parent Guarantor (other than Excluded Property):

(i) all of the Capital Stock of the Company, including all additional shares of Capital Stock of the Company acquired from time to time by the Parent Guarantor in any manner; and

(ii) all dividends, cash, interest, instruments and other property or Proceeds (as defined in the Uniform Commercial Code), from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Parent Guarantee” means a guarantee on the terms set forth in the Indenture by the Parent Guarantor of the Company’s obligations with respect to the New Notes and the Indenture.

“Parent Guarantor” means Revlon, Inc., a Delaware corporation, and its successors.

“Pari Passu Debt” means, with respect to any Person, the following obligations, whether outstanding on the issue date of the old notes or thereafter created, incurred or assumed, and whether at any time owing actually or contingent:

(i) all obligations of such Person consisting of the Bank Debt, the Notes and the Subsidiary Guarantees;

(ii) all obligations of such Person consisting of the principal of and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person), and all fees, expenses and other amounts in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(iii) all Capital Lease Obligations of such Person;

(iv) all obligations of such Person (A) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) or (C) Issued or assumed as the deferred purchase price of property and all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

(v) all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guarantee; and

(vi) all obligations consisting of Refinancings of any obligation described in clauses (i), (ii), (iii), (iv) or (v);

unless, in the case of any particular obligation, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the New Notes or the Subsidiary Guarantees, as the case may be. However, Pari Passu Debt will not include (1) any obligation of such Person to any Subsidiary of the Company or any Qualified Affiliate Debt, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of such Person that is subordinate or junior in right of payment to any other indebtedness, guarantee or obligation of such Person or (5) that portion of any Debt which at the time of Issuance is issued in violation of the Indenture; provided, however, that in the case of this clause (5), (A) any Debt Issued to any Person who had no actual knowledge that the Issuance of such Debt was not permitted under the Indenture and who received on the date of Issuance thereof a certificate from an officer of the Company to the effect that the Issuance of such Debt would not violate the Indenture shall constitute Pari Passu Debt and (B) any Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business shall constitute Pari Passu Debt provided that such Debt would normally be extinguished within three Business Days of Issuance.

“Pari Passu Liens” means, in the case of any Term Loan Collateral, all Liens securing the Multi-Currency Claims and the Noteholder Claims.

“Partially Owned Recourse Subsidiary” means a Subsidiary (other than a Non-Recourse Subsidiary) that is not a Wholly Owned Recourse Subsidiary.

“Permitted Affiliate” means any individual that is a director or officer of the Company, of Parent, of a Subsidiary of the Company or of a Qualified Joint Venture; provided, however, that such individual is not also a director or officer of MacAndrews & Forbes Holdings or any Person that controls MacAndrews & Forbes Holdings.

“Permitted Business” means any business that is reasonably related, ancillary or complementary to the businesses of the Company and the Subsidiaries of the Company (other than the Non-Recourse Subsidiaries) on the issue date of the old notes or other business that is a reasonable extension or expansion of such businesses.

“Permitted Existing Subordinated Loans Refinancing” means (a) a Refinancing of Existing Subordinated Loans by exchange for or out of the proceeds of Refinancing Debt that is unsubordinated in right of payment, if at the time of Issuance of such Refinancing Debt, the Company would be able to Issue $1.00 of Debt pursuant to paragraph (a) under “Certain Covenants — Limitation on Debt” on a Pro Forma basis; and (b) a subsequent Refinancing of any Debt Issued in a Permitted Existing Subordinated Loans Refinancing.

“Permitted Holders” means (i) Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) and any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs, (ii) MacAndrews & Forbes Holdings and each Parent and (iii) the members of any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i) or (ii) of this definition is a member, provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i) or (ii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership or assets constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with “— Change of Control” will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means any Investment by the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) in:

(a) the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary);

(b) any Person that will, upon the making of such Investment, become a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and any Investment (other than an Investment made in contemplation of becoming a Subsidiary of the Company that is not a Non-Recourse Subsidiary) held by such Person; provided, however, that such Subsidiary is engaged in a Permitted Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its property to, the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and any Investment (other than an Investment made in contemplation of such transaction) held by such Person; provided, however, that such Person’s is engaged in a Permitted Business;

(d) cash, Cash Equivalents or the foreign equivalent of Cash Equivalents;

(e) receivables owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) and prepaid expenses, in each case, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary of the Company (other than a Non-Recourse Subsidiary) deems reasonable under the circumstances;

(f) payroll, travel, moving and similar loans and advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to, and guarantees of Debt of, employees made in the ordinary course of business; provided, however, that such loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(h) Investments received in settlement, compromise, resolution or enforcement of (i) Investments acquired by the Company or any Subsidiary (other than a Non-Recourse Subsidiary) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) debts created in the ordinary course of business and owing to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) or (iii) foreclosure proceedings, litigation, arbitration or other disputes with Persons;

(i) any Investment in securities or other assets not constituting cash, Cash Equivalents, Investment Grade Securities or the foreign equivalents thereof and received in connection with (A) an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales,” or (B) any disposition of property not constituting an Asset Sale;

(j) any Investment acquired solely in exchange for the issuance of Capital Stock (other than Redeemable Stock and Exchangeable Stock) of the Company or any direct or indirect parent of the Company;

(k) Investments existing on the issue date of the old notes;

(l) any Hedging Obligation;

(m) guarantees of Debt permitted under “— Certain Covenants — Limitation on Debt” hereof and performance guarantees in the ordinary course of business;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other persons;

(o) Investments in joint ventures engaged or to be engaged in a Permitted Business or in other Permitted Businesses made for Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that do not exceed the greater of (i) $50.0 million and (y) 6.0% of Consolidated Total Assets in the aggregate outstanding at any one time;

(p) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the issue date of the old notes, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(q) advances, loans, promotions and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(r) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(s) Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business; and

(t) other Investments made for Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that do not exceed the greater of (i) $75.0 million and (ii) 8.5% of Consolidated Total Assets in the aggregate outstanding at any one time;

in the case of each of the foregoing clauses (a) through (t) net of, with respect to the applicable Permitted Investment in any particular Person, the cash return received after the issue date of the old notes as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Permitted Investment made after the issue date of the old notes.

“Permitted OID” means original issue discount which does not exceed 5% of the aggregate principal amount of the Debt Issued.

“Permitted Transactions” means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company, on the other hand, existing on, or pursuant to an agreement in effect on, the issue date of the old notes and any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially more disadvantageous to the holders of the New Notes when taken as a whole as compared to the applicable agreement as in effect on the issue date of the old notes as reasonably determined in good faith by the Company) and (ii) any Tax Sharing Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a New Note as of any date means the principal of the New Note as of such date.

“Pro Forma” means with respect to any calculation, a calculation made in good faith by the principal financial or principal accounting officer of the Company, which calculation to be made in connection with an Investment, an acquisition, a disposition, a merger, a consolidation, a disposition or discontinuation of a business or operations or a reduction in force or furlough may take into account any reduction in net costs and related adjustments that such officer reasonably determines to relate to or arise from such Investment, acquisition, disposition, merger, consolidation, disposition or discontinuation of a business or operations or reduction in force or furlough and is based on identified actions to be taken or initiated within 12 months of the date of Investment, acquisition, disposition, merger, consolidation, disposition or discontinuation of a business or operations or a reduction in force or furlough, as if such reductions and adjustments had been effected as of the beginning of the relevant period; provided, however that if such calculation results in the Issuance of $50.0 million or greater of Debt, such calculation shall be approved in good faith by the Board of Directors; provided, further, however, that in making any such determination the Board of Directors shall be entitled to rely on the advice it receives from the chief accounting officer and chief financial officer of the Company, and shall not be required to consult with any independent third party or have such determination approved by an independent third party.

“Pro Forma EBITDA” means, for any consecutive four fiscal quarter period, the aggregate amount of EBITDA for such period, calculated on a Pro Forma basis, giving effect, without duplication and where applicable, to the events and transactions for which Pro Forma adjustments are to be made in the calculation of the Consolidated EBITDA Coverage Ratio.

“Put Amount” as of any date means, with respect to each $1,000 principal amount of New Notes, 101% of the outstanding principal amount thereof as of the date of repurchase.

“Qualified Affiliate Debt” means unsecured Debt that is subordinated in right of payment to the New Notes and is issued by the Company to a Parent or an Affiliate of a Parent in an aggregate principal amount at any time outstanding not to exceed $75.0 million.

“Qualified Joint Venture” means a Person (other than a Subsidiary of the Company) controlled (as defined in the definition of an “Affiliate”) by the Company, in which no Affiliate of the Company (other than (x) a Wholly Owned Recourse Subsidiary of the Company, (y) a Permitted Affiliate and (z) another Qualified Joint Venture) has an Investment.

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the New Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Debt of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Company has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) pursuant to which Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary) sells or transfers its accounts receivable, payment intangibles and related assets to either (x) a Person that is not a Subsidiary (other than a Non-Recourse Subsidiary) or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Subsidiary (other than a Non-Recourse Subsidiary).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary of the Company (other than a Non-Recourse Subsidiary) in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities and any Subsidiary of another Receivables Subsidiary.

“Redeemable Stock” means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time on or prior to the date that is 91 days after the Stated Maturity of the New Notes; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Redeemable Stock; provided, further, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary) to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company and the Subsidiaries (other than Non-Recourse Subsidiaries) may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales” and such repurchase or redemption complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Costs” means, with respect to any Debt being Refinanced, any premium actually paid thereon and reasonable costs and expenses, including underwriting discounts, in connection with such Refinancing.

“Registered Exchange Offer” has the meaning ascribed thereto in the Registration Agreement.

“Registration Agreement” means the Registration Agreement to be entered into by and among the Company and the Initial Purchasers concurrently with the consummation of this offering.

“Representative” means each of the Term Loan Administrative Agent, the Multi-Currency Administrative Agent and the Trustee.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the chief operating officer, any vice president or any other financial officer of the Company and any other officer or similar official thereof responsible for the administration of the obligations of the Company in respect of the New Notes.

“Required Holders” means, at any time, holders of a majority in principal amount of the New Notes then outstanding except that under the circumstances described in the third paragraph under ‘‘— Amendment” above, “Required Holders” means holders of 75% in principal amount of the New Notes then outstanding.

“Required Secured Parties” means, collectively, (a) in the case of the section of the Intercreditor Agreement relating to the Collateral Agent, the Required Lenders (as defined in the Multi-Currency Credit Agreement) and the Required Lenders (as defined in the Term Loan Agreement) or, after the payment in full of all Multi-Currency Claims and all Term Loan Claims, the Trustee or the Required Holders and (b) in all other sections of the Intercreditor Agreement, the Required Lenders (as defined in the Multi-Currency Credit Agreement), the Required Lenders (as defined in the Term Loan Agreement) and the Trustee or the Required Holders.

“Revolving Credit Facility” means the revolving loan portion of the credit facilities evidenced by the Credit Agreements, as such portion of the Credit Agreements may be amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any other revolving credit facilities, and any agreement (and related document) governing Debt Issued to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such portion of the Credit Agreements or successor Credit Agreements, whether by the same or any other lender or group of lenders and whether Issued simultaneously with or at any time after the discharge of such Debt.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Secured Claims” means, collectively, the Multi-Currency Claims, the Term Loan Claims and the Noteholder Claims.

“Secured Parties” means, collectively, the Multi-Currency Secured Parties, the Term Loan Secured Parties and the Noteholder Secured Parties.

“Secured Debt” means any Debt secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral to secure the New Notes, the Guarantees and related Obligations, as contemplated by the Indenture.

“Senior Agent” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to the Term Loan Administrative Agent, the Multi-Currency Administrative Agent, and (ii) with respect to the Trustee, collectively, the Multi-Currency Administrative Agent and the Term Loan Administrative Agent; and

(b) in the case of any Term Loan Collateral, with respect to the Multi-Currency Administrative Agent and the Trustee, the Term Loan Administrative Agent.

“Senior Claims” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Term Loan Claims, all Multi- Currency Claims and (ii) with respect to all Noteholder Claims, collectively, all Multi-Currency Claims and all Term Loan Claims; and

(b) in the case of any Term Loan Collateral, with respect to all Multi-Currency Claims and all Noteholder Claims, all Term Loan Claims.

“Senior Claims” shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency Proceeding, accrue) after the commencement of an Insolvency Proceeding in accordance with and at the rate specified in the Senior Documents whether or not the claim for such interest is allowed as a claim in such Insolvency Proceeding. To the extent any payment with respect to the Senior Claims (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Collateral” means (a) with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien and (b) with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.

“Senior Documents” means, collectively, with respect to any Senior Claim, any provision pertaining to such Senior Claim in any Financing Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Claim.

“Senior Liens” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Liens securing the Term Loan Claims, all Liens securing the Multi-Currency Claims and (ii) with respect to all Liens securing the Noteholder Claims, collectively, all Liens securing the Multi-Currency Claims and all Liens securing the Term Loan Claims; and

(b) in the case of any Term Loan Collateral, with respect to all Liens securing the Multi-Currency Claims and all Liens securing the Noteholder Claims, all Liens securing the Term Loan Claims.

“Senior Secured Parties” means:

(a) in the case of any Multi-Currency Collateral, (i) with respect to all Term Loan Secured Parties, all Multi-Currency Secured Parties and (ii) with respect to all Noteholder Secured Parties, all Multi-Currency Secured Parties and all Term Loan Secured Parties; and

(b) in the case of any Term Loan Collateral, with respect to all Multi-Currency Secured Parties and all Noteholder Secured Parties, all Term Loan Secured Parties.

“Shelf Registration Statement” has the meaning ascribed thereto in the Registration Agreement.

“Significant Subsidiary” means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, constituted at least 5% of the Company’s total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which constituted at least 5% of the Company’s total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company’s total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company’s total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligation” means any Debt of the Company or a Subsidiary Guarantor (whether outstanding on the date hereof or hereafter Issued) which is subordinate or junior in right of payment to the New Notes or the applicable Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the New Notes.

“Subsidiary Guarantors” means, collectively, any Subsidiary that issues a Subsidiary Guarantee on the issue date of the old notes or, subsequent to the issue date of the old notes, executes a Subsidiary Supplemental Indenture in the form attached to the Indenture.

“Tax Sharing Agreement” means (i) that certain Tax Sharing Agreement entered into as of March 26, 2004, among the Company, its Subsidiaries and Revlon, Inc., with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but only to the extent that the amounts payable from time to time by the Company or any such Subsidiary do not exceed the corresponding tax payments the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries, (ii) that certain agreement dated June 24, 1992, as amended, among the Company, certain of its Subsidiaries, Revlon Holdings LLC, Revlon, Inc. and MacAndrews & Forbes Holdings, and (iii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which MacAndrews & Forbes Holdings or any other Person is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a “Deconsolidation Event”), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period).

“Term Loan Administrative Agent” means (a) Citicorp USA, Inc., in its capacity as administrative agent under the Term Loan Agreement, (b) any successors and assigns thereto or any acting administrative agent, in each case, as permitted under the Term Loan Agreement, and (c) if there is no acting Term Loan Administrative Agent, the Required Lenders (as defined in the Term Loan Agreement).

“Term Loan Agreement” means the Term Loan Agreement dated as of December 20, 2006 among the Company, Citicorp USA, Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent and the Lenders named therein, as amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and any other Credit Agreement, to the extent that the Company designates any of the foregoing as a “Term Loan Credit Agreement.”

“Term Loan Claims” means all Term Loan Secured Obligations and all extensions of credit under any financing, or any arrangement for use of cash collateral, under any Bankruptcy Law extended or provided to any Loan Party by the Term Loan Lenders.

“Term Loan Collateral” means, as more fully described in the Security Documents, (a) the Parent Collateral, (b) the Charged Assets (as defined in the Term Loan Debenture referred to in the Intercreditor Agreement) and (c) the following property, now owned or hereinafter acquired by the Company or any Subsidiary Guarantor (with all capitalized terms used in this definition and not defined elsewhere in this Description of the New Notes having the meanings assigned to them in the Uniform Commercial Code):

(i) all Intellectual Property, except to the extent specified as “Multi-Currency Collateral”;

(ii) all other General Intangibles, except to the extent specified as “Multi-Currency Collateral”;

(iii) all Capital Stock issued by any Subsidiaries of the Company and any certificates representing such Capital Stock;

(iv) certain Commercial Tort Claims;

(v) all Documents pertaining to the other property described in this definition;

(vi) all books and records pertaining to the other property described in this definitions;

(vii) all other Goods and personal property of the Company or any Subsidiary Guarantor, whether tangible or intangible and wherever located; and

(viii) to the extent not otherwise included, all Proceeds of any or all of the foregoing;

provided, however, that “Term Loan Collateral” shall not include any Excluded Property; and provided, further, that if any Excluded Property would have otherwise constituted Term Loan Collateral, when such property shall cease to be Excluded Property, such property shall be deemed to constitute Term Loan Collateral.

“Term Loan Eligible Obligations” means each Designated Eligible Obligation (other than a Multi-Currency Eligible Obligation).

“Term Loan Lenders” means the Lenders (as defined in the Term Loan Agreement).

“Term Loan Secured Obligations” means, collectively, (a) the “Payment Obligations” (as defined in the Term Loan Agreement), (b) the obligations of the Company and the Guarantors under the other “Loan Documents” (as defined in the Term Loan Agreement), (c) the Term Loan Eligible Obligations and (d) any other obligations that the Company designates as “Term Loan Secured Obligations” as permitted by the Indenture.

“Term Loan Secured Party” means the Term Loan Administrative Agent and each holder of any Term Loan Secured Obligations.

“Transactions” means the issuance of the old notes, the New Notes, the amendment of existing Credit Agreements by the Company in connection therewith, the retirement of the Company’s outstanding 9 1/2% Senior Notes due 2011 and all transactions contemplated by, incident to or related to any of the foregoing.

“Trust Officer” means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means the party named in the Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the security interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as described under “— Certain Covenants — Limitation on Debt,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Recourse Subsidiary” means a Subsidiary of the Company (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors’ qualifying shares) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

Book-Entry, Delivery and Form

The New Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of New Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the New Notes, including the Global Notes, are registered as the owners of the New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for New Notes in certificated form, and to distribute such New Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the New Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights and Additional Interest

We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement between Products Corporation, the

Guarantors and the initial purchasers of the old notes. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

If we do not complete the Exchange Offer within 270 days of the date of issuance of the old notes, the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the Exchange Offer is completed.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material U.S. federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each prospective investor is urged to consult his or her tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 210 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 210 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the new notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us and Revlon) in connection with certain legal matters.

EXPERTS

The consolidated financial statements of Revlon Consumer Products Corporation and subsidiaries, and Revlon, Inc. and subsidiaries, each as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009 for Revlon, Inc. and its subsidiaries, are all incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$330,000,000

Revlon Consumer Products Corporation

Offer to Exchange

$330,000,000 9 3/4% Senior Secured Notes due 2015
(CUSIP Nos. U8000E AG4 and 761519 BA4)

for

$330,000,000 9 3/4% Senior Secured Notes due 2015
(CUSIP No. 761519 BB2)
that have been registered under the Securities Act

PROSPECTUS

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 210 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until          , 2010, all dealers that effect transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification of Directors and Officers of Revlon Consumer Products Corporation

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such person’s conduct was unlawful. In actions or suits brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in such capacity, and incurred or arising out of such persons’ status as such, whether or not the power to indemnify is provided by the statute.

Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of the Certificate of Incorporation of Revlon Consumer Products Corporation (“Products Corporation”) provides that no director of Products Corporation shall be personally liable to Products Corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Products Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Article X of the By-laws of Products Corporation allows Products Corporation to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director or officer of Products Corporation or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other enterprise at the request of Products Corporation. Article X of the Products Corporation’s By-

laws provides for indemnification of the officers and directors of Products Corporation to the fullest extent permitted by applicable law.

Indemnification of Directors and Officers of the Guarantors

The provisions of the By-laws of Products Corporation described above provide for indemnification for directors and officers of Products Corporation serving at the request of Products Corporation as director or officer of, or in other specified capacities in respect of, the Guarantors. In addition, the following indemnification provisions are applicable.

The Delaware Guarantors

Revlon, Inc. (“Revlon”), Almay, Inc., Charles of the Ritz Group Ltd., Cosmetics & More Inc., PPI Two Corporation, Revlon Consumer Corp., Revlon Development Corp., Revlon Government Sales, Inc., Revlon International Corporation, Revlon Real Estate Corporation and RIROS Group Inc. (collectively, the “Delaware Guarantors”) are organized under the laws of the state of Delaware.

The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of Revlon Consumer Products Corporation” above also relate to the directors and officers of each Delaware Guarantor.

Certificates of Incorporation.  The Certificates of Incorporation of Revlon, Cosmetics & More Inc., PPI Two Corporation, Revlon Development Corp., Revlon Government Sales, Inc., Revlon International Corporation, Revlon Real Estate Corporation and RIROS Group Inc. provide that no director shall be personally liable to the applicable corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the applicable corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Certificates of Incorporation of Revlon Real Estate Corporation, Revlon Development Corp., Cosmetics & More Inc. and RIROS Group Inc. provide that if the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the applicable corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as amended. In addition, the Certificate of Incorporation of Revlon Government Sales, Inc. provides that the corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto. The Certificates of Incorporation of Almay, Inc., Revlon Consumer Corp. and Charles of the Ritz Group Ltd. provide that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

By-laws.  Article X of the By-laws of each Delaware Guarantor allows the applicable corporation to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the applicable corporation or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other entity or enterprise at the request of the applicable corporation. Article X of the By-laws of each Delaware Guarantor provides for indemnification of the officers and directors of the applicable corporation to the fullest extent permitted by applicable law.

The New York Guarantors

Charles Revson Inc., North America Revsale Inc. and RIROS Corporation (collectively, the “New York Guarantors”) are organized under the laws of the State of New York.

Section 722(a) of the New York Business Corporation Law (“NYBCL”) provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except (i) liability of a director if a judgment or other final adjudication adverse to such director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

The Certificates of Incorporation of Charles Revson Inc. and North America Revsale Inc. provide that the personal liability of the directors is eliminated to the fullest extent permitted by Section 402(b) of the NYBCL. The Certificate of Incorporation of RIROS Corporation provides that the liability of any director and/or officer is limited to the fullest extent permitted by Section 402(b) of the NYBCL.

The By-laws of each of the New York Guarantors contain provisions that provide for indemnification of its officers and directors in accordance with the NYBCL. The New York Guarantors are also each authorized under its By-laws and the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to indemnification.

Section 726 of the NYBCL permits, and the By-laws of the New York Guarantors authorize, the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the Sections of the NYBCL outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such Sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such Sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description	Incorporated by Reference to

3.1	Restated Certificate of Incorporation of Products Corporation, dated May 13, 2004	Exhibit 3.1 to Products Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2004
3.2	Amended and Restated By-laws of Products Corporation, dated as of May 1, 2009	Exhibit 3.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on April 29, 2009
3.3	Restated Certificate of Incorporation of Revlon	Exhibit 3.1 to Revlon’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2009
3.4	Certificate of Designation of Series A Preferred Stock of Revlon	Exhibit (d)(9) to Amendment No. 8 of Revlon’s Schedule TO/Schedule 13E-3 filed with the SEC on October 8, 2009
3.5	Amended and Restated By-laws of Revlon, dated as of May 1, 2009	Exhibit 3.1 to Revlon’s Current Report on Form 8-K filed with the SEC on April 29, 2009
4.1	Indenture, dated as of November 23, 2009, between Products Corporation, the Guarantors named therein and U.S. Bank National Association	Exhibit 4.22 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.2	Registration Rights Agreement, dated as of November 23, 2009, between Products Corporation, the Guarantors named therein, Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc.	Exhibit 4.24 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.3	Deed of Trust, Assignment of Rents and Leases Security Agreement and Fixture Filing dated as of November 23, 2009, made by Products Corporation to First American Title Insurance Company, as trustee for the benefit of Citicorp USA, Inc., as collateral agent for the Noteholder Secured Parties (Oxford, North Carolina)	Exhibit 4.24 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.4	Second Amended and Restated Term Loan Agreement, dated as of March 11, 2010, among Products Corporation as borrower, the lenders party thereto, Citicorp USA, Inc. as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse Securities (USA) LLC and Natixis, New York Branch as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC as joint lead arrangers, and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Natixis, New York Branch as joint bookrunners	Exhibit 4.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010

Exhibit
Number	Description	Incorporated by Reference to

4.5	Second Amended and Restated Revolving Credit Agreement, dated as of March 11, 2010, among Products Corporation as borrower, the lenders party thereto, Citicorp USA, Inc. as administrative agent and collateral agent, Citigroup Global Markets Inc. and Wells Fargo Capital Finance, LLC as joint lead arrangers, and Citigroup Global Markets Inc., Wells Fargo Capital Finance, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC as joint bookrunners	Exhibit 4.2 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.6	Third Amended and Restated Pledge and Security Agreement, dated as of March 11, 2010 among Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation in favor of Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.3 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.7	Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, among Citicorp USA, Inc., as administrative agent for the lenders under the 2010 Bank Credit Agreements, U.S. Bank National Association, as trustee for certain noteholders, Citicorp USA, Inc., as collateral agent for the secured parties, Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation	Exhibit 4.4 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.8	Amended and Restated Guaranty, dated as of March 11, 2010, by and among Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation, in favor of Citicorp USA, Inc., as collateral agent for the secured parties.	Exhibit 4.5 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.9	Schedule of Borrowers; Denomination Currencies; Currency Sublimits; Maximum Sublimits; and Local Fronting Lenders under the 2010 Bank Revolving Credit Agreement	Exhibit 4.6 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.10	Form of Revolving Credit Note under the 2010 Bank Revolving Credit Agreement	Exhibit 4.7 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.11	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.8 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.12	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Almay, Inc. and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.9 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.13	Third Amended and Restated Patent Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.10 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.14	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.11 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010

Exhibit
Number	Description	Incorporated by Reference to

4.15	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Charles Revson Inc. and Citicorp USA, Inc., as collateral agent for the secured parties.	Exhibit 4.12 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.16	Form of Term Loan Note under the 2010 Bank Term Loan Agreement	Exhibit 4.13 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.17	Amended and Restated Term Loan Guaranty, dated as of March 11, 2010, by Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation in favor of Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.14 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
5	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP	Filed herewith
12	Statement regarding computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher and Flom LLP	Included in Exhibit 5
25	Statement of Eligibility of Trustee on Form T-1	Filed herewith
99.1	Form of Letter of Transmittal	Filed herewith
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith
99.3	Form of Letter to Clients	Filed herewith

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2010.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Steven Berns
Name: Steven Berns
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald O. Perelman Ronald O. Perelman	Chairman of the Board of Directors	April 21, 2010

/s/ David L. Kennedy David L. Kennedy	Vice Chairman of the Board of Directors	April 21, 2010

/s/ Alan T. Ennis Alan T. Ennis	President, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2010

/s/ Steven Berns Steven Berns	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 21, 2010

/s/ Gina Mastantuono Gina Mastantuono	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 21, 2010

/s/ Alan S. Bernikow Alan S. Bernikow	Director	April 21, 2010

/s/ Paul J. Bohan Paul J. Bohan	Director	April 21, 2010

/s/ Barry F. Schwartz Barry F. Schwartz	Director	April 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2010.

REVLON, INC.

By:	/s/ Steven Berns
Name: Steven Berns
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald O. Perelman Ronald O. Perelman	Chairman of the Board of Directors	April 21, 2010

/s/ David L. Kennedy David L. Kennedy	Vice Chairman of the Board of Directors	April 21, 2010

/s/ Alan T. Ennis Alan T. Ennis	President, Chief Executive Officer and Director (Principal Executive Officer)	April 21, 2010

/s/ Steven Berns Steven Berns	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 21, 2010

/s/ Gina Mastantuono Gina Mastantuono	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 21, 2010

/s/ Alan S. Bernikow Alan S. Bernikow	Director	April 21, 2010

/s/ Paul J. Bohan Paul J. Bohan	Director	April 21, 2010

/s/ Meyer Feldberg Meyer Feldberg	Director	April 21, 2010

/s/ Ann D. Jordan Ann D. Jordan	Director	April 21, 2010

/s/ Debra L. Lee Debra L. Lee	Director	April 21, 2010

Signature	Title	Date

/s/ Tamara Mellon Tamara Mellon	Director	April 21, 2010

/s/ Richard J. Santagati Richard J. Santagati	Director	April 21, 2010

/s/ Barry F. Schwartz Barry F. Schwartz	Director	April 21, 2010

/s/ Kathi P. Seifert Kathi P. Seifert	Director	April 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2010.

ALMAY, INC.
CHARLES OF THE RITZ GROUP LTD.
CHARLES REVSON INC.
COSMETICS & MORE INC.
PPI TWO CORPORATION
REVLON CONSUMER CORP.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON REAL ESTATE CORPORATION
RIROS CORPORATION
RIROS GROUP INC.

By:	/s/ Steven Berns
Name: Steven Berns
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan T. Ennis Alan T. Ennis	President and Director (Principal Executive Officer)	April 21, 2010

/s/ Steven Berns Steven Berns	Vice President and Treasurer (Principal Financial Officer)	April 21, 2010

/s/ Gina Mastantuono Gina Mastantuono	Vice President and Controller (Principal Accounting Officer)	April 21, 2010

/s/ Robert K. Kretzman Robert K. Kretzman	Director	April 21, 2010

/s/ Michael T. Sheehan Michael T. Sheehan	Director	April 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2010.

NORTH AMERICA REVSALE INC.

By:	/s/ Steven Berns
Name: Steven Berns
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karl Obrecht Karl Obrecht	President (Principal Executive Officer)	April 21, 2010

/s/ Steven Berns Steven Berns	Vice President and Treasurer (Principal Financial Officer)	April 21, 2010

/s/ Gina Mastantuono Gina Mastantuono	Vice President and Controller (Principal Accounting Officer)	April 21, 2010

/s/ Alan T. Ennis Alan T. Ennis	Director	April 21, 2010

/s/ Robert K. Kretzman Robert K. Kretzman	Director	April 21, 2010

/s/ Michael T. Sheehan Michael T. Sheehan	Director	April 21, 2010

EXHIBITS

Exhibit
Number	Description	Incorporated by Reference to

3.1	Restated Certificate of Incorporation of Products Corporation, dated May 13, 2004	Exhibit 3.1 to Products Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 17, 2004
3.2	Amended and Restated By-laws of Products Corporation, dated as of May 1, 2009	Exhibit 3.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on April 29, 2009
3.3	Restated Certificate of Incorporation of Revlon	Exhibit 3.1 to Revlon’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2009
3.4	Certificate of Designation of Series A Preferred Stock of Revlon	Exhibit (d)(9) to Amendment No. 8 of Revlon’s Schedule TO/Schedule 13E-3 filed with the SEC on October 8, 2009
3.5	Amended and Restated By-laws of Revlon, dated as of May 1, 2009	Exhibit 3.1 to Revlon’s Current Report on Form 8-K filed with the SEC on April 29, 2009
4.1	Indenture, dated as of November 23, 2009, between Products Corporation, the Guarantors named therein and U.S. Bank National Association	Exhibit 4.22 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.2	Registration Rights Agreement, dated as of November 23, 2009, between Products Corporation, the Guarantors named therein, Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc.	Exhibit 4.24 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.3	Deed of Trust, Assignment of Rents and Leases Security Agreement and Fixture Filing dated as of November 23, 2009, made by Products Corporation to First American Title Insurance Company, as trustee for the benefit of Citicorp USA, Inc., as collateral agent for the Noteholder Secured Parties (Oxford, North Carolina)	Exhibit 4.24 to Products Corporation’s Annual Report on Form 10-K filed with the SEC on February 25, 2010
4.4	Second Amended and Restated Term Loan Agreement, dated as of March 11, 2010, among Products Corporation as borrower, the lenders party thereto, Citicorp USA, Inc. as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse Securities (USA) LLC and Natixis, New York Branch as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC as joint lead arrangers, and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Natixis, New York Branch as joint bookrunners	Exhibit 4.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.5	Second Amended and Restated Revolving Credit Agreement, dated as of March 11, 2010, among Products Corporation as borrower, the lenders party thereto, Citicorp USA, Inc. as administrative agent and collateral agent, Citigroup Global Markets Inc. and Wells Fargo Capital Finance, LLC as joint lead arrangers, and Citigroup Global Markets Inc., Wells Fargo Capital Finance, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC as joint bookrunners	Exhibit 4.2 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010

Exhibit
Number	Description	Incorporated by Reference to

4.6	Third Amended and Restated Pledge and Security Agreement, dated as of March 11, 2010 among Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation in favor of Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.3 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.7	Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, among Citicorp USA, Inc., as administrative agent for the lenders under the 2010 Bank Credit Agreements, U.S. Bank National Association, as trustee for certain noteholders, Citicorp USA, Inc., as collateral agent for the secured parties, Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation	Exhibit 4.4 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.8	Amended and Restated Guaranty, dated as of March 11, 2010, by and among Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation, in favor of Citicorp USA, Inc., as collateral agent for the secured parties.	Exhibit 4.5 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.9	Schedule of Borrowers; Denomination Currencies; Currency Sublimits; Maximum Sublimits; and Local Fronting Lenders under the 2010 Bank Revolving Credit Agreement	Exhibit 4.6 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.10	Form of Revolving Credit Note under the 2010 Bank Revolving Credit Agreement	Exhibit 4.7 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.11	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.8 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.12	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Almay, Inc. and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.9 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.13	Third Amended and Restated Patent Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.10 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.14	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Products Corporation and Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.11 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.15	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Charles Revson Inc. and Citicorp USA, Inc., as collateral agent for the secured parties.	Exhibit 4.12 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
4.16	Form of Term Loan Note under the 2010 Bank Term Loan Agreement	Exhibit 4.13 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010

Exhibit
Number	Description	Incorporated by Reference to

4.17	Amended and Restated Term Loan Guaranty, dated as of March 11, 2010, by Revlon, Products Corporation and certain domestic subsidiaries of Products Corporation in favor of Citicorp USA, Inc., as collateral agent for the secured parties	Exhibit 4.14 to Products Corporation’s Current Report on Form 8-K filed with the SEC on March 16, 2010
5	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP	Filed herewith
12	Statement regarding computation of ratio of earnings to fixed charges	Filed herewith
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher and Flom LLP	Included in Exhibit 5
25	Statement of Eligibility of Trustee on Form T-1	Filed herewith
99.1	Form of Letter of Transmittal	Filed herewith
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith
99.3	Form of Letter to Clients	Filed herewith